Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of October 12, 2020

by and among

Software Luxembourg Holding S.A.

and

Churchill Capital Corp II,

as Buyer

NOTE: STRICTLY PRIVATE AND CONFIDENTIAL DRAFT FOR DISCUSSION PURPOSES ONLY AND SUBJECT IN ALL RESPECTS TO THE CONFIDENTIALITY AGREEMENT SIGNED BETWEEN POINTWELL LIMITED AND CHURCHILL CAPITAL CORP II. CIRCULATION OF THIS DRAFT SHALL NOT GIVE RISE TO ANY DUTY TO NEGOTIATE OR CREATE OR IMPLY ANY OTHER LEGAL OBLIGATION. NO LEGAL OBLIGATION OF ANY KIND WILL ARISE UNLESS AND UNTIL A DEFINITIVE WRITTEN AGREEMENT IS EXECUTED AND DELIVERED BY ALL PARTIES.

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(continued)

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Section 11.18.	Disclosure Schedules and Exhibits	67

Section 11.19.	Provision Respecting Legal Representation	67

Section 11.20.	Counterparts	67

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EXHIBITS

Exhibit A	Definitions
Exhibit B	Joint Merger Proposal
Exhibit C	Form of Company Support Agreement
Exhibit D	Sponsor Support Agreement
Exhibit E	Stockholders Agreement
Exhibit F	Registration Rights Agreement
Exhibit G	Form of PIPE Subscription Agreement
Exhibit H	Buyer A&R Charter Amendment
Exhibit I	Buyer Second A&R Charter
Exhibit J	Buyer A&R Bylaws
Exhibit K	Form of Letter of Transmittal

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This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October  12, 2020 (the ”Agreement Date”), is made by and among Software Luxembourg Holding S.A., a public limited liability company (société anonyme), incorporated and organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 48, Boulevard Grande-Duchesse Charlotte, L-1330 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B246188 (the “Company”) and Churchill Capital Corp II, a Delaware corporation (“Buyer” and, together with the Company, the “Parties”).

WITNESSETH:

A.            WHEREAS, Buyer is a blank check company incorporated to acquire one or more operating businesses through a Business Combination.

B.            WHEREAS, the Company is the direct or indirect owner of one hundred percent (100%) of the outstanding equity interests of the entities listed on Schedule 3.03(b) (the “Company Subsidiaries”).

C.            WHEREAS, the Company and Buyer intend to effect a cross-border merger of the Company with and into Buyer in accordance with this Agreement, the General Corporation Law of the State of Delaware (the “DGCL”), the provisions of Directive 2017/1132 regarding certain aspects of company law issued by the European Parliament and Council on 14 June 2017, which was transposed into Luxembourg law via Articles 1020-1 et seq. of the Law of 10 August 1915 regarding commercial companies, as amended (the “Luxembourg Companies’ Law”), and a joint merger proposal substantially in the form attached hereto as Exhibit B (the “Joint Merger Proposal”), pursuant to which, among other things, the Company will cease to exist and the Company’s Subsidiaries shall become subsidiaries of Buyer, which shall survive as the Surviving Corporation (as hereinafter defined) (the “Merger”).

D.            WHEREAS, the board of directors of Buyer (the “Buyer Board”) has (i) unanimously approved, adopted and declared advisable this Agreement, the Joint Merger Proposal and the transactions contemplated hereby and thereby, including the appointment of the Luxembourg Auditor (as defined below), the Merger and the other Transactions, in accordance with the DGCL and the Luxembourg Companies’ Law, and upon the terms and subject to the conditions set forth in this Agreement and the Joint Merger Proposal, and (ii) adopted a resolution recommending the plan of merger set forth in this Agreement and the Joint Merger Proposal be adopted by the stockholders of Buyer (the “Buyer Recommendation”).

E.            WHEREAS, the board of directors of the Company (the “Company Board”) has, inter alia, (i) unanimously approved, adopted and declared advisable this Agreement, the Joint Merger Proposal and the transactions contemplated hereby and thereby, including the Merger and the other Transactions, in accordance with the DGCL and the Luxembourg Companies’ Law, and upon the terms and subject to the conditions set forth in this Agreement, (ii) adopted a resolution to appoint PKF Audit & Conseil S.à r.l. as independent auditor (réviseur d’entreprises) (the “Luxembourg Auditor”) for the purposes of preparing an auditor’s report in accordance with Article 1021-6 of the Luxembourg Companies’ Law (the “Auditor Report”) and to submit the plan of merger set forth in this Agreement and the Joint Merger Proposal to the shareholders of the Company for adoption and (iii) resolved to promptly solicit the approval of the shareholders of the Company, to adopt and approve this Agreement, the Joint Merger Proposal and the Merger under the Luxembourg Companies’ Law.

F.            WHEREAS, certain shareholders of the Company holding at least a majority of the outstanding Company Shares, in the aggregate, have executed and delivered to Buyer, Company Support Agreements substantially in the form attached hereto as Exhibit C (the “Company Support Agreements”) concurrently with the execution and delivery of this Agreement.

G.            WHEREAS, the Company will, promptly following the SEC Clearance Date, solicit the approval by shareholders of the Company holding at least two-thirds of the value of the outstanding Company Shares of this Agreement, the Joint Merger Proposal, the Merger and the other transactions contemplated hereby to be effective at the Effective Time in accordance with the DGCL and thereby in accordance with Article 1021-12 of the Luxembourg Companies’ Law (the “Company Shareholder Approval”).

H.            WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor, Buyer and the Company are entering into a Sponsor Support Agreement, a copy of which is attached hereto as Exhibit D (the “Sponsor Support Agreement”).

I.            WHEREAS, concurrently with the execution and delivery of this Agreement, in connection with the Transactions, Buyer and the Sponsor are entering into that certain Stockholders Agreement (the “Stockholders Agreement”), a copy of which is attached hereto as Exhibit E, to be effective upon and subject to the Closing.

J.            WHEREAS, concurrently with the execution and delivery of this Agreement, in connection with the transactions contemplated by this Agreement, Buyer, the Company, the Sponsor and certain holders of Company Shares who will receive Buyer Class A Common Stock pursuant to this Agreement, are entering into that certain Registration Rights Agreement (the “Registration Rights Agreement”), a copy of which is attached hereto as Exhibit F, to be effective upon the Closing.

K.            WHEREAS, concurrently with the execution and delivery of this Agreement, in connection with the transactions contemplated by this Agreement, (i) Buyer, the Sponsor and the Prosus Subscriber have entered into that certain Subscription Agreement, dated as of the Agreement Date (as amended or modified from time to time, the “PIPE Subscription Agreement”), substantially in the form set forth on Exhibit G for a private placement of Buyer Class A Common Stock, such private placement to be consummated immediately prior to the consummation of the Merger;

L.            WHEREAS, pursuant to the Buyer Organizational Documents, Buyer shall provide an opportunity to certain existing Buyer Stockholders to have their Buyer Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Buyer Organizational Documents, the Trust Agreement, and the Joint Proxy Statement/Prospectus (as hereinafter defined) in conjunction with, inter alia, obtaining approval from the Buyer Stockholders for the Business Combination (the “Redemption Offer”).

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M.            WHEREAS, immediately prior to the consummation of the Merger, subject to obtaining the Buyer Stockholder Approval, Buyer shall adopt the amendment to the certificate of incorporation of Buyer substantially in the form set forth on Exhibit H (the “Buyer A&R Charter Amendment”), to provide for, among other things, (i) an increase to the number of authorized shares of Buyer Class A Common Stock in connection with the Merger and (ii) the creation of Buyer Class C Common Stock (as hereinafter defined).

N.            WHEREAS, at the Effective Time, subject to obtaining the Buyer Stockholder Approval, Buyer shall adopt the amended and restated certificate of incorporation of Buyer substantially in the form set forth on Exhibit I (the “Buyer Second A&R Charter”).

O.            WHEREAS, at the Effective Time, Buyer shall adopt the amended and restated bylaws (the “Buyer A&R Bylaws”) substantially in the form set forth on Exhibit J.

P.            WHEREAS, at the request of Buyer, each of the Existing Credit Agreements have been amended in the manner requested by Buyer as of the Agreement Date, which amendments shall take effect at the Effective Time without further action by the parties thereto.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article I

DEFINITIONS

Section 1.01.      Certain Defined Terms. Capitalized terms used in this Agreement have the meanings specified in Exhibit A.

Article II

THE MERGER; CLOSING

Section 2.01.      The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 252 of the DGCL and Articles 1021-1 and following of the Luxembourg Companies’ Law, at the Effective Time, the Company shall be merged with and into Buyer, and the separate corporate existence of the Company shall thereupon cease, and Buyer shall continue its existence as the surviving corporation in the Merger (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”) as a Delaware corporation.

Section 2.02.      Effects of the Merger. The Merger shall have the effects set forth in the DGCL, the Luxembourg Companies’ Law, notably in Article 1021-17 of the Luxembourg Companies’ Law, this Agreement, the Joint Merger Proposal, and the Certificate of Merger. The Merger shall, inter alia, automatically entail the winding up of the Company’s corporate existence in Luxembourg with no liquidation, and the universal transfer of all of the Company’s assets and liabilities to the Buyer, both as between the Company and Buyer, and as among the Company, Buyer and third parties. On that basis, without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Buyer shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Buyer shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

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Section 2.03.      Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by telephone conference and electronic exchange of documents (or, if the Parties agree to hold a physical Closing, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153), at 9:00 a.m. (New York City time) on the third (3rd) Business Day following the date upon which all Closing Conditions are satisfied or waived in writing (to the extent permitted by applicable Law) in accordance with Article IX (other than those Closing Conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of those Closing Conditions at such time), or on such other date or at such other time or place as the Parties may agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.04.      Effective Time. Subject to the terms and conditions of this Agreement, as soon as practicable on the Closing Date, Buyer and the Company shall (i) file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”) and (ii) arrange for the adoption in front of a Luxembourg notary of a declaration of the Company Board confirming that all conditions to the Merger have been satisfied or waived and that the Merger is effective (the “Board Confirmation”). Subject to the provisions of the DGCL, the Merger shall become effective as between the Company and Buyer, when the concurring decisions of the Company (i.e., the Company Shareholder Approval) and Buyer have been adopted and become unconditional (the time at which the Merger becomes effective between the Company and Buyer is referred to herein as the “Effective Time”). For the avoidance of doubt, the concurring decisions of the Company and Buyer will become unconditional when the conditions set out in sub-clauses (i) and (ii) of this Section 2.04 have been met. The Merger shall become effective towards third parties, upon publication of the Board Confirmation in the Luxembourg Register of Commerce and Companies (R.C.S.), subject to any and all conditions under the laws of the State of Delaware having been fulfilled prior to such publication (including, for the avoidance of doubt, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware).

Section 2.05.      Organizational Documents of the Surviving Corporation; Directors and Officers. Subject to the terms and conditions of this Agreement:

(a)            Immediately prior to the consummation of the Merger, Buyer shall amend the certificate of incorporation of Buyer in its entirety in substantially the form of the Buyer A&R Charter Amendment, and as so amended shall be the certificate of incorporation of Buyer until thereafter amended as provided by applicable Law or such certificate of incorporation, including by the Buyer Second A&R Charter;

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(b)            At the Effective Time, the certificate of incorporation of Buyer, as is effective immediately prior to the Effective Time, shall, by virtue of the Merger, be amended and restated in its entirety in substantially the form of the Buyer Second A&R Charter, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided pursuant to Section 2.05(b);

(c)            At the Effective Time, Buyer shall amend and restate the bylaws of Buyer to be as set forth on Exhibit J hereto, and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter amended as provided by applicable Law, the certificate of incorporation of the Surviving Corporation or such bylaws; and

(d)            The directors and officers of the Surviving Corporation from and after the Effective Time shall be only the individuals identified by Buyer prior to the filing of the Joint Proxy Statement/Prospectus pursuant to Section 5.15(a), which shall include one (1) individual designated collectively by the holders of a majority of the Company Shares (the “Company Appointee”) promptly following the Agreement Date and in no event later than ten (10) Business Days following the Agreement Date (such nominees, the “Post-Closing Board”). Buyer will take all necessary action to cause the Buyer Board to nominate the Company Appointee for election to the Surviving Corporation’s board of directors.

Section 2.06.      Securities of the Constituent Corporations.

(a)            On the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any further action on the part of any party or the holders of any securities of Buyer or the Company, the following shall occur:

(i)            each Company Class A Share outstanding immediately prior to the Effective Time, other than any Excluded Share, will automatically be canceled and the Buyer will issue as consideration therefor (1) a number of duly authorized, validly issued, fully paid and nonassessable shares of Buyer Class A Common Stock equal to the Class A First Lien Exchange Ratio, subject to adjustment in accordance with Section 2.06(b) and (2) a number of shares of Buyer Class C Common Stock equal to the Class C Exchange Ratio (together, the “Per Class A Share Merger Consideration”);

(ii)           each Company Class B Share outstanding immediately prior to the Effective Time, other than any Excluded Share, will automatically be canceled and the Buyer will issue as consideration therefor a number of duly authorized, validly issued, fully paid and nonassessable shares of Buyer Class A Common Stock equal to the Class A Second Lien Exchange Ratio, subject to adjustment in accordance with Section 2.06(b) (the “Per Class B Share Merger Consideration” and, together with the Per Class A Share Consideration, the “Per Share Merger Consideration”);

(iii)          each Company Share that is owned by Buyer (each, an “Excluded Share”) will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor;

(iv)          each outstanding warrant to purchase Company Class A Shares and each outstanding warrant to purchase Company Class B Shares will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor;

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(v)            each share of capital stock of Buyer issued and outstanding immediately prior to the Effective Time shall remain outstanding following the consummation of the Merger; and

(vi)            concurrently with the cancellation of Company Shares in exchange for the Per Share Merger Consideration pursuant to this Section 2.06(a), all Company Shares shall no longer be outstanding and shall automatically be canceled and retired and will cease to exist, and each shareholder of the Company, other than a shareholder that owns Excluded Shares, shall thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share Merger Consideration.

(b)            If, during the period from the date of this Agreement through the Effective Time, the outstanding shares of Buyer Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, combination of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by Buyer during such period, then the Class A First Lien Exchange Ratio and the Class A Second Lien Exchange Ratio shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action. This Section 2.06(b) shall not permit Buyer to take or refrain from taking any action which it is obligated to take or refrain from taking pursuant to Section 5.11.

(c)            Notwithstanding anything to the contrary contained herein, no fractional shares of Buyer Class A Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Shares who would otherwise be entitled to receive a fraction of a share of Buyer Class A Common Stock (after aggregating all fractional shares of Buyer Class A Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded down to the nearest whole cent), after deducting any required withholding Taxes, on a pro rata basis, without interest, determined by multiplying (x) such fraction by (y) an amount equal to the VWAP of shares of Buyer Class A Common Stock for the 20 Trading Days prior to the date that is three (3) Business Days prior to the Closing Date. Payment of cash in lieu of fractional shares of Buyer Class A Common Stock shall be made solely for the purpose of avoiding the expense and inconvenience to Buyer of issuing fractional shares of Buyer Class A Common Stock and shall not represent separately bargained-for consideration.

(d)            Immediately following the Effective Time, and without any further action on the part of any Party or the holders of any securities of Buyer or the Company, Buyer will redeem all of the shares of Buyer Class C Common Stock issued to the holders of Company Class A Shares in connection with the Merger (the “Class C Common Stock Redemption”), for an aggregate redemption price of (i) the Class C Redemption Amount, to be distributed by the Exchange Agent and (ii) indebtedness under the Existing Second Out Credit Agreement, as amended by the Existing Second Out Credit Agreement Amendment, in the aggregate principal amount equal to the sum of $20,000,000 to be issued or caused to be issued by the Surviving Corporation or one of its Subsidiaries, in each case, pro rata among the holders of such shares of Buyer Class C Common Stock issued in connection with the Merger. For the avoidance of doubt, all of the shares of Class C Common Stock authorized by the Buyer Second A&R Charter and issued to the holders of Company Class A Shares pursuant to the Per Class A Share Merger Consideration will be delivered to and held by the Exchange Agent immediately prior to the Class C Common Stock Redemption and, with respect to each holder of Company Class A Shares, upon the later of (x) the completion of the Class C Common Stock Redemption or (y) delivery by such holder of a Letter of Transmittal in accordance with Section 2.09(c), such holder shall be entitled to receive the portion of the Class C Common Stock Redemption consideration to which such holder is entitled pursuant to this Section 2.06(d).

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Section 2.07.      [Reserved.]

Section 2.08.      Closing Deliverables. At the Closing:

(a)           the Company shall deliver or cause to be delivered to Buyer the following:

(i)            the officer’s certificate required to be delivered pursuant to Section 9.03(a)(vi);

(ii)           duly executed counterparts of all Company Transaction Agreements, to the extent not previously delivered to Buyer; and

(iii)           such other documents, instruments and certificates as Buyer may reasonably request in order to the consummate the Transactions.

(b)           Buyer shall deliver or cause to be delivered to the Company the following:

(i)            the officer’s certificate required to be delivered to the Company pursuant to Section 9.02(a)(iv);

(ii)           duly executed counterparts of all Buyer Transaction Agreements, to the extent not previously delivered to the Company; and

(iii)          such other documents, instruments and certificates as the Company may reasonably request.

Section 2.09.      Exchange Procedures; Delivery of Merger Consideration.

(a)            Exchange Agent. As soon as reasonably practicable after the Agreement Date, Buyer shall appoint a commercial bank or trust company reasonably acceptable to the Company, to act as agent (the “Exchange Agent”) for the purpose of exchanging Company Shares for the Per Share Merger Consideration and solely with respect to the Class C Redemption Amount, effecting the redemption of the Buyer Class C Common Stock.

(b)            Deposit. On or prior to the Closing, Buyer will deposit with the Exchange Agent (i) a number of shares of Buyer Class A Common Stock and Buyer Class C Common Stock sufficient to pay any Per Share Merger Consideration that may be payable at the Effective Time (such shares, the “Exchange Fund”) and (ii), in accordance with Section 2.14, an amount of cash equal to the Class C Redemption Amount. In accordance with Section 2.09(c), the Exchange Agent shall, pursuant to irrevocable instructions, (x) deliver the Per Share Merger Consideration contemplated to be issued or paid pursuant to this Article II out of the Exchange Fund and (y) deliver the Class C Redemption Amount pro rata to the holders of Buyer Class C Common Stock out of such cash deposit upon the redemption of such shares of Buyer Class C Common Stock.

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(c)            Exchange Procedures.

(i)            No more than ten (10) days after the Mailing Date, the Company shall cause to be mailed to each holder of record of Company Shares as of the Mailing Date a letter of transmittal substantially in the form of Exhibit K hereto (with such changes as may be required by the Exchange Agent and reasonably acceptable to the Parties, the “Letter of Transmittal”), which shall (i) have customary representations and warranties as to title, authorization, execution and delivery and (ii) specify that delivery shall be effected, and risk of loss and title to the Company Shares shall pass, only upon delivery of the Company Shares to Buyer or the Exchange Agent, together with instructions thereto.

(ii)            Upon the Closing and upon the receipt by the Exchange Agent of (x) the Letter of Transmittal duly, completely and validly executed in accordance with the instructions thereto and (y) such other documents as may reasonably be required by Buyer or the Company, the holder of such Company Shares shall be entitled to receive in exchange therefor (i) the Per Share Merger Consideration in exchange for the Company Shares which have been cancelled pursuant to Section 2.06, (ii) their pro rata share of the Class C Redemption Amount, if applicable, and (iii) dividends declared after the Effective Time which are unpaid, if any. Each Company Share following its cancellation pursuant to Section 2.06 shall be deemed at any time from and after the Effective Time to exist and represent only the right to receive the Per Share Merger Consideration and a pro rata share of the Class C Redemption Amount, if applicable, which the holders of Company Shares were entitled to receive in respect of such shares pursuant to this Section 2.09(c)(ii) (plus any dividends declared after the Effective Time which are unpaid, if any).

(d)            No Further Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Company Shares that were outstanding immediately prior to the Effective Time.

(e)            Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the holders of Company Shares for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Company Shares (other than Excluded Shares) who has not complied with this Section 2.09 shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Buyer, the Exchange Agent or any other Person shall be liable to any former holder of Company Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

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Section 2.10.      Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Buyer is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax law. To the extent that such amounts are so withheld and timely paid over to the proper Government Authority by Buyer, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made by Buyer. If Buyer determines any withholding is required with respect to such payment under this Agreement, Buyer shall notify the applicable recipient in writing of its determination as soon as practicable and reasonably prior to the time such withholding is to be made, and Buyer and such applicable recipient shall cooperate in good faith to seek to reduce the amount of, or eliminate the necessity for, such withholding.

Section 2.11.      Payment of Buyer Transaction Costs. No sooner than five (5) and no later than two (2) Business Days prior to the Closing Date, Buyer shall provide to the Company a written report setting forth a list of all Buyer Transaction Costs (together with written invoices and wire transfer instructions for the payment thereof). On the Closing Date, after the Effective Time, the Surviving Corporation shall pay or cause to be paid by wire transfer of immediately available funds all Buyer Transaction Costs. For avoidance of doubt, such Buyer Transaction Costs shall be payable by the Surviving Corporation from amounts released from the Trust Account or other sources available to the Surviving Corporation at the Closing, including Available Company Closing Date Cash.

Section 2.12.      Payment of Company Transaction Costs; Expense Reimbursement Advancement. No sooner than five (5) and no later than two (2) Business Days prior to the Closing Date, the Company shall provide to Buyer a written report setting forth a list of all Company Transaction Costs (together with written invoices and wire transfer instructions for the payment thereof). For avoidance of doubt, all Company Transaction Costs shall be payable by the Surviving Corporation from amounts released from the Trust Account or other sources available to the Surviving Corporation at the Closing, including Company Available Closing Date Cash. On the first Business Day following the date of this Agreement, the Company shall advance (or cause one or more of its direct or indirect Company Subsidiaries to advance) to Buyer the Upfront Payment Amount (pursuant to and as defined in the Expense Reimbursement Letter).

Section 2.13.      Available Company Closing Date Cash. No sooner than five (5) and no later than two (2) Business Days prior to the Closing Date, the Company shall provide to Buyer a written report setting forth the Company’s good faith estimate of the Available Company Closing Date Cash (together with such reasonable supporting documentation as may be requested prior to such deadline by Buyer).

Section 2.14.      Disbursement of Trust Account. On or prior to the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (as hereinafter defined) (which notice Buyer shall provide to the Trustee in accordance with the terms of the Trust Agreement)), Buyer shall make appropriate arrangements to cause the balance of the funds in the Trust Account, to be disbursed in accordance with the Trust Agreement, including, without limitation, causing the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, for the following: (a) the redemption of any shares of Buyer Common Stock in connection with the Redemption Offer; (b) the payment of the Buyer Transaction Costs pursuant to Section 2.11, the payment of Company Transaction Costs pursuant to Section 2.12 and the payment of the cash in lieu of the issuance of any fractional shares pursuant to Section 2.06(c); (c) the deposit of the Class C Redemption Amount with the Exchange Agent pursuant to Section 2.09(b) and (d) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a), (b) and (c), to be disbursed to Buyer.

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Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer that, except as set forth in the Disclosure Schedules:

Section 3.01.      Organization and Authority. The Company is a public limited liability company (société anonyme) duly incorporated, validly existing and, to the extent legally applicable, in good standing under the Laws of the Grand-Duchy of Luxembourg and has all necessary power to enter into, consummate the transactions contemplated by, and carry out its obligations under, the Company Transaction Agreements (subject to the approvals described in Section 3.04 and Section 3.05). Other than the receipt of the Company Shareholder Approval, the execution and delivery by the Company of the Company Transaction Agreements and the consummation by the Company of the Transactions have been duly authorized by all requisite action on the part of the Company. The execution, delivery and performance of the Transaction Agreements and the consummation of the Transactions have been duly, validly authorized and approved by the Company Board, and the Company Board has resolved to extend the date set forth in clause (i) of the definition of “Common Share Trigger” as defined in Article 33(n) of the Amended and Restated Articles of Incorporation of the Company, dated as of August 27, 2020, to the Outside Date. This Agreement has been, and upon execution and delivery, the other Company Transaction Agreements will be, duly executed and delivered by the Company. Assuming due authorization, execution and delivery by Buyer, this Agreement constitutes, and upon execution and delivery, the other Company Transaction Agreements will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the Bankruptcy and Equity Exception. The Company Shareholder Approval is the only vote of the holders of any capital stock or other equity securities (if applicable) of the Company required to approve and adopt this Agreement and approve the transactions contemplated hereby. The shareholders’ agreement made and entered into as of August 27, 2020 by and among the Company and all of the shareholders of the Company (as amended on September 27, 2020) is effective and enforceable in accordance with its terms.

Section 3.02.      Formation and Qualification of the Company Subsidiaries. Each Company Subsidiary is a corporation or other organization duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate or other appropriate power and authority to own, lease or operate its assets and properties and to operate its business as now conducted. Each Company Subsidiary is duly licensed or qualified as a foreign corporation or other organization to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction in which the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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Section 3.03.        Capital Structure of the Company and the Company Subsidiaries.

(a)

(i)            The authorized capital stock or other equity interests (if applicable) and the number of issued and outstanding shares or other equity interests of the Company is set forth on Schedule 3.03(a)(i).

(ii)            The register of shareholders of the Company is up to date as of the Agreement Date. Except as set forth on Schedule 3.03(a)(ii), as of the Agreement Date, there are no other shares or other equity interests of the Company authorized, reserved, issued or outstanding. All of the Company Shares have been duly authorized and validly issued, are fully paid and nonassessable, were issued in compliance in all material respects with applicable Securities Laws, were not issued in violation of any preemptive rights, purchase or call rights, rights of first refusal, or subscription rights and are fully vested.

(iii)            There are no (A) subscriptions, calls, options, warrants, redemption or repurchase rights or rights of conversion or other similar rights, agreements, arrangements or commitments obligating the Company to issue or sell any shares of its capital stock, other equity interests, debt securities or securities convertible into or exchangeable for its shares or other equity interests, other than as provided in this Agreement and (B) equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company.

(iv)            There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the shareholders of the Company may vote.

(v)            Except as set forth on Schedule 3.03(a)(v), there are no voting trusts, stockholder or shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Shares.

(b)

(i)            The authorized capital stock or other equity interests (if applicable) and the number of issued and outstanding shares or other equity interests of each Subsidiary of the Company is set forth on Schedule 3.03(b)(i).

(ii)            Except as set forth on Schedule 3.03(b)(ii), one or more of the Company and/or the Company Subsidiaries own all of the outstanding capital stock or other equity interests of each Company Subsidiary, free and clear of all Liens, except (A) any Lien arising out of, under or in connection with the Securities Act or any other applicable Securities Laws or (B) any Lien arising out of, under or in connection with this Agreement or any other Transaction Agreement. All outstanding shares or other equity interests of each Company Subsidiary reflected as owned by one or more of the Company and/or other Company Subsidiaries on Schedule 3.03(b) have been duly authorized and validly issued in compliance in all material respects with applicable Law, are fully vested and paid and, except with respect to any Nova Scotia incorporated unlimited company, nonassessable and were not issued in violation of any preemptive rights, purchase or call rights, rights of first refusal, or subscription rights. There are no (x) subscriptions, calls, options, warrants, redemption or repurchase rights or rights of conversion or other rights, agreements, arrangements or commitments obligating any Company Subsidiary to issue or sell any of its shares, other equity interests, debt securities or securities convertible into or exchangeable for its shares or other equity interests, other than as provided in this Agreement and (y) equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in any Company Subsidiary. There are no outstanding bonds, debentures, notes or other indebtedness of any of the Company Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the stockholders of any Company Subsidiary may vote.

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(iii)            There are no voting trusts, stockholder or shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the shares or other equity interests of any Company Subsidiary.

(c)            As of the Agreement Date, except for the Company’s or the Company Subsidiaries’ ownership interest in such Company Subsidiaries, neither the Company nor the Company Subsidiaries own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(d)            As of the Agreement Date, the Company has not adopted the Incentive Equity Plan and no awards have been issued thereunder.

Section 3.04.      No Conflict. Provided that all Consents, waivers or other actions listed on Schedule 3.04 or described in Section 3.05 have been obtained or satisfied, except as otherwise provided in this Agreement, the execution, delivery and performance by the Company of the Company Transaction Agreements do not and will not:

(a)            violate, conflict with, or result in the breach of, the certificate or articles of incorporation, articles of association or bylaws (as applicable) or similar organizational documents of the Company or any of the Company Subsidiaries;

(b)            violate or conflict with, any Law, Permit or Order applicable to the Company or any of the Company Subsidiaries, or any of their respective properties or assets, except for such violations or conflicts that would not be reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect; or

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(c)            violate, conflict with, result in a breach of or the loss of any benefit under, constitute a violation or default (or any event that, with notice or lapse of time or both would constitute a default) under or result in the termination or acceleration of or give rise to any right to adversely modify, terminate, accelerate or cancel, or result in a loss of a material benefit under or result in the creation of any Lien on any assets, equity interests or properties (including Intellectual Property) of the Company or any of the Company Subsidiaries pursuant to, any Material Contract or material Real Property Lease that would not be reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect.

Section 3.05.      Consents and Approvals. The execution, delivery and performance by the Company of the Company Transaction Agreements and the consummation of the Transactions do not and will not require any Consent, waiver, or other action by, or any filing with or notification to, any Government Authority by the Company or any of its Subsidiaries, except (a) in connection with applicable filing, notification, waiting period or approval requirements under applicable Antitrust Laws, (b) where the failure to obtain such Consent or waiver, or to take such action or make such filing or notification would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (c) the filing of the Joint Merger Proposal and subsequent publication with the Luxembourg Register of Commerce and Companies (R.C.S.), (d) a filing of the Certificate of Merger in accordance with the DGCL or (e) the adoption of the Board Confirmation in the presence of a Luxembourg notary and the subsequent filing and publication of the Company Shareholder Approval and the Board Confirmation in the Luxembourg Register of Commerce and Companies (R.C.S.).

Section 3.06.      Financial Information; Absence of Undisclosed Liabilities.

(a)            Schedule 3.06 sets forth (i) the unaudited consolidated balance sheet as of July 31, 2020 and the consolidated statements of operations of Pointwell Limited, a limited company formed under Irish law with Registration Number 540778 (“Pointwell”) for the six-month period ended July 31, 2020 (the “Unaudited Pointwell Financial Statements”), (ii) the audited consolidated balance sheets as of January 31, 2018, January 31, 2019 and January 31, 2020, and the consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows of Pointwell for the fiscal years ended January 31, 2018, January 31, 2019 and January 31, 2020 (the “Audited Pointwell Financial Statements”) and (iii) the unaudited consolidated balance sheet as of August 31, 2020, prepared based on preliminary estimates and judgements to implement fresh start accounting required by GAAP that will be subject to finalization at a later date with the assistance of third-party specialists, and the consolidated statements of operations of Pointwell for the one-month period ended August 31, 2020 (the “Post-Emergence Financial Statements”, and, together with the Unaudited Pointwell Financial Statements and the Audited Pointwell Financial Statements, the “Financial Statements”). The Financial Statements (A) have been prepared based on the books and records of Pointwell, the Company and their respective Subsidiaries, as applicable (B) have been prepared in all material respects in accordance with GAAP, except with respect to the Post-Emergence Financial Statements, subject to finalization at a later date with the assistance of third-party specialists, and (C) present fairly, in all material respects in accordance with GAAP, the consolidated financial condition and results of operations of Pointwell and its Subsidiaries, as applicable, as of the respective dates and for the respective periods presented, subject in the case of each of the Unaudited Pointwell Financial Statements and the Post-Emergence Financial Statements to normal year-end adjustments and the absence of complete notes.

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(b)            Other than (i) as set forth in the Financial Statements, (ii) Liabilities for Taxes, (iii) Liabilities incurred in the ordinary course of business since August 31, 2020, (iv) Liabilities arising under this Agreement, and (v) Liabilities that are not material to the Company and the Company Subsidiaries, taken as a whole, there are no Liabilities of the Company or the Company Subsidiaries that are required to be reflected on, reserved against or otherwise described in a balance sheet prepared in accordance with GAAP.

Section 3.07.      Absence of Certain Changes or Events.

(a)            Except as contemplated by the Transaction Agreements or in connection with the negotiation and execution of the Transaction Agreements or the consummation of the Transactions, since January 31, 2020 through the Agreement Date, excluding any material actions, activities or conduct of the Business taken to mitigate, remedy, respond to or otherwise address the effects or impact of the COVID-19 pandemic on the Business (such measures being set forth in Schedule 3.07), including complying with shelter in place and non-essential business orders by any Government Authority or measures to protect the health or safety of any Person, (i) the Business has been conducted in all material respects in the ordinary course and (ii) neither the Company nor any Company Subsidiaries have taken any action outside of the ordinary course of business that is material to the Company and the Company Subsidiaries, taken as a whole.

(b)            Since January 31, 2020, there has not been, individually or in the aggregate, a Material Adverse Effect.

Section 3.08.      Absence of Litigation. As of the Agreement Date, no Actions (including unsatisfied judgements and open injunctions) are pending or, to the Knowledge of the Company, threatened against the Company or the Company Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would prevent or materially impair or delay the ability of the Company to consummate the Transactions. None of the Company or the Company Subsidiaries or any property, asset or Business of the Company or the Company Subsidiaries is subject to any Order or, to the knowledge of the Company, any continuing investigation by any Government Authority, in each case, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.09.      Compliance with Laws.

(a)            None of the Company or the Company Subsidiaries is, or has been since January 31, 2018, in violation of any Laws or Orders applicable to the conduct of the Business, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor the Company Subsidiaries has received any written notice of or been charged with the violation of any Laws, except where such violation would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

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(b)            Since January 31, 2017, (i) there has been no action taken by the Company or the Company Subsidiaries, nor, any officer, director, manager, employee, or to the Knowledge of the Company, any agent, representative or sales intermediary of the Company or the Company Subsidiaries, in each case, acting on behalf of or in connection with the Company or any of the Company Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) none of the Company or any Company Subsidiary, nor any officer, director, manager, employee, or to the Knowledge of the Company, any agent, representative or sales intermediary of the Company or the Company Subsidiaries, in each case, has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Government Authority for violation of any applicable Anti-Corruption Laws, (iii) none of the Company or any Company Subsidiary has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Government Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) none of the Company or any Company Subsidiary has received any written notice or citation from a Government Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law. The Company and each Company Subsidiary have implemented and maintains effective internal controls reasonably designed to prevent and detect violations of all applicable Anti-Corruption Laws; and the Company and each Company Subsidiary have recorded and maintained accurate books and records, including appropriate and lawful supporting documentation.

(c)            Neither the Company nor any Company Subsidiaries or any of their respective officers, managers, or employees, or, to the Knowledge of the Company, any of their consultants, representatives, agents or Affiliates, is (i) a person that is designated on, or is owned or controlled by a person that is designated on any list of sanctioned parties maintained by the United States, Canada, the United Kingdom, or the European Union, including the list of Specially Designated Nationals and Blocked Persons maintained by OFAC; or (ii) located or organized in a country or territory that is or whose government is, or has been in the past five (5) years, the target of comprehensive sanctions imposed by the United States, Canada, European Union or United Kingdom (including Cuba, Iran, North Korea, Sudan, Syria, Venezuela, and the Crimean region of the Ukraine).

(d)            Since January 31, 2017, except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect: (i) there has been no action taken by the Company or the Company Subsidiaries, or, to the Knowledge of the Company, any officer, director, manager, employee, agent, representative or sales intermediary of the Company or the Company Subsidiaries, in each case, acting on behalf of the Company or any of the Company Subsidiaries in violation of International Trade Laws; (ii) none of the Company or any Company Subsidiary have been convicted of violating any International Trade Law or subjected to any investigation by a Government Authority for violation of any applicable International Trade Law, (iii) none of the Company or any Company Subsidiary have conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Government Authority regarding any alleged act or omission arising under or relating to any noncompliance with any International Trade Law and (iv) none of the Company or any Company Subsidiary have received any written notice or citation from a Government Authority for any actual or potential noncompliance with any applicable International Trade Law.

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Section 3.10.      Intellectual Property.

(a)            Schedule 3.10(a) sets forth a list, as of the Agreement Date, of all material Business Registrable IP. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the operation of the Business, taken as a whole, (i) all necessary registration, maintenance and renewal fees currently due in connection with such Business Registrable IP have been made, (ii) all necessary documents, recordations and certificates in connection with such Business Registrable IP have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting or maintaining such Business Registrable IP and (iii) no interference, opposition, reissue, reexamination or other similar proceeding is pending in which any such Business Registrable IP is being contested or challenged.

(b)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the operation of the Business, (i) the Company and the Company Subsidiaries collectively own, and have good and valid title to, all Business Intellectual Property (free and clear of all Liens, except for Permitted Liens), (ii) none of the Business Intellectual Property is subject to any Action or outstanding Order materially restricting the use, distribution, transfer or licensing thereof by the Company or the Company Subsidiaries, (iii) neither this Agreement nor the Transactions will cause the forfeiture or termination of any Business Intellectual Property, and (iv) each of the Company and the Company Subsidiaries has taken commercially reasonable steps to enforce, protect and maintain each item of Business Intellectual Property.

(c)            As of the Agreement Date, the operation of the Business by the Company and the Company Subsidiaries as it is conducted on the Agreement Date does not infringe upon or misappropriate the Intellectual Property of any third party in a manner that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)            To the Knowledge of the Company, as of the Agreement Date, no Person is infringing or misappropriating any Business Intellectual Property, except for any such infringements or misappropriations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)            As of the Agreement Date, none of the Company or the Company Subsidiaries have received any written claim or notice from any Person since January 31, 2019 alleging that the operation of the Business by the Company or the Company Subsidiaries infringes upon or misappropriates any Intellectual Property of any third party which, if proven or established, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the Agreement Date, there are no Actions pending or, to the Knowledge of the Company, threatened in writing against the Company or the Company Subsidiaries alleging that the operation of the Business as presently conducted by the Company or the Company Subsidiaries infringes upon or misappropriates any Intellectual Property of any third party which, if proven or established, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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(f)            Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company, since January 31, 2019, no Person has gained unauthorized access to or made any unauthorized use of any Personal Data collected, used, processed, or stored by either the Company or the Company Subsidiaries. Each of the Company and the Company Subsidiaries has reasonable security measures in place to protect Personal Data collected, used, processed, or stored in its computer systems from unlawful or improper access or use by any third party or any other access or use by a third party that would violate its contractual obligations or privacy policies. As of the Agreement Date, no Actions are pending or, to the Knowledge of the Company, threatened against the Company or the Company Subsidiaries relating to the collection, use, processing, or storage of Personal Data.

(g)            The Company and the Company Subsidiaries take commercially reasonable steps to maintain the confidentiality of all material Trade Secrets included in the Business Intellectual Property. To the Knowledge of the Company, since January 31, 2019, there has been no unauthorized use by any Person of any such material Trade Secrets, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h)            To the Knowledge of the Company, each of the Company and the Company Subsidiaries has, since January 31, 2019, complied with (i) all applicable Laws relating to the use, processing, storage, protection, privacy and security of Personal Data, including the EU General Data Protection Regulation 2016/697, the California Consumer Privacy Act, and applicable data breach notification laws, (ii) their respective privacy policies and contractual obligations that relate to Personal Data, and (iii) to the Knowledge of the Company, the Transaction will not violate any such Laws, policies, or obligations, except, in each case of (i) – (iii), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i)            Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and the Company Subsidiaries have not disclosed, and to the Knowledge of the Company, no third party has disclosed the source code of Software owned by the Company or any Company Subsidiary to any third party other than under a binding agreement with a reputable escrow agent on the agent’s standard terms. To the Knowledge of the Company, (i) the release of any such source code has not been triggered and (ii) no fact or matter exists which might, now or in the future, trigger release of that source code. Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and the Company Subsidiaries (i) have not used any Open Source Software in a manner that would (A) require disclosure or distribution of any Business Technology in source code form, (B) require the licensing of any Business Technology for the purpose of making derivative works thereof or (C) impose any material restriction on the consideration to be charged for the distribution of any Business Technology and (ii) are in compliance with the applicable licenses for any such Open Source Software. Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, all Software owned by the Company and the Company Subsidiaries (i) conforms in all material respects with all specifications, representations and warranties established by the Company or applicable Company Subsidiary or to its customers pursuant to its contractual obligations to its customers, (ii) is operative for its intended purpose free of any material defects or deficiencies and does not contain any virus or other software routines or hardware components designed to permit unauthorized access or to disable, erase or otherwise harm Software, hardware or data and (iii) has been maintained by the Company or the Company Subsidiaries in accordance with their contractual obligations to their customers.

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(j)            Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (i) since January 31, 2019, there have been no failures, breakdowns, breaches, outages or unavailability of the hardware, firmware, networks, platforms, servers, interfaces, applications, web sites and related systems primarily used in the Business and included in the Business (collectively, the “Business Information Systems”), (ii) the Company and the Company Subsidiaries have taken commercially reasonable steps to ensure that, except as may have been created, stored or used in connection with the development, testing or validation of the products and services of its business, the Business Information Systems are free from any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or “virus” (as these terms are commonly used in the computer software industry) or other software routines or hardware components intentionally designed to permit unauthorized access, to disable or erase software, hardware or data or to perform any other similar type of unauthorized activities, including by the use of antivirus software with the intention of protecting the Business Information Systems from becoming infecting by viruses and other harmful code and (iii) the Company and the Company Subsidiaries have implemented reasonable backup, security and disaster recovery technology and business continuity procedures consistent with industry practices.

(k)            Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by the Company in this Section 3.10 are the sole and exclusive representations and warranties made pertaining or relating to Intellectual Property, Personal Data and the subject matters set forth in this Section 3.10.

Section 3.11.      Environmental Matters.

(a)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i)            each of the Company and the Company Subsidiaries is, and has been during the last three (3) years, in compliance with Environmental Laws, including those Environmental Permits necessary to operate the Business;

(ii)           to the Knowledge of the Company, neither the Company nor any Company Subsidiary has released any Hazardous Materials at, in, on or under any Leased Real Property or at any other location except as would not reasonably be expected to require investigation or remediation by the Company or any Company Subsidiary pursuant to Environmental Laws;

(iii)          neither the Company nor the Company Subsidiaries is subject to any current Order relating to any non-compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials; and

(iv)          there are no Actions pending or, to the Knowledge of the Company, threatened in writing, against the Company or any of the Company Subsidiaries alleging that any either the Company or any Company Subsidiary is violating, or responsible for a Liability under, any Environmental Law, in each case with respect to the Business, the Company or the Company Subsidiaries.

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(b)            Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by the Company in this Section 3.11 are the sole and exclusive representations and warranties of the Company pertaining or relating to any environmental matters, including those related to Environmental Laws, Environmental Permits or Hazardous Materials.

Section 3.12.      Material Contracts.

(a)            Schedule 3.12 lists the following Contracts (other than purchase orders), which are Contracts to which one or more of the Company or the Company Subsidiaries is a party that is in effect on the Agreement Date (collectively, the “Material Contracts”):

(i)            Contracts which restrict in any material respect or contain any material limitations on the ability of the Company or the Company Subsidiaries to compete in any material line of business in any geographical territory;

(ii)           Contracts, other than Employee Plans, with any officer or director of the Company or any Company Subsidiary;

(iii)          Contracts to sell (including an assignment to a third party with respect to Leased Real Property) or otherwise dispose (other than a license or sublicense) of any material asset of the Company or any Company Subsidiary, other than in the ordinary course of business, which Contracts have obligations that have not been satisfied or performed;

(iv)          Contracts relating to the acquisition or disposition by the Company or any Company Subsidiary of any operating business, business organization, division or the capital stock of any Person, in each case, for consideration in excess of $2,000,000 and which acquisition or disposition is pending or was consummated within the last four (4) years;

(v)           Contracts with outstanding obligations for the purchase of personal property, fixed assets or real estate having a value individually, with respect to all purchases thereunder, in excess of $2,000,000 or, together with all related Contracts, in excess of $2,000,000, in each case, other than purchases in the ordinary course of business consistent with past practices;

(vi)          Contracts relating to creating, incurring, assuming or guaranteeing Debt, making any loans or extending credit, granting a Lien on assets, whether tangible or intangible, to secure Debt, in each case, involving amounts in excess of $2,000,000;

(vii)         Contracts, other than the Employee Plans, (A) to purchase goods, products or services from a supplier that will result in purchases or expenditures by the Company or the Company Subsidiaries with the same supplier in an aggregate amount that exceeds $2,000,000 annually or (B) to sell goods, products or services to a customer that will result in sales by the Company or the Company Subsidiaries in an aggregate amount that exceeds $2,000,000 annually, and (C) in the case of (A) and (B), extends or requires performance by any party thereto for more than one (1) year from the Agreement Date and are not terminable by the Company or the applicable Company Subsidiary party thereto without penalty on less than one hundred eighty (180) days’ notice;

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(viii)        Contracts pursuant to which a third party has granted to the Company or any Company Subsidiary a license under, or a covenant not to sue in respect of, Intellectual Property, other than (A) agreements relating to commercially available off the shelf computer software pursuant to which the license fees are less than $2,000,000 per year in the aggregate, (B) licenses granted by customers, vendors, suppliers, technology partners, or distributors in the ordinary course of business or (C) such licenses that are not material to the Business;

(ix)           Contracts pursuant to which the Company or any Company Subsidiary has granted to any Person a license under, or a covenant not to sue in respect of, material Business Intellectual Property, other than (A) intercompany licenses between the Company or the Company Subsidiaries and (B) licenses granted to customers and technology partners in the ordinary course of business;

(x)           Contracts between the Company or any of the Company Subsidiaries, on the one hand, and a shareholder of the Company, on the other hand, that will not be terminated at or prior to the Closing;

(xi)           Contracts establishing any joint venture, partnership, strategic alliance or other collaboration that is material to the Business taken as a whole;

(xii)          material settlements or other arrangements entered into during the two (2)-year period ending on the Agreement Date with respect to any Action; and

(xiii)         Contracts not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 3.12 and have resulted in, or are expected to result in, revenue or require expenditures in excess of $2,000,000 in the twelve (12) month period ending on January 31, 2020 or any subsequent calendar year.

(b)            Each Material Contract is in full force and effect and represent the legal, valid and binding obligation of the Company or the Company Subsidiary(ies) party thereto, as the case may be, and, to the Knowledge of the Company, each other party to such Material Contract, and is enforceable against the Company or the applicable Company Subsidiary, as the case may be, and, to the Knowledge of the Company, each other party to such Material Contract, in accordance with its terms, subject, in each case, to the Bankruptcy and Equity Exception.

(c)            Neither the Company nor any Company Subsidiary has delivered any notice of any default or event that with notice or lapse of time or both would constitute a default by a third party under any Material Contract, except for defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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(d)            Since January 31, 2020, neither the Company nor any Company Subsidiary has received any written or oral claim or notice of material breach of or material default under any Material Contract.

(e)            To the Knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Material Contract by the Company or any Company Subsidiary.

(f)            Since January 31, 2020, neither the Company nor any Company Subsidiary has received written notice from a third party under any Material Contract that such party intends to terminate or not renew any such Material Contract.

Section 3.13.      Employment and Employee Benefits Matters.

(a)            Schedule 3.13 lists, as of the Agreement Date, all material Employee Plans. With respect to each material Employee Plan, the Company has previously made available to Buyer a true and complete copy of the following documents, to the extent applicable: (i) any written plan documents and all amendments thereto (or a written description of the material terms (if not in writing), (ii) the most recent summary plan descriptions, (iii) the most recent Forms 5500 and all schedules thereto, (iv) the most recent actuarial report, (v) the most recent IRS determination letter (or, if applicable, advisory or opinion letter) and (vi) all material non-routine correspondence to or from any Government Authority received in the last year with respect to any such Employee Plan.

(b)            Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or is entitled to rely on an advisory or opinion letter, from the IRS and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to cause the IRS to revoke such letter.

(c)            No Employee Plan is (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA).

(d)            Each Employee Plan has been operated in accordance with its terms and the requirements of ERISA and all applicable Laws, in all material respects.

(e)            No material Actions are pending or, to the Knowledge of the Company, threatened in writing from any Government Authority in connection with any Employee Plan (other than routine benefit claims), that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)            No Employee Plan provides benefits or coverage in the nature of health or life insurance following retirement or other termination of employment, other than coverage or benefits required to be provided under Part 8 of Subtitle B of Title I of ERISA or Section 4980B of the Code, or any other applicable Law.

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(g)            The consummation of the Transactions will not, either alone or in combination with another event, (i) accelerate the time of payment or vesting, (ii) materially increase the amount of compensation or benefits due under any Employee Plan or (iii) result in any “disqualified individual” receiving any payment that would be characterized as an “excess parachute payment” (each such term as defined in Section 280G of the Code).

(h)            Each of the Company and the Company Subsidiaries are in compliance in all material respects with all applicable Laws with respect to employment and employment practices, including all Laws relating to wages, hours, employment discrimination, workers’ compensation, the Fair Labor Standards Act of 1938, as amended, and comparable state or local wage and hour Laws, classification of employees and independent contractors, harassment and retaliation. There are no material Actions pending against either the Company or the Company Subsidiaries brought by a Service Provider, or to the Knowledge of the Company, threatened by, such Service Provider, challenging his or her status as an employee, partner, or independent contractor or making a claim for additional compensation or any benefits under any Employee Plan or otherwise.

(i)            With respect to the Covered Employees, there are no (i) strikes, work stoppages, work slowdowns or lockouts pending, or, to the Knowledge of the Company, threatened against the Company, the Company Subsidiaries, or their respective Affiliates, or (ii) unfair labor practice charges, grievances or complaints pending, or, to the Knowledge of the Company, threatened by or on behalf of any Covered Employee, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j)            No Covered Employee is represented by a labor union with respect to such employee’s employment with the Company or the Company Subsidiaries and neither the Company nor the Company Subsidiaries is a party to, or otherwise subject to, any collective bargaining agreement or other similar labor union Contract, and, to the Knowledge of the Company, there is no organizational activity being made or threatened in writing by or on behalf of any labor union with respect to any Covered Employee.

(k)            Neither the Company nor the Company Subsidiaries has incurred any Liability or notice obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law (the “WARN Act”) that remains unsatisfied. Within the three (3) month period prior to the Agreement Date, there have not been any plant closing or mass layoff, or term of similar import within the meaning of the WARN Act.

(l)            Since January 31, 2018, (i) no allegations of sexual harassment or other sexual misconduct have been made against any Covered Employee with the title of vice president or above, and (ii) there are no actions, suits, investigations or other Actions pending or, to Knowledge of the Company, threatened related to any allegations of sexual harassment or other sexual misconduct by any Covered Employee with the title of vice president or above. Since January 31, 2018, neither the Company nor any Company Subsidiary has entered into any settlement agreements related to allegations of sexual harassment or other sexual misconduct by any Covered Employee with the title of vice president or above.

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(m)            Except as would not reasonably be expected to cause a Material Adverse Effect, with respect to each Foreign Plan, (i) all employer and employee contributions to each Foreign Plan required by applicable Law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with applicable accounting practices; (ii) if required by applicable Law to be funded, book-reserved or secured by an Insurance Policy, is funded, book-reserved or secured by an Insurance Policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles, (iii) if intended to qualify for special Tax treatment, such Foreign Plan meets all applicable requirements to qualify for such treatment, (iv) if intended to be filed, registered or approved by a competent Government Authority, has been duly and timely filed, registered or approved, as applicable; and (v) such Foreign Plan has been maintained in compliance with all applicable Laws.

(n)            Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by the Company in this Section 3.13 are the sole and exclusive representations and warranties made regarding Covered Employees, Employee Plans, Employee Plans or other employment or employee benefits matters.

Section 3.14.      Taxes.

(a)            The Company and the Company Subsidiaries have timely filed all income and other material Tax Returns required to be filed, taking into account any extensions of time to file such Tax Returns. All material amounts of Taxes owed by the Company and the Company Subsidiaries, whether or not shown on such Tax Returns, have been paid or properly accrued for on the applicable Financial Statements.

(b)            There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes due from the Company or the Company Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(c)            No Tax Contest is pending or threatened in writing with respect to any material Taxes due from or with respect to the Company or the Company Subsidiaries, no material deficiencies for any Taxes have been assessed in writing by a Taxing Authority against the Company or any Company Subsidiary that have not been have been fully and timely paid, settled or properly reflected in the applicable Financial Statements, and no claim in writing has been made by any Taxing Authority in a jurisdiction where the Company or the Company Subsidiaries do not file Tax Returns that the Company or any of the Company Subsidiaries is or may be subject to taxation by that jurisdiction.

(d)            The Company and the Company Subsidiaries have complied in all material respects with all applicable withholding and remitting obligations for Taxes required to have been withheld in connection with amounts paid to any employees, independent contractors, creditors, stockholders and third parties and have complied in all material respects with all Tax information reporting provisions of all applicable Laws.

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(e)            To the Knowledge of the Company, neither the Company nor any Company Subsidiary has been a party to a “listed transaction” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).

(f)            Neither the Company nor any Company Subsidiary has taken any reporting position with respect to a material amount of Taxes on an income Tax Return, which reporting position (A) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local, or non-U.S. Tax law), and (B) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of state, local, or non-U.S. Tax law).

(g)            Neither the Company nor any Company Subsidiary is a party to any agreement relating to the sharing, allocation or indemnification of material Taxes, or any similar agreement, contract or arrangement (other than any agreement, contract or arrangement not primarily related to Taxes entered into in the ordinary course of business), or has any liability for material Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income Tax returns of which the Skillsoft Corporation, a Delaware corporation (“Skillsoft”), is the common parent) under Treasury Regulation Section 1.1502-6 or similar provision of state, local or non-U.S. Tax law, or as a transferee or successor.

(h)            Neither the Company nor any Company Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the Agreement Date.

(i)            Neither the Company nor any Company Subsidiary will be required to include in a taxable period ending after the Closing Date material taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any material deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, or Section 481 of the Code or comparable provisions of state, local or non-U.S. Tax law.

(j)            Neither the Company nor any Company Subsidiary has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or non-U.S. Tax law, and neither the Company nor any Company Subsidiary is subject to any private letter ruling of the IRS or comparable ruling of any other Taxing Authority.

(k)            Neither the Company nor any Company Subsidiary has made any election pursuant to Section 965(h) of the Code.

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(l)            (i) Neither the Company nor the Company Subsidiaries has deferred any material “applicable employment taxes” under Section 2302 of the CARES Act and (ii) the Company and the Company Subsidiaries have properly complied in all material respects with all requirements for obtaining for all material credits received under Sections 7001 through 7005 of the FFCRA and Section 2301 of the CARES Act.

(m)            Nothing in this Section 3.14 or otherwise in this Agreement shall be construed as a representation or warranty with respect to (i) the amount or availability of any net operating loss, capital loss, or Tax credit carryover or other Tax attribute or asset or (ii) any Tax positions that Buyer or any of its respective representatives or Affiliates (including the Company Subsidiaries) may take in or in respect of a taxable period (or portion thereof) beginning after the Closing Date.

(n)            The representations and warranties in Section 3.13, to the extent related to Taxes, and this Section 3.14 constitute the sole and exclusive representations and warranties of the Company with respect to Taxes, and no other representation or warranty contained in any other section of this Agreement shall apply to any Tax matters, and no other representation or warranty, express or implied, is being made with respect thereto.

Section 3.15.      Real Property.

(a)            Neither the Company nor the Company Subsidiaries owns any real property.

(b)            All leases, subleases and licenses (including any amendments, renewals and guaranties with respect thereto) under which the Company or the Company Subsidiaries are a lessee, sublessee or licensee (the “Real Property Leases”) are in full force and effect and are enforceable as against the Company or such Company Subsidiary, and to the Knowledge of the Company, as against any other counterparty thereto, in all material respects, in accordance with their respective terms, subject to the Bankruptcy and Equity Exception, and, to the Knowledge of the Company no written notices of material default under any Real Property Lease have been sent or received by the Company or the Company Subsidiaries within the twelve (12)-month period ending on the Agreement Date. True, correct and complete copies of the Real Property Leases have been made available to Buyer.

(c)            To the Knowledge of the Company, neither the Company nor the Company Subsidiaries has received any written notice from any Government Authority asserting any violation of applicable Laws with respect to the Leased Real Property that remains uncured as of the Agreement Date and that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.16.      Brokers. Except for fees and expenses of Houlihan Lokey Capital, Inc., no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other similar fee or commission from the Company, the Company Subsidiaries or any of their respective Affiliates in connection with the Transactions.

Section 3.17.      Insurance. Schedule 3.17 provides a summary of all Insurance Policies maintained for, at the expense of or for the benefit of, the Company, the Company Subsidiaries or the Business. Each such Insurance Policy is in full force and effect, all premiums due to date thereunder have been paid in full and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor the Company Subsidiaries is in default with respect to any other obligations thereunder. No written notice of cancellation, nonrenewal, in whole or in part, disallowance or reduction in coverage or claim with respect to any such Insurance Policy currently in force has been received by the Company or the Company Subsidiaries as of the Agreement Date.

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Section 3.18.      Customers and Suppliers. Schedule 3.18 sets forth a true and complete list of the (i) twenty-five (25) largest customers of the Business, as measured by the dollar amount of net sales during the twelve (12) month period ending on January 31, 2020 and (ii) fifteen (15) largest suppliers of the Business, as measured by the dollar amount of purchases therefrom or thereby during the twelve (12) month period ending on January 31, 2020. To the Knowledge of the Company, since January 31, 2020, (a) no customer or supplier listed on Schedule 3.18 has terminated its relationship with the Company or any of the Company Subsidiaries or materially reduced the pricing or other terms of its business with the Company or any of the Company Subsidiaries, and (b) no customer or supplier listed on Schedule 3.18 has notified the Company or any of the Company Subsidiaries that it intends to terminate or materially reduce the pricing or other terms of its business with the Company or any of the Company Subsidiaries.

Section 3.19.      Information Provided. None of the information relating to the Company, the Company Subsidiaries or the Business supplied or to be supplied by the Company, the Company Subsidiaries or by any other Person acting on behalf of any of the Company or the Company Subsidiaries, in writing specifically for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus will, as of the date on which the Registration Statement becomes effective, the Mailing Date, and at the time of the Special Meeting (as applicable), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.20.      Affiliate Agreements. Except as set forth on Schedule 3.20, other than Employee Plans, neither the Company nor any Company Subsidiary is a party to any material Contract with any (i) present or former executive officer or director of the Company, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of the Company or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, a “Company Affiliate Agreement”).

Section 3.21.      Internal Controls. Each of the Company and the Company Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that transactions are: (a) executed in accordance with management’s general or specific authorizations and (b) recorded as necessary in all material respects to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability.

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Section 3.22.      Permits. Each of the Company and the Company Subsidiaries has all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or any of the Company Subsidiaries, (c) to the Knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit and (e) each of the Company and the Company Subsidiaries is in compliance with all Material Permits applicable to the Company or such Company Subsidiary, as applicable.

Section 3.23.      Contemplated Divestitures. As of the Agreement Date, except as contemplated by the Transaction Agreements, neither the Company nor any Company Subsidiary has entered into any definitive agreement pursuant to which the Company or any Company Subsidiary shall sell (or, with respect to any material Leased Real Property, assign) or otherwise dispose to a third party of any material asset of the Company or such Company Subsidiary, other than (a) with respect to commitments for capital expenditures contemplated by the CapEx Budget, (b) licenses of Intellectual Property in the ordinary course of business or (c) as set forth in any Material Contracts.

Section 3.24.      No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article III (as modified by the Disclosure Schedules), neither the Company nor any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, on behalf of the Company, the Company Subsidiaries or any of their respective Affiliates, including any representation or warranty regarding the Company, the Company Subsidiaries or any other Person, the Business, any Transaction, any other rights or obligations to be transferred pursuant to the Transaction Agreements or any other matter, and the Company hereby disclaim all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of the Company, the Company Subsidiaries or any other Person, including any of their respective Representatives. Except for the representations and warranties expressly set forth in this Article III (as modified by the Disclosure Schedules), the Company hereby (a) disclaims and negates any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Business, and (b) disclaims all Liability and responsibility for all projections, forecasts, estimates, financial statements, financial information, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to Buyer or any of Buyer’s Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any Representative of the Company or the Company Subsidiaries, respectively), including omissions therefrom. Without limiting the foregoing, the Company does not make any representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, to Buyer or any of its Affiliates or any Representatives of Buyer of any of its Affiliates regarding the probable success, profitability or value of the Company, the Company Subsidiaries or the Business.

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Article IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Disclosure Schedules (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the SEC Reports filed or furnished by Buyer prior to the Agreement Date (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto), Buyer represents and warrants as follows:

Section 4.01.      Formation and Authority of Buyer; Enforceability. Buyer is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Buyer is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Buyer is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to enter into this Agreement or consummate the Transactions.

Section 4.02.      Due Authorization. (a) Buyer has all requisite corporate or entity power and authority to execute and deliver the Buyer Transaction Agreements and, upon receipt of the Buyer Stockholder Approval and the effectiveness of each of the Buyer A&R Charter Amendment and the Buyer Second A&R Charter, to perform its obligations hereunder and thereunder and to consummate the Transactions and the PIPE Transaction (subject to the approvals described in Section 4.03 or 4.04). The execution, delivery and performance of the Buyer Transaction Agreements and the consummation of the Transactions have been duly, validly and unanimously authorized and approved by the Buyer Board and, except for the Buyer Stockholder Approval and the effectiveness of each of the Buyer A&R Charter Amendment and the Buyer Second A&R Charter, no other corporate or equivalent proceeding on the part of Buyer is necessary to authorize the Buyer Transaction Agreements or Buyer’s performance hereunder or thereunder. This Agreement has been, and each other Buyer Transaction Agreement will be, duly and validly executed and delivered by Buyer and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each other Buyer Transaction Agreement will constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.

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(b)            The approval by the Buyer Stockholders of the Required Proposals in each case by the Applicable Majority (the “Buyer Stockholder Approval”), are the only votes of any of Buyer’s capital stock necessary in connection with the entry into this Agreement by Buyer and the consummation of the Transactions.

(c)            At a meeting duly called and held, the Buyer Board has unanimously: (i) determined that this Agreement and the Transactions are fair to, advisable and in the best interests of the Buyer Stockholders; (ii) determined that the fair market value of the Business is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the Agreement Date; (iii) approved the Transactions as a Business Combination; and (iv) resolved to recommend to the stockholders of Buyer approval of the Proposals.

Section 4.03.      No Conflict. Upon receipt of the Buyer Stockholder Approval and the effectiveness of each of the Buyer A&R Charter Amendment and the Buyer Second A&R Charter, provided that all Consents, waivers and other actions described in Section 4.04 have been obtained, the execution, delivery and performance by Buyer of the Buyer Transaction Agreements do not and will not:

(a)            violate or conflict with, or result in the breach of the certificate or articles of incorporation or bylaws or similar organizational documents of Buyer;

(b)            conflict with or violate in any material respect any Law, Permit or Order applicable to Buyer or any of Buyer’s properties or assets except for such violations or conflicts that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to enter into this Agreement or consummate the Transactions; or

(c)            violate or conflict with, result in any breach of or the loss of any benefit under, constitute a violation or default (or, any event that, with notice or lapse of time, or both would constitute a default) under or result in the termination or acceleration of, or give to any Person any right to adversely modify, terminate, accelerate or cancel, or result in the creation of any Lien on any assets, equity or properties (including Intellectual Property) of Buyer pursuant to, any Contract to which Buyer or any of its Subsidiaries or Affiliates is a party or by which any of such assets or properties is bound, except for any such conflicts, violations, terminations, cancellations, breaches, defaults, accelerations, or Liens as would not materially, individually or in the aggregate, impair or delay the ability of Buyer to consummate the Transactions or otherwise perform its obligations under the Buyer Transaction Agreements.

Section 4.04.      Consents and Approvals. The execution, delivery and performance by Buyer of the Buyer Transaction Agreements or the consummation of the Transactions do not and will not require any Consent, waiver or other action by, or any filing with or notification to, any Government Authority, except (a) in connection with applicable filing, notification, waiting period or approval requirements under applicable Antitrust Laws, (b) as required by Securities Laws, (c) as required by the NYSE, (d) the filing and effectiveness of each of the Buyer A&R Charter Amendment and the Buyer Second A&R Charter, (e) a filing of the Certificate of Merger in accordance with the DGCL or (f) where the failure to obtain such Consent or waiver, to take such action, or to make such filing or notification, would not materially impair or delay the ability of Buyer to consummate the Transactions or otherwise perform its obligations under the Buyer Transaction Agreements.

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Section 4.05.      Absence of Litigation and Proceedings. As of the Agreement Date, no Actions (including unsatisfied judgements and open injunctions) are pending or, to the knowledge of Buyer, threatened against Buyer or otherwise affecting Buyer or its assets that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer or would prevent or materially impair or delay the ability of Buyer to consummate the Transactions. Buyer is not, nor is any property, asset or business of Buyer, subject to any Order or, to the knowledge of Buyer, any continuing investigation by any Government Authority, in each case, that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer or would prevent or materially impair or delay the ability of Buyer to consummate the Transactions.

Section 4.06.      Financial Ability; Trust Account.

(a)            As of the Agreement Date, there is at least $690,000,000 invested in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated June 26, 2019, by and between Buyer and the Trustee (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Buyer Organizational Documents and Buyer’s final prospectus dated June 26, 2019. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Buyer has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Agreement Date, there are no claims or proceedings pending with respect to the Trust Account. Since June 26, 2019 through the Agreement Date, Buyer has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Closing, the obligations of Buyer to dissolve or liquidate pursuant to the Buyer Organizational Documents shall terminate, and as of the Closing, Buyer shall have no obligation whatsoever pursuant to the Buyer Organizational Documents to dissolve and liquidate the assets of Buyer by reason of the consummation of the Transactions. To Buyer’s knowledge, as of the Agreement Date, following the Closing, no Buyer Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Buyer Stockholder is a Converting Stockholder.

(b)            As of the Agreement Date, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with their respective obligations hereunder, Buyer has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Buyer on the Closing Date.

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(c)            As of the Agreement Date, Buyer does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligation with respect to or under any Debt.

Section 4.07.      Absence of Restraints; Compliance with Laws.

(a)            To the knowledge of Buyer, no facts or circumstances exist that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the Transactions on a timely basis or otherwise perform its obligations under the Buyer Transaction Agreements.

(b)            Buyer is not in violation of any Laws or Orders applicable to the conduct of its business, except for violations the existence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the Transactions on a timely basis, or otherwise perform its obligations under the Buyer Transaction Agreements.

Section 4.08.      Brokers. Except for the fees and expenses described on Schedule 4.08, no broker, finder, investment banker or any other Person is entitled to any brokerage, finder’s or other similar fee or commission from Buyer or any of Buyer’s Affiliates in connection with the Transactions or the PIPE Transaction.

Section 4.09.      SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a)            Buyer has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since June 26, 2019 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the Agreement Date or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Buyer as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b)            Buyer has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Buyer is made known to Buyer’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Buyer’s knowledge, such disclosure controls and procedures are effective in timely alerting Buyer’s principal executive officer and principal financial officer to material information required to be included in Buyer’s periodic reports required under the Exchange Act.

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(c)            Buyer has established and maintained a system of internal controls. To Buyer’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Buyer’s financial reporting and the preparation of Buyer’s financial statements for external purposes in accordance with GAAP.

(d)            There are no outstanding loans or other extensions of credit made by Buyer to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Buyer. Buyer has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)            Neither Buyer (including any employee thereof) nor Buyer’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Buyer, (ii) any fraud, whether or not material, that involves Buyer’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Buyer or (iii) any claim or allegation regarding any of the foregoing.

(f)            To the knowledge of Buyer, as of the Agreement Date, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of Buyer, none of the SEC Reports filed on or prior to the Agreement Date is subject to ongoing SEC review or investigation as of the Agreement Date.

Section 4.10.      Business Activities.

(a)            Since its incorporation, Buyer has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Buyer Organizational Documents, there is no agreement, commitment, or Order binding upon Buyer or to which Buyer is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Buyer or any acquisition of property by Buyer or the conduct of business by Buyer as currently conducted or as contemplated to be conducted as of the Closing other than such effects which have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to enter into and perform its obligations under this Agreement.

(b)            Except as set forth on Schedule 4.10(b) or, following the Agreement Date, to the extent permitted during the Pre-Closing Period pursuant to Section 5.11 or Section 5.16(b), Buyer does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement, the Transactions, obligations or liabilities with respect to Buyer Transaction Costs, as set forth on Schedule 4.10(b) or, following the Agreement Date, to the extent permitted during the Pre-Closing Period pursuant to Section 5.11 or Section 5.16(b), Buyer has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

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(c)            As of the Agreement Date, except for (i) this Agreement and the agreements expressly contemplated hereby, (ii) as set forth on Schedule 4.10(c) and (iii) with respect to fees and expenses of Buyer’s legal, financial and other advisors, Buyer is not, and at no time has been, party to any Contract (A) with any other Person that would require payments by Buyer in excess of $2,083.33 monthly, $25,000 in the aggregate with respect to any individual Contract or more than $500,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 5.11) and Contracts set forth on Schedule 4.10(c), or (B) with any (i) present of former executive officer or director of Buyer, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interest of Buyer or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing.

(d)            There is no liability, debt or obligation against Buyer or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on Buyer’s consolidated balance sheet for the quarterly period ended June 30, 2020 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Buyer and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of Buyer’s consolidated balance sheet for the quarterly period ended June 30, 2020 in the ordinary course of the operation of business of Buyer and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to Buyer and its Subsidiaries, taken as a whole), (iii) disclosed in the Disclosure Schedules, (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions or (v) with respect to Debt that would not be prohibited by any Existing Credit Agreement (in each case, after giving effect to the applicable Signing Date Amendment) if such Debt was to be incurred by the Surviving Corporation following the consummation of the Closing.

Section 4.11.      Registration Statement and Joint Proxy Statement/Prospectus. As of the time the Registration Statement becomes effective under the Securities Act, the Registration Statement, and (x) when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, (y) on the Mailing Date and (z) at the time of the Special Meeting, the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto, as applicable), shall (i) comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act and (ii) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Buyer makes no representations or warranties as to the information contained in or omitted from the Registration Statement or the Joint Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to Buyer by or on behalf of the Company specifically for inclusion in the Registration Statement or the Joint Proxy Statement/Prospectus.

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Section 4.12.      No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, Buyer and its Affiliates and any of its and their respective directors, officers, employees, stockholders, partners, members or representatives, acknowledge and agree that Buyer has made its own investigation of the Company and the Company Subsidiaries, and that neither the Company nor any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article III. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Disclosure Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Buyer or its representatives) or reviewed by Buyer pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Buyer or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Buyer further acknowledges and agrees that (x) the only representations and warranties made by the Company are the representations and warranties expressly set forth in Article III (as modified by the Disclosure Schedules) and Buyer has not relied upon any other express or implied representations, warranties or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or on behalf of the Company or any of their respective Affiliates or Representatives or any other Person, including any projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or through the Company’s Representatives, or management presentations, data rooms (electronic or otherwise) or other due diligence information, and that Buyer will not have any right or remedy arising out of any such representation, warranty or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information, and (y) any claims Buyer may have for breach of any representation or warranty shall be based solely on the representations and warranties of the Company expressly set forth in Article III (as modified by the Disclosure Schedules). Except as otherwise expressly set forth in this Agreement, Buyer understands and agrees that any assets, properties and business of the Company and the Company Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III or any certificate delivered in accordance with Section 9.03(a)(vi), with all faults and without any other representation or warranty of any nature whatsoever.

Section 4.13.      Tax Matters.

(a)            Buyer has timely filed all income and other material Tax Returns required to be filed, taking into account any extensions of time to file such Tax Returns. All material amounts of Taxes owed by Buyer or any of its Subsidiaries, whether or not shown on such Tax Returns, have been paid or properly accrued for on the applicable financial statements of Buyer or its Subsidiaries.

(b)            No Tax Contest is pending or threatened in writing with respect to any material Taxes due from or with respect to Buyer or any of its Subsidiaries, no material deficiencies for any Taxes have been assessed in writing by a Taxing Authority against Buyer or any of its Subsidiaries that have not been have been fully and timely paid, settled or properly reflected in the applicable financial statements of Buyer or any of its Subsidiaries, and no claim in writing has been made by any Taxing Authority in a jurisdiction where neither Buyer nor any of its Subsidiaries does not file Tax Returns that Buyer or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

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(c)            Buyer and its Subsidiaries have complied in all material respects with all applicable withholding and remitting obligations for Taxes required to have been withheld in connection with amounts paid to any employees, independent contractors, creditors, stockholders and third parties and have complied in all material respects with all Tax information reporting provisions of all applicable Laws.

(d)            To the knowledge of Buyer, neither Buyer nor any of its Subsidiaries has been a party to a “listed transaction” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).

Section 4.14.      Capitalization. Subject only to the Amendment contemplated by Buyer A&R Charter Amendment, the authorized capital stock of Buyer consists of (i) 220,000,000 shares of common stock, consisting of 200,000,000 shares of Buyer Class A Common Stock and 20,000,000 shares of Buyer Class B Common Stock, of which 69,000,000 shares of Buyer Class A Common Stock are issued and outstanding as of the Agreement Date and 17,250,000 shares of Buyer Class B Common Stock are issued and outstanding as of the Agreement Date, (ii) 1,000,000 shares of preferred stock, of which no shares of preferred stock are issued and outstanding as of the Agreement Date and (iii) 38,800,000 warrants are issued and outstanding as of the Agreement Date. All of the issued and outstanding shares of Buyer Class A Common Stock and Buyer Class B Common Stock (a) have been duly authorized and validly issued and are fully paid and nonassessable, (b) were issued in compliance in all material respects with applicable Law (including Securities Laws), (c) were not issued in breach or violation of any preemptive rights or Contract, and (d) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the SEC Reports with respect to certain Buyer Common Stock held by Buyer.

Section 4.15.      NYSE Stock Market Quotation. The issued and outstanding shares of Buyer Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CCX”. The issued and outstanding warrants of Buyer are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CCX WS”. Buyer is in compliance in all material respects with the rules of the NYSE and there is no action or proceeding pending or, to the knowledge of Buyer, threatened against Buyer by the NYSE or the SEC with respect to any intention by such entity to deregister the Buyer Common Stock or terminate the listing of Buyer Common Stock on the NYSE. None of Buyer or its Affiliates has taken any action in an attempt to terminate the registration of the Buyer Common Stock under the Exchange Act except as contemplated by this Agreement.

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Section 4.16.      PIPE Subscription Agreement. Buyer has delivered to the Company a true, correct and complete copy of the fully executed the PIPE Subscription Agreement pursuant to which the Prosus Subscriber has committed, subject to the terms and conditions therein, to purchase shares of Buyer Class A Common Stock. To the knowledge of Buyer, (i) the PIPE Subscription Agreement has not been amended or modified; (ii) no such amendment or modification is contemplated except as otherwise expressly set forth therein; and (iii) the respective commitments contained in the PIPE Subscription Agreement has not been withdrawn (or contemplated to be), terminated or rescinded in any respect by Buyer and the other parties thereto. There are no other Contracts, agreements, supplements, side letters or arrangements to which Buyer or any of its Affiliates is a party that could affect the conditionality or availability of the financing contemplated by the PIPE Subscription Agreement. The PIPE Subscription Agreement (in the form delivered by Buyer to the Company) is (a) in full force and effect, and constitute the legal, valid and binding obligations of Buyer and, to the knowledge of Buyer, the other parties thereto, and (b) enforceable against Buyer and, to the knowledge of Buyer, the other parties thereto, in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and subject to general principles of equity. Other than as expressly set forth in the PIPE Subscription Agreement, there are no conditions precedent related to the funding of the financing contemplated by the PIPE Subscription Agreement pursuant to any agreement relating to such financing to which Buyer or any of its Affiliates is a party. Assuming the satisfaction of the conditions set forth in Article IX, to the knowledge of Buyer, as of the Agreement Date, no event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to, (A) constitute a default, breach or, assuming the condition precedents in the Initial Business Combination Agreement will be satisfied, failure to satisfy a condition precedent set forth in the PIPE Subscription Agreement, or (B) result in any portion of the committed financing contemplated by the PIPE Subscription Agreement being unavailable on the Closing Date, assuming the conditions to such financing are satisfied or waived in accordance with the terms thereof. Assuming the satisfaction of the conditions set forth in Article IX, as of the Agreement Date, Buyer has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in the PIPE Subscription Agreement. As of the Agreement Date, (1) no party to the PIPE Subscription Agreement has notified Buyer of its intention to terminate any of the commitments set forth in the PIPE Subscription Agreement or not to provide the financings contemplated thereto and (2) no termination of any commitment set forth in the PIPE Subscription Agreement is contemplated by Buyer. Buyer has fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date of this Agreement pursuant to the terms of the PIPE Subscription Agreement.

Article V

ADDITIONAL AGREEMENTS

Section 5.01.      Conduct of Business Before the Closing. Except (a) as required by applicable Law, (b) as required in connection with any Transaction Agreement or (c) for matters identified on Schedule 5.01, during the Pre-Closing Period:

(i)          The Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to (w) operate the Business in all material respects in the ordinary course of business and preserve the present business operations, organization and goodwill of the Business, and the present relationships with material customers of the Business, material suppliers of the Business and creditors of the Business, (x) keep available the services of their present officers and other key employees, (y) maintain all Insurance Policies or substitutes therefor and (z) continue to accrue and collect accounts receivable, accrue and pay accounts payable, establish reserves for uncollectible accounts and manage inventory, in each case, in the ordinary course of business, in accordance with past custom and practice; provided that each of the Company and the Company Subsidiaries may take such actions as it deems reasonably necessary in its reasonable business judgment in order to mitigate, remedy, respond to or otherwise address the effects or impact of the coronavirus (COVID-19) pandemic, including complying with any Order, guidance, shelter in place and non-essential business orders by any Government Authority or measures to protect the health or safety of any Person (any such action, a “COVID-19 Response”); provided, further, that following any such COVID-19 Response, to the extent that the Company or any of the Company Subsidiaries took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the ordinary course of business, the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to resume conducting the Company’s or such Company Subsidiary’s, as applicable, business in the ordinary course of business in all material respects as soon as reasonably practicable; and

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(ii)            Without limiting the generality of the foregoing, unless Buyer otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each of the Company Subsidiaries not to, do any of the following:

(1)            change or amend any of its certificate of incorporation, articles of association, bylaws or other organizational documents;

(2)            change or amend that certain Shareholders’ Agreement of the Company, dated as of August 27, 2020, by and among the Company and each stockholder of the Company party thereto (as amended as of September 27, 2020) in any way that would adversely affect Buyer or prevent or materially impair or delay the ability of either the Company or Buyer to consummate the Transactions or alter the definitions of “Favored Sale” or “Common Share Trigger” or the voting thresholds related thereto;

(3)            grant any Lien on any Asset, except in the ordinary course of business, other than a Permitted Lien or a Lien that will be discharged at or prior to the Closing;

(4)            (i) fail to maintain its existence, acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or merge or consolidate with, or purchase any equity of or any material portion of the assets of, any corporation, partnership or other business organization or division or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries (other than the Transactions);

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(5)            except for any such Debt or guaranty that will be discharged at or prior to the Closing, incur or issue any Debt, or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person;

(6)            issue or sell any additional shares of, or other equity interests in, the Company or the Company Subsidiaries, or securities convertible into or exchangeable for such shares or equity interests, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire such shares, other equity interests or securities;

(7)            sell, assign, transfer, lease, license or allow to lapse any rights in any material Business Intellectual Property, except for non-exclusive licenses to third parties in the ordinary course of business;

(8)            disclose any Trade Secret held by the Company or any Company Subsidiary as a trade secret related to the Business (except pursuant to a written agreement restricting the disclosure and use of such trade secrets in the ordinary course of business);

(9)            sell, transfer, lease, sublease, abandon, cancel, let lapse or convey or otherwise dispose of any Assets having a value in excess of $250,000, other than in the ordinary course of business or as requested by a Government Authority;

(10)            fail to timely file any material Tax Return required to be filed (after taking into account any extensions) by the applicable entity, prepare any material Tax Return on a basis inconsistent with past practice, fail to timely pay any material Tax that is due and payable by the applicable entity, surrender any claim for a refund of a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. law) with respect to a material amount of Taxes, make or change any material Tax election or adopt or change any material Tax accounting method, file any amendment to a material Tax Return, enter into any agreement with a Government Authority with respect to material Taxes, settle or compromise any claim or assessment by a Government Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material Taxes, or enter into any material Tax sharing or similar agreement (other than any agreement not primarily related to Taxes entered into in the ordinary course of business);

(11)            other than in the ordinary course of business, enter into any settlement or release with respect to any material Action (which shall include, but not be limited to, any pending or threatened Action) relating to the Business other than any settlement or release that (1) results in a full release of the Company or the applicable Company Subsidiary with respect to the claims giving rise to such Action, or (2) involves the payment of Liabilities reflected or reserved against in full in the Financial Statements;

(12)            acquire any real property;

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(13)            make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except advances to employees or officers of the Company or the Company Subsidiaries in the ordinary course of business;

(14)            enter into any agreement that materially restricts the ability of the Company or any of the Company Subsidiaries to engage or compete in any line of business, or enter into any agreement that materially restricts the ability of the Company or any of the Company Subsidiaries to enter a new line of business;

(15)            enter into, renew or amend in any material respect any Company Affiliate Agreement;

(16)            other than in the ordinary course of business, enter into, amend any material term of or terminate any renewal option under any material Real Property Lease;

(17)            materially amend or terminate any Material Contract or enter into any contract that would have been a Material Contract if it had been entered into prior to the Agreement Date, in each case, other than in the ordinary course of business;

(18)            (i) make, declare, pay or set aside any dividends or distributions on any capital stock of the Company (in cash or in kind) to the stockholders of the Company in their capacities as stockholders, (ii) effect any recapitalization, reclassification, split or other change in its capitalization, (iii) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock or (iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests;

(19)            other than as set forth in the CapEx Budget, made available to Buyer, enter into any commitment for capital expenditures in excess of $500,000 in the aggregate;

(20)            enter into any material new line of business outside of the Business currently conducted by the Company and the Company Subsidiaries as of the Agreement Date;

(21)            make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

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(22)            voluntarily fail to maintain coverage under any of the Insurance Policies in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and the Company Subsidiaries and their assets and properties, or cancel or materially change such Insurance Policies;

(23)            take any action with respect to (x) any Service Provider of the Company or any Company Subsidiary (including with respect to hiring any new Service Provider or firing of any Service Provider) or (y) Employee Plans, in each case, outside of the ordinary course of business consistent with past practice; provided, that, for purposes of this Section 5.01(ii)(23), “ordinary course of business consistent with past practice” shall not be construed to include any retention bonuses or arrangements similar to those issued by the Company or its subsidiaries prior to the date hereof;

(24)            (I) change or amend any Existing Credit Agreement and/or any “Credit Document” as defined therein, including each Signing Date Amendment, and/or (II) waive any obligation of any lender that is, or becomes, party to any Signing Date Amendment; or

(25)            enter into any legally binding commitment with respect to any of the foregoing.

Section 5.02.      Access to Information.

(a)          During the Pre-Closing Period, upon reasonable prior written notice (and subject to any limitations as a result of the coronavirus (COVID-19) pandemic), the Company shall, and shall cause each of the Company Subsidiaries to, at the sole cost and expense of Buyer, (i) afford Buyer and its Representatives reasonable access, during normal business hours, to the properties, books and records and Tax Returns of the Company and the Company Subsidiaries, (ii) furnish to Buyer and its Representatives such additional financial and operating data and other information regarding the Business as Buyer or its Representatives may from time to time reasonably request for purposes of consummating the Transactions, and (iii) make available to Buyer and its Representatives, during normal business hours, those directors, officers, employees, internal auditors, accountants and other Representatives of the Company and the Company Subsidiaries, except, in the case of (i) and (ii), as set forth in Section 5.02(b).

(b)          Notwithstanding anything in this Agreement to the contrary,

(i)            (A) in no event shall the Company, the Company Subsidiaries or their respective Affiliates be obligated to provide any (1) access or information in violation of any applicable Law, (2) information the disclosure of which, in the judgment of legal counsel, could reasonably be expected to jeopardize any applicable privilege (including the attorney-client privilege) available to any of the Company, the Company Subsidiaries or any of their respective Affiliates relating to such information, or (3) information the disclosure of which would cause the Company, any of the Company Subsidiaries or any of their respective Affiliates to breach a confidentiality obligation to which it is bound; provided, that the Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding clauses (1), (2) or (3) apply, and (B) any access or investigation contemplated by Section 5.02(a) shall not unreasonably interfere with any of the businesses, personnel or operations of any of the Company, the Company Subsidiaries or any of their respective Affiliates or the Business; and

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(ii)            the auditors and accountants of any of the Company, the Company Subsidiaries or any of their respective Affiliates or the Business shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

(c)            If so requested by the Company, on the one hand, or Buyer, on the other hand, Buyer or the Company, as the case may be, shall enter into a customary joint defense agreement or common interest agreement with one or more of the Company, the Company Subsidiaries or any of their respective Affiliates, or Buyer, as applicable, with respect to any information provided to Buyer, or to which Buyer gains access, pursuant to this Section 5.02 or otherwise.

Section 5.03.      Confidentiality.

(a)            Buyer acknowledges that (a) the Confidential Information (as defined in the Confidentiality Agreement) provided to it in connection with this Agreement, including information provided under Section 5.02, is subject to the Confidentiality Agreement and the terms of the Confidentiality Agreement are incorporated into this Agreement by reference, and (b) the Confidentiality Agreement shall continue in full force and effect (and all obligations thereunder shall be binding upon Buyer, its Representatives (as defined in the Confidentiality Agreement) and any other third party who signed (or signs) a joinder thereto subject to and in accordance with the Confidentiality Agreement as if parties thereto) until the Closing, at which time the obligations under the Confidentiality Agreement shall terminate. If for any reason the Closing does not occur and this Agreement is terminated, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. For the avoidance of doubt, the provisions in the Confidentiality Agreement which by their terms survive the termination of the Confidentiality Agreement shall continue in full force and effect in accordance with their terms.

(b)            Other than press releases and public announcements undertaken in accordance with Section 11.05, none of the Company, the Company Subsidiaries or their respective Representatives or Affiliates shall make any statement to any third party with respect to this Agreement, the existence of this Agreement or the Transactions or, disclose to any third party any confidential information of the Buyer without the prior written consent of the Buyer; provided, however, that this provision shall not apply to disclosures (i) of publicly-available information, (ii) by the Company and their Affiliates to their respective legal and financial advisors (including those providing valuation analysis), (iii) made in connection with obtaining the Company Shareholder Approval, provided, that any information not available in the Registration Statement or the Joint Proxy Statement/Prospectus shall require the prior written consent of Buyer, (iv) made in connection with seeking any consent with respect to the Transactions, so long as the same are obligated to maintain the confidentiality of any nonpublic information so provided and (v) compelled by judicial or administrative process, Order or by applicable Law.

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Section 5.04.      Regulatory Approvals.

(a)            Subject in all respects to Section 5.04(b) and Section 5.04(c), Buyer shall, and shall cause its Affiliates to take, any and all steps to make all required filings and promptly obtain all Consents, Permits and Orders of all Government Authorities that may be, or become, necessary for the execution and delivery of, and performance of its obligations pursuant to, the Transaction Agreements (including the consummation of the Transactions).

(b)            Without limiting the generality of Buyer’s obligations under Section 5.04(a), to the extent required, each of the Parties shall make its respective filing under the HSR Act with respect to the Transactions within ten (10) Business Days of the Agreement Date, unless otherwise extended by mutual agreement between the Company and Buyer, and any and all other filings required pursuant to other Antitrust Laws with respect to the Transactions as promptly as reasonably practicable following the Agreement Date. Subject in all respects to Section 5.04(c), Buyer shall, and shall cause its Affiliates to, take any and all necessary steps to resolve as soon as reasonably practicable prior to the Outside Date, any inquiry or investigation by any Government Authority relating to the Transactions under any Antitrust Law. In connection with any such inquiry or investigation, each of the Parties further agrees to supply as promptly as reasonably practicable any additional information and documentary material that may be requested or required pursuant to applicable Law, including any Antitrust Law. Neither Party shall withdraw its HSR Act filing, or other filing required by Antitrust Law, enter into any agreements to extend any HSR Act waiting period or other waiting period under any Antitrust Law, or enter into any agreements to delay or not to consummate the Transactions without the prior written consent of the other Parties. The Company and Buyer shall each pay 50% of all filings fees related to the HSR Act and any other filings under any other Antitrust Laws.

(c)            Subject to this Section 5.04, but notwithstanding any other provision in this Agreement, Buyer shall, and shall cause its Subsidiaries to, promptly take and diligently pursue any or all actions to the extent necessary to eliminate each and every impediment under any Antitrust Law that may be asserted by any Government Authority or any other Person in opposition to the consummation of any of the Transactions, so as to enable the Parties to consummate the Transactions as soon as reasonably practicable, but in any event not later than the Outside Date. In furtherance of this obligation, and subject in all respects to the other provisions of this Section 5.04(c), Buyer shall, and shall cause its Subsidiaries to: (i) offer, negotiate, effect, and agree to, by consent decree, hold separate order or otherwise, any sale, divestiture, license, or other disposition of or restriction on, the Company, any of the Company Subsidiaries, Buyer’s or Buyer’s Subsidiaries’ assets or businesses; provided, however, that any such sale, divestiture, license, disposition, restriction on, holding separate, or other similar arrangement or action on the Company or the Company Subsidiaries is conditioned on the occurrence of, and shall become effective only from and after, the Closing Date; and (ii) take any and all actions to avoid and, if necessary, defend any threatened or initiated litigation under any Antitrust Law that would prevent or delay consummation of the Transactions. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.04 or any other provision of this Agreement shall require or obligate (x) Buyer’s Affiliates, the Sponsor, the Prosus Subscriber, their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, Buyer’s Affiliates, the Sponsor, the Prosus Subscriber or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Buyer’s Affiliates, Sponsor or of any such investment fund or investment vehicle to take any action in connection with the sale, divestiture, license, disposition, restriction on, holding separate, or other similar arrangement or action that limits in any respect such Person’s or entity’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of such Person or entity or any of such entity’s Subsidiaries or Affiliates, or any interest therein and (y) Buyer to (and the Company and the Company Subsidiaries shall not, without the prior written consent of Buyer) take any action with respect to the assets of the Company or the Company Subsidiaries in connection with any sale, divestiture, license, disposition, restriction on, holding separate, or other similar arrangement or action that limits in any respect the Company’s or such Company Subsidiary’s, as applicable, freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company’s or such Company Subsidiary’s, as applicable, or any interest therein, other than sale, divestiture, license, disposition, restriction on, holding separate, or other similar arrangement or action that would not cause a material impact on the Business or the Company and the Company Subsidiaries, taken as a whole.

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(d)            Buyer shall promptly notify the Company of any oral or written communication it or any of its Representatives receives from any Government Authority relating to the matters that are the subject of this Section 5.04, permit the Company and its Representatives to review in advance, and Buyer shall consider in good faith the views of the Company and its Representatives with respect to, any communication relating to the matters that are the subject of this Section 5.04 proposed to be made by Buyer to any Government Authority and provide the Company with copies of all substantive correspondence, filings or other communications between Buyer or any of its Representatives, on the one hand, and any Government Authority or members of its staff, on the other hand, relating to the matters that are the subject of this Section 5.04, provided, however, that materials proposed to be submitted in response to any such Government Authority communication may be redacted: (i) to remove references concerning the valuation of the Business; (ii) as necessary to comply with applicable Law; and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Buyer agrees to provide the Company and its Representatives the opportunity, on reasonable advance notice, to participate in any substantive meeting or discussion with any Government Authority in respect of any such filings, investigation or other inquiry, to the extent permitted by such Government Authority. Subject to the Confidentiality Agreements, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods. Further, subject to the Confidentiality Agreements, the Company shall reasonably cooperate with Buyer in promptly exchanging information, providing assistance, and furnishing information or documentation to any Governmental Authority as Buyer may reasonably request in connection with obtaining any required antitrust or other approvals for the transactions contemplated in the PIPE Subscription Agreement. Nothing in this Section 5.04(d) shall be applicable to Tax matters.

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(e)          Actions or agreements required of Buyer pursuant to this Section 5.04 shall under no circumstances be considered a Material Adverse Effect.

Section 5.05.     Third Party Consents. Each Party agrees to cooperate and use commercially reasonable efforts to obtain any other consents and approvals from any third person other than a Government Authority that may be required in connection with any Transaction (the “Third Party Consents”). Notwithstanding anything in this Agreement to the contrary, the Company, Buyer and their respective Affiliates shall not be required to compensate any third party, commence or participate in any Action or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such Third Party Consent. For the avoidance of doubt, no representation, warranty or covenant of the Company contained in any Transaction Agreement shall be breached or deemed breached, and no condition shall be deemed not satisfied, based on (a) the failure to obtain any Third Party Consents (other than as a result of a breach by the Company of this Section 5.05) or (b) any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Third Party Consents.

Section 5.06.     [Reserved].

Section 5.07.     Cooperation. Without limiting any covenant contained in this Article V, including the obligations of the Company and Buyer with respect to the notifications, filings and applications described in Section 5.04, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 5.07, during the Pre-Closing Period, (a) the Company and Buyer shall, and shall cause their respective Affiliates to, (i) refrain from taking any actions that would reasonably be expected to impair, delay or impede the Closing and (ii) without limiting the foregoing or modifying the Parties’ respective obligations pursuant to Section 5.04, use commercially reasonable efforts to cause all Closing Conditions of the other Party to be met as promptly as practicable and in any event on or before the Outside Date and (b) each Party shall keep the other Party reasonably apprised of the status of the matters relating to the completion of the Transactions, the PIPE Transaction, including with respect to the negotiations relating to the satisfaction of the Closing Conditions of the other Party. Notwithstanding the foregoing, commercially reasonable efforts shall not include any obligation to, and nothing in this Section 5.07 shall require Buyer to, (x) issue any shares of Buyer Class A Common Stock, any warrants exercisable for shares of Buyer Class A Common Stock or any other equity interests of Buyer or its Subsidiaries or (y) incur, guarantee or otherwise become liable for any indebtedness; provided, that the foregoing shall not limit or otherwise apply to Buyer’s obligations to issue or otherwise become liable for the Per Share Merger Consideration, the indebtedness to be issued to holders of Buyer Class C Common Stock pursuant to Section 2.06(d) and any issuance as contemplated by any PIPE Subscription Agreement, in each case, in accordance with the terms of this Agreement or the PIPE Subscription Agreement, as applicable.

Section 5.08.     Employee Matters.

(a)          Continuing Employees. Buyer agrees that for a period of at least twelve (12) months following the Closing Date, each Continuing Employee shall be entitled to receive, while in the employ of Buyer or its Affiliates, salary, wages and cash incentive compensation opportunities that, in each case, is no less favorable than the salary, wages and cash incentive compensation opportunities as were provided to such Continuing Employee immediately prior to the Agreement Date by the Company or the applicable Company Subsidiary. Buyer shall, and shall cause its Affiliates to provide, for a period of at least twelve (12) months following the Closing Date, each Continuing Employee with employee benefits (excluding long-term incentive, equity and equity-based compensation and severance benefits) that are, in the aggregate, no less favorable than the employee benefits provided to such Continuing Employee immediately prior to the Agreement Date.

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(b)          Credit for Service. Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to credit Continuing Employees for service earned on and prior to the Closing Date with the Company, the Company Subsidiaries or predecessors, in addition to service earned with Buyer and its Affiliates on or after the Closing Date, for purposes of eligibility, vesting, paid-leave entitlement or the calculation of benefits under any employee benefit plan, program or arrangement of Buyer or any of its Affiliates for the benefit of the Continuing Employees on or after the Closing Date (but not for benefit accruals or participation eligibility under any defined benefit pension plan or plan providing post-retirement medical benefits, subsidized early retirement benefits, or any other similar benefits); provided, however, that nothing herein shall result in a duplication of benefits with respect to the Continuing Employees.

(c)          Pre-existing Conditions; Coordination. Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to waive any pre-existing condition or actively at work limitations, evidence of insurability and waiting periods for the Continuing Employees and their eligible spouses and dependents under any employee benefit plan, program or arrangement of Buyer or any of its Affiliates for the benefit of the Continuing Employees on or after the Closing Date. Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to credit for purposes of determining and satisfying annual deductibles, co-insurance, co-pays, out-of-pocket limits and other applicable limits under the comparable health plans and arrangements offered to Continuing Employees, deductibles, co-insurance, co-pays and out-of-pocket expenses paid by Continuing Employees and their respective spouses and dependents under the health plans of the Company and the Company Subsidiaries in the calendar year in which the Closing Date occurs.

(d)          No Third Party Beneficiaries. Other than Buyer’s obligations as set forth under this Article V, the Parties acknowledge and agree that nothing in this Agreement, including in this Section 5.08, is intended to and shall not (i) create any third party rights, (ii) amend any employee benefit plan, program, policy or arrangement, (iii) require Buyer or any of its Affiliates or the Company or its Affiliates to continue any employee benefit plan, program, policy or arrangement beyond the time when it otherwise lawfully could be terminated or modified or as otherwise required herein or (iv) provide any Covered Employee or any Continuing Employee with any rights to continued employment.

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Section 5.09.     Existing Credit Agreement Amendments.

(a)          Prior to the Closing, the Company shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to direct its and their respective Representatives to as soon as reasonably practicable after (and not prior to) the receipt of a written request from Buyer to do so, request an amendment or amendments to any of the Existing Credit Agreements, or any Distribution Consent on the terms and conditions specified by Buyer in compliance with such Existing Credit Agreement, to amend or otherwise modify the terms of such Existing Credit Agreement to address any changes in corporate structure resulting from Buyer’s decision to cause Software Luxembourg Intermediate S.à r.l. (and its Subsidiaries, as applicable) to distribute all of the equity interests it holds in Skillsoft to the Surviving Corporation, in each case of such amendments or modifications, with effect as of and subject to the occurrence of the Closing (any such amendments or modifications, a “Debt Amendment”). The Company and its Subsidiaries shall not be required to take any action in respect of any Debt Amendment until Buyer shall have provided the Company with drafts of the material agreements required in connection with such Debt Amendment (collectively, the “Debt Amendment Documents”), including, to the extent applicable, drafts of any proposed amendments to previously executed Debt Amendment Documents. The Company shall use reasonable best efforts to provide to Buyer, and shall cause each of its Subsidiaries to use its reasonable best efforts to provide, and direct its and their respective Representatives to provide cooperation and assistance reasonably requested by Buyer in connection with obtaining the Debt Amendments and subject to (x) any governing body of the Company’s and any of its Subsidiaries’ fiduciary or other duties or (y) applicable law, executing any Debt Amendment Documents necessary to obtain such Debt Amendment; provided, that the effectiveness of any such Debt Amendment Documents (or the amendments contemplated thereby) shall be expressly conditioned on the Closing and subject to receipt of any required Distribution Consent. Buyer shall promptly provide such information as is reasonably requested by the Company.

(b)          In connection with any Debt Amendment, Buyer may select one or more arrangers and other agents to provide assistance in connection therewith and the Company shall, and shall cause its Subsidiaries to, enter into customary agreements with such parties so selected.

Section 5.10.     No Claim Against the Trust Account. The Company acknowledges that Buyer is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets. The Company acknowledges that it has read Buyer’s final prospectus, dated June 26, 2019, and other SEC Reports, the Buyer Organizational Documents, and the Trust Agreement and understands that Buyer has established the Trust Account described therein for the benefit of the Buyer Stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that Buyer’s sole assets consist of the cash proceeds of Buyer’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public stockholders. The Company further acknowledges that, if the Transactions are not consummated by October 1, 2021, or, in the event of termination of this Agreement, another Business Combination, is not consummated by July 1, 2021, or such later date as approved by the Buyer Stockholders to complete a Business Combination, Buyer will be obligated to return to the Buyer Stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Buyer to collect from the Trust Account any monies that may be owed to them by Buyer or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including any willful breach of this Agreement. This Section 5.10 shall survive the termination of this Agreement for any reason.

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Section 5.11.     Conduct of Buyer Prior to the Closing. During the Pre-Closing Period, except as set forth on Schedule 5.11 or as contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Buyer shall not and each shall not permit any of its Subsidiaries to:

(i)          other than to adopt the Buyer A&R Charter Amendment, Buyer Second A&R Charter, change, modify or amend the Trust Agreement or the Buyer Organizational Documents;

(ii)         (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Buyer; (B) split, combine or reclassify any capital stock of, or other equity interests in, Buyer; or (C) other than as required by Buyer’s Organizational Documents in order to consummate the Transactions (including the redemption of any shares of Buyer Common Stock required by the Redemption Offer), repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Buyer;

(iii)        enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Buyer other than wholly-owned Subsidiaries;

(iv)        waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any Liability, other than (x) in the ordinary course of business consistent with past practice, (y) that otherwise do not require payment in an amount that exceeds, in the aggregate, the amount set forth on Schedule 5.11(iv) or (z) that relates directly or indirectly to this Agreement or the Transactions (including any class action or derivative litigation) that do not require payment of damages in an amount that exceeds, in the aggregate, the amount set forth on Schedule 5.11(iv);

(v)         incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness for borrowed money other than such indebtedness that would not be prohibited by any Existing Credit Agreement (in each case, after giving effect to the applicable Signing Date Amendment) if such indebtedness was to be incurred by the Surviving Corporation following the consummation of the Closing;

(vi)        (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Buyer or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) in connection with the exercise of any Buyer Warrants outstanding on the Agreement Date, (ii) the Transactions or (iii) Buyer Class A Common Stock or any warrants exercisable for shares of Buyer Class A Common Stock at a purchase price, or at an exercise price, as applicable, equal to or greater than ten dollars ($10.00) per share (before calculating any transaction expenses, original issuance discounts or other similar premiums, charges and expenses that are customary for issuances of equity or equity-linked securities in connection with a private investment in a public company, subject to the limitations set forth in Schedule 5.11(vi)) or (B) amend, modify or waive any of the terms or rights set forth in, any Buyer Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein or

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(vii)       fail to timely file any material Tax Return required to be filed (after taking into account any extensions) by the applicable entity, prepare any material Tax Return on a basis inconsistent with past practice, fail to timely pay any material Tax that is due and payable by the applicable entity, surrender any claim for a refund of a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. law) with respect to a material amount of Taxes, make or change any material Tax election or adopt or change any material Tax accounting method, file any amendment to a material Tax Return, enter into any agreement with a Government Authority with respect to material Taxes, settle or compromise any claim or assessment by a Government Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material Taxes, or enter into any material Tax sharing or similar agreement (other than any agreement not primarily related to Taxes entered into in the ordinary course of business).

Section 5.12.     Company Shareholder Approval; Other Actions.

(a)          The Company agrees to use reasonable best efforts to provide to Buyer, as promptly as practicable following the Agreement Date, such financial and other information regarding the Company, the Company Subsidiaries, and the Business required to be included in the Registration Statement and/or the Joint Proxy Statement/Prospectus. The Company shall be available to, and the Company and the Company Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Buyer and its counsel in connection with (i) the drafting of the Registration Statement, the Buyer Board Report and the Joint Proxy Statement/Prospectus and (ii) responding in a timely manner to comments on the Registration Statement or the Joint Proxy Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Buyer in connection with the preparation for inclusion in the Registration Statement and the Joint Proxy Statement/Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b)          From and after the Mailing Date, the Company will give Buyer prompt written notice of any action taken or not taken by the Company or the Company Subsidiaries or of any development regarding the Company or the Company Subsidiaries, in any such case, to the Knowledge of the Company, that would cause the Registration Statement or the Joint Proxy Statement/Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Buyer and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement and/or the Joint Proxy Statement/Prospectus, such that the Registration Statement and the Joint Proxy Statement/Prospectus no longer contains an untrue statement of a material fact or omits a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, that no information received by Buyer pursuant to this Section 5.12 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Disclosure Schedules.

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(c)          As promptly as practicable after the Agreement Date and no later than one (1) month before the Company Shareholder Approval, the Company shall obtain and deliver or otherwise make available to its shareholders signed versions of (i) the Auditor Report, (ii) a report from the Company issued in accordance with Article 1021-5 of the Luxembourg Companies’ Law (the “Company Board Report”), (iii) interim balance sheets of the Company and Buyer for the period ending August 31, 2020 and (iv) the Joint Merger Proposal.

(d)          As promptly as practicable after the SEC Clearance Date, the Company shall solicit the Company Shareholder Approval by calling a special meeting of the holders of Company Shares in accordance with Article 1021-3 of the Luxembourg Companies’ Law to be effective at the Effective Time subject to satisfaction of the various conditions of this Agreement. The Company Shareholder Approval shall include the approval of (i) the adoption and approval of this Agreement and the approval of the Merger in accordance with the terms of the Joint Merger Proposal and this Agreement, (ii) the approval of the amendment and restatement of Buyer’s certificate of incorporation substantially in the form of the Buyer Second A&R Charter and each change therein that is required to be separately approved, in each case, which shall be taken on a precatory basis to the extent permitted by applicable Law and (iii) the approval of any other proposals reasonably agreed by Buyer and the Company to be necessary under applicable law to effect the Merger, in each case of clauses (i) and (ii) above, by the holders of at least two-thirds of the value of the outstanding Company Shares; provided, however, that any such approvals referred to in the foregoing clauses (i) and (ii) shall be unbundled into separate proposals to the extent required by applicable Law. Without the prior written consent of Buyer, the proposals set forth in clauses (i) and (ii) above shall be the only matters (other than procedural matters) which the Company shall propose to be acted on by the holders of Company Shares at the special meeting. As promptly as practicable after the SEC Clearance Date, the Company shall cause the Joint Proxy Statement/Prospectus to be mailed to its shareholders of record, along with the Letter of Transmittal. The Company shall, through the Company Board, include the Company Board Recommendation in the Joint Proxy Statement/Prospectus together with a formal convening notice and voting form compliant with the requirements of Luxembourg law and the organizational documents of the Company for the shareholders to attend and vote at the general meeting called for the Company Shareholder Approval.

(e)          Buyer agrees to use reasonable best efforts to provide to the Company, as promptly as practicable following the Agreement Date, such financial and other information regarding Buyer and its Affiliates required to be included in the Company Board Report. Buyer shall be available to, and Buyer shall use reasonable best efforts to make its Affiliates, officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, the Company and its counsel in connection with the drafting of the Company Board Report. As promptly as practicable following the execution and delivery of this Agreement, and no later than one (1) month before the Company Shareholder Approval, Buyer shall obtain and deliver to the Company a signed version of a report explaining the terms of the Merger in accordance with Article 1021-5 of the Luxembourg Companies’ Law (the “Buyer Board Report”).

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Section 5.13.     Buyer NYSE Listing. From the Agreement Date through the Closing, Buyer shall use commercially reasonable efforts to ensure Buyer remains listed as a public company on, and for shares of Buyer Common Stock to be listed on, the NYSE.

Section 5.14.     Buyer Public Filings. From the Agreement Date through the Closing, Buyer will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 5.15.     Preparation of Registration Statement and Joint Proxy Statement/Prospectus; Special Meeting.

(a)          As promptly as practicable following the execution and delivery of this Agreement, Buyer shall use reasonable best efforts to prepare and file with the SEC a Registration Statement on Form S-4 with respect to registration of the shares of Buyer Class A Common Stock and Buyer Class C Common Stock to be issued in connection with the Merger (the “Registration Statement”), which Registration Statement shall include a joint proxy statement of Buyer to be used for the Special Meeting to approve the Proposals and setting forth the Redemption Offer and of the Company to be used in connection with the special meeting of the Company’s shareholders for the purpose of obtaining the Company Shareholder Approval (the “Joint Proxy Statement”) and a prospectus with respect to the shares of Buyer Class A Common Stock and Buyer Class C Common Stock to be offered and issued to holders of Company Shares in connection with the Merger (the “Joint Proxy Statement/Prospectus”), in all cases in accordance with and as required by the Buyer Organizational Documents, applicable Law, and the rules and regulations of the NYSE. Buyer shall file the Joint Proxy Statement/Prospectus on Form 424B3, in each case in accordance with the rules and regulations of the Exchange Act. Buyer, on the one hand, and the Company, on the other hand, shall furnish all information concerning such Person(s) to the other as may be reasonably requested in connection with the preparation, filing and distribution (as applicable) of the Registration Statement and the Joint Proxy Statement/Prospectus.

(b)          Buyer shall promptly notify the Company upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Registration Statement or the Joint Proxy Statement, and shall promptly provide the Company with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of Buyer and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement or the Joint Proxy Statement and any amendment to the Registration Statement or the Joint Proxy Statement filed in response thereto. Buyer shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Registration Statement or the Joint Proxy Statement. Buyer, on the one hand, and the Company, on the other hand, shall furnish all information concerning such Person(s) to the other as may be reasonably requested in connection with the response to any comments of the SEC with respect to the Registration Statement or the Joint Proxy Statement. If any of the Parties becomes aware that any information contained in the Registration Statement or the Joint Proxy Statement/Prospectus shall have become false or misleading in any material respect or that the Registration Statement or the Joint Proxy Statement/Prospectus is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Party and (ii) Buyer shall use reasonable best efforts to prepare an amendment or supplement to the Registration Statement or the Joint Proxy Statement/Prospectus. Buyer shall use reasonable best efforts to cause the Joint Proxy Statement as so amended or supplemented to be filed with the SEC and to be disseminated to Buyer Stockholders, in each case, pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Buyer Organizational Documents. Notwithstanding the foregoing, prior to filing or mailing the Registration Statement or the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto, as applicable) or responding to any comments of the SEC with respect thereto, Buyer (i) shall provide the Company an opportunity to review and comment on such document or response, and (ii) shall give reasonable and good faith consideration to all comments reasonably proposed by the Company with respect thereto.

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(c)          Buyer agrees to include provisions in the Joint Proxy Statement/Prospectus and to take reasonable action related thereto, with respect to (i) the adoption and approval of this Agreement, (ii) the approval of the Merger (the proposals in (i) and (ii) collectively, the “Business Combination Proposals”), (iii) the approval of the issuance of the shares of Buyer Class A Common Stock and Buyer Class C Common Stock in connection with the Merger (the “Share Issuance Proposal”), (iv) the approval of the issuance of shares of Buyer Class A Common Stock or warrants exercisable for shares of Buyer Class A Common Stock pursuant to the PIPE Subscription Agreement or other subscription agreements entered into prior to the Special Meeting (in accordance with Section 5.11(vi)) (but only if inclusion of any such issuance pursuant to such other subscription agreements in accordance with Section 5.11(vi) would not reasonably be expected to materially delay the effectiveness of the Registration Statement or the Special Meeting after the Mailing Date), in each case, to the extent required under the NYSE Listed Companies Manual (the “PIPE Issuance Proposals”), (v) the approval of the amendment of Buyer’s certificate of incorporation substantially in the form of the Buyer A&R Charter Amendment and each change therein that is required to be separately approved (the “First Charter Amendment Proposal”), (vi) the approval of the amendment and restatement of Buyer’s certificate of incorporation substantially in the form of the Buyer Second A&R Charter and each change therein that is required to be separately approved (the “Second Charter Amendment Proposal”), (vii) to the extent required by applicable Law or otherwise as is deemed advisable by the Buyer Board, the election to the Buyer Board of the Post-Closing Board effective as of the Closing (subject to any limitation imposed under applicable Laws and NYSE listing requirements, the “Director Election Proposal”), (viii) the approval of the adoption of the Incentive Equity Plan (the “Incentive Plan Proposal”), and (ix) the approval of any other proposals reasonably agreed by Buyer and the Company to be necessary or appropriate in connection with the consummation of the Merger (collectively, the “Proposals”, and the Proposals other than the Proposals set forth in clauses (vii) and (ix), the “Required Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Buyer shall propose to be acted on by the Buyer Stockholders at the Special Meeting.

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(d)          Buyer shall use reasonable best efforts to, as promptly as practicable (and in any event, within five (5) calendar days after the SEC Clearance Date), (i) cause the Joint Proxy Statement/Prospectus to be mailed to the Buyer Stockholders in compliance with applicable Law, (ii) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL for a date no later than thirty (30) Business Days following the SEC Clearance Date and (iii) solicit proxies from the Buyer Stockholders to vote in accordance with the recommendation of the Buyer Board with respect to each of the Proposals. Buyer shall, through the board of directors of Buyer, recommend to the Buyer Stockholders that they approve the Proposals (the “Buyer Board Recommendation”) and shall include the Buyer Board Recommendation in the Joint Proxy Statement/Prospectus, unless the Buyer Board shall have changed the recommendation in accordance with this Section 5.15(d). The Buyer Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Buyer Board Recommendation (a “Buyer Change in Recommendation”); provided, that the Buyer Board may make an Buyer Change in Recommendation and include such Buyer Change in Recommendation in the Joint Proxy Statement/Prospectus if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Buyer Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law. Notwithstanding the foregoing provisions of this Section 5.15(d), if on a date for which the Special Meeting is scheduled, Buyer has not received proxies representing a sufficient number of shares of Buyer Common Stock to obtain the Buyer Stockholder Approval, whether or not a quorum is present, Buyer shall have the right, subject to Article X, to make one or more successive postponements or adjournments of the Special Meeting.

(e)          Prior to the Special Meeting and the Closing, Buyer shall prepare such additional reports required under the Exchange Act in connection with the Closing and the consummation of the Transactions, the PIPE Transaction and if applicable any other transaction permitted under Section 5.11 and Section 5.15. The Company shall furnish to Buyer all information concerning the Company as may be reasonably requested in connection with the preparation and filing of any such additional reports. Buyer shall provide the Company an opportunity to review and comment on any such additional reports and shall give reasonable and good faith consideration to all comments reasonably proposed by the Company with respect thereto.

Section 5.16.     Exclusivity.

(a)          During the Pre-Closing Period, the Company shall not and shall not authorize or permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to (i) make or negotiate any offer or proposal involving any third party to, (A) issue, sell or otherwise transfer any interest in the Company or any of the Company Subsidiaries or all or any material portion of its or their Assets, or (B) enter into any definitive agreement with respect to, or otherwise effect, any Other Sale (as defined in the Amended and Restated Articles of Incorporation of the Company, filed on August 27, 2020) other than with Buyer or any of its Affiliates, recapitalization, refinancing, merger or other similar transaction involving the Company or the Company Subsidiaries (any of the foregoing hereinafter referred to as an “Alternative Proposal”), (ii) solicit any inquiries or proposals regarding any Alternative Proposal, (iii) initiate any discussions with or provide any non-public information or data to any third party that would encourage, facilitate or further any effort or attempt to make or implement an Alternative Proposal, or (iv) enter into any agreement with respect to any Alternative Proposal made by any third party; provided, however, that nothing in the foregoing clause shall restrict the Company or its Affiliates or Representatives during the Pre-Closing Period from disclosing to its shareholders any unsolicited proposal received in connection with any Alternative Proposal to the extent required by their obligations under applicable Law. The Company shall, and shall cause their respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the Agreement Date with respect to, or which is reasonably likely to give rise to or result in, an Alternative Proposal.

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(b)          During the Pre-Closing Period, Buyer shall not take, nor shall it permit any of its Subsidiaries or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, the Company Subsidiaries and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to (x) any Initial Business Combination or (y) any other Business Combination that would reasonably be expected to (i) adversely impact the ability of either Party to consummate the Transactions, (ii) materially delay the consummation of the Transactions (it being understood that any delay of greater than ten (10) Business Days shall be deemed to be material) or (iii) violate or otherwise breach the limitations set forth in Section 5.11, in each case, other than with the Company, the Company Subsidiaries and their respective Affiliates and Representatives (each, a “Business Combination Proposal”); and provided, that Buyer shall provide the Company with written notice at least two (2) Business Days prior to its or any of its Subsidiary’s entry into any definitive agreement with respect to any Business Combination permitted by this Section 5.16, which notice shall put forth the material terms of the transaction and identifies the third-parties party thereto. Buyer shall, and shall cause its Subsidiaries and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the Agreement Date with respect to, or which is reasonably likely to give rise to or result in, Business Combination Proposal.  Notwithstanding anything to the contrary, the foregoing shall not restrict Buyer’s Affiliates (including the Sponsor) that are not Subsidiaries of Buyer in any way with respect to pursuit of a Business Combination or a Business Combination Proposal for such Affiliates’ other investment vehicles other than Buyer or its Subsidiaries.

Section 5.17.     [Reserved].

Section 5.18.     Obligations of the Company Subsidiaries. To the extent that this Agreement requires the Company or any of the Company Subsidiaries to take any action, the Company shall cause any such Company Subsidiary to take such action.

Section 5.19     No Stock Transactions. From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, none of the Company or any of its Subsidiaries shall engage in any transactions involving the securities of Buyer without the prior consent of Buyer.

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Section 5.20     Incentive Equity Plan. Buyer shall approve, and subject to the Buyer Stockholder Approval, adopt, a management incentive equity plan, the proposed form and terms of which shall be prepared and delivered by Buyer to the Company and shall be mutually agreed by Buyer and the Company prior to the Mailing Date (the “Incentive Equity Plan”).

Article VI

POST-CLOSING COVENANTS

Section 6.01.     [Reserved].

Section 6.02.     Directors’ and Officers’ Indemnification and Exculpation.

(a)          Buyer agrees that following the Closing and prior to the sixth (6th) anniversary of the Closing Date all rights of the individuals who on or prior to the Closing Date were directors, officers, managers or employees (in all of their capacities) of the Company or any Company Subsidiary (collectively, the “D&O Indemnified Parties”) to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the certificate of incorporation, bylaws, or comparable organizational documents of the Company or such Company Subsidiary, as applicable, as now in effect, and any indemnification agreement, as now in effect by and between a D&O Indemnified Party and the Company or any Company Subsidiary, shall survive the Closing Date and shall continue in full force and effect against the Company or the applicable Company Subsidiary in accordance with the terms of such agreement. Following the Closing and prior to the sixth (6th) anniversary of the Closing Date, such rights shall not be amended or otherwise modified in any manner that would adversely affect the rights of the D&O Indemnified Parties, unless such modification is required by Law.

(b)          For a period of six (6) years from the Effective Time, Buyer shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or its Subsidiaries’ directors’ and officers’ liability Insurance Policies on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Buyer or its Subsidiaries be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company and its Subsidiaries for such Insurance Policy for the year ended January 31, 2020; provided, however, that (i) Buyer may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this Section 6.02(b) shall be continued in respect of such claim until the final disposition thereof.

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(c)          The provisions of this Section 6.02 are intended to be for the benefit of and shall be enforceable by, each D&O Indemnified Party, his or her successors and heirs and his or her legal representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise. The obligations of Buyer under this Section 6.02 shall not be amended, terminated or modified in such a manner as to adversely affect any D&O Indemnified Party (including such Person’s successors, heirs and legal representatives) to whom this Section 6.02 applies without the written consent of the affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 6.02 applies shall be third-party beneficiaries of this Section 6.02), and this Section 6.02 shall be enforceable by such D&O Indemnified Parties and their respective successors, heirs and legal representatives and shall be binding on all successors and assigns of Buyer and each Company Subsidiary.

(d)          Notwithstanding anything contained in this Agreement to the contrary, this Section 6.02 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Buyer and the Surviving Corporation and all successors and assigns of Buyer and the Surviving Corporation. If Buyer or, following the Closing and prior to the sixth (6th) anniversary of the Closing Date, any Company Subsidiary, or any of their respective successors or assigns, (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in such case, Buyer shall use commercially reasonable efforts to cause proper provisions to be made so that the successors and assigns of Buyer or such Company Subsidiary or any of their respective successors or assigns, as the case may be, shall assume all of the obligations set forth in this Section 6.02.

Section 6.03.     Books and Records. Once the Merger has been definitively completed, the original copies of the Company's deeds of incorporation and the amendments thereto, together with the accounting ledgers, shareholders’ register(s), supporting documents for the ownership of the Company’s Shares, and any contracts, archives, exhibits, or other documents relating to the assets and rights transferred as part of the Merger will be delivered to the Buyer.

Section 6.04.     Further Assurances. From time to time following the Closing, the Parties shall, and shall cause their respective controlled Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquaintances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the Transactions as may be reasonably requested by the other Party.

Article VII

[RESERVED]

Section 7.01.     [Reserved].

Article VIII

TAX MATTERS

Section 8.01.     Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, Buyer shall be liable for and shall pay any Transfer Taxes attributable to the Transactions. The Party required by Law to file a Tax Return with respect to such Transfer Taxes shall timely prepare, with the other Parties’ cooperation, and file such Tax Return.

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Section 8.02.     Tax Cooperation. The Company and Buyer shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Company or any of the Company Subsidiaries as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for, or the prosecution or defense of, any Tax claim.

Article IX

CONDITIONS TO CLOSING

Section 9.01.     Conditions to Obligations of the Parties. The obligations of the Parties to consummate the Merger shall be subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by both Parties:

(a)          Governmental Approvals. All applicable waiting periods under the HSR Act shall have expired or been terminated and all other Required Approvals shall have been obtained or, if applicable, shall have expired, shall have been waived by the applicable Government Authority or shall have been terminated.

(b)          No Order. There shall be no Order in existence that prohibits the consummation of the Transactions.

(c)          Net Tangible Assets. Buyer shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Redemption Offer is completed.

(d)          Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(e)          Buyer Stockholder Approval. The Buyer Stockholder Approval shall have been obtained.

(f)           Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(g)          NYSE. The Buyer Common Stock to be issued in connection with the Merger shall have been approved for listing on NYSE, subject only to official notice of issuance thereof.

(h)          Redemption Offer Completion. The Redemption Offer shall have been completed in accordance with the terms hereof and the Joint Proxy Statement/Prospectus.

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(i)           Auditor Report. The Luxembourg Auditor shall have delivered the Auditor Report.

(j)           Available Closing Date Cash. The Available Closing Date Cash shall not be less than $644,000,000.

Section 9.02.     Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger shall be subject to the satisfaction or waiver by the Company in its sole discretion, at or before the Closing, of each of the following conditions:

(a)          Representations and Warranties; Covenants.

(i)          all representations and warranties of Buyer (other than Section 4.14 (Capitalization)) contained in this Agreement shall be true and correct in all respects as of the Agreement Date and as of the Closing Date, as if made at and as of that time (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct in all respects as of such date), except for breaches or inaccuracies that, individually or in the aggregate, would not reasonably be expected to materially impair or delay the ability of Buyer to consummate the Transactions or otherwise perform its obligations under the Buyer Transaction Agreements; provided, however, that for purposes of determining the satisfaction of the condition in this clause (i), no effect shall be given to any qualifier of “material” in such representations and warranties;

(ii)         the representations and warranties of Buyer contained in Section 4.14 (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Agreement Date and as of the Closing Date, as if made anew at and as of that time;

(iii)        the covenants contained in this Agreement required to be complied with by Buyer on or before the Closing shall have been complied with in all material respects; and

(iv)        the Company shall have received a certificate signed by an authorized officer of Buyer, dated as of the Closing Date, certifying as to the satisfaction of the matters set forth in the foregoing clauses (i), (ii) and (iii).

(b)          Sponsor Agreement. Since the Agreement Date, there shall not have occurred any amendment or modification to the Sponsor Support Agreement, other than as consented to in writing by the Company.

Section 9.03.     Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Merger shall be subject to the satisfaction or waiver by Buyer in its sole discretion, at or before the Closing, of each of the following conditions:

(a)          Representations and Warranties; Covenants.

(i)          all representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company described in Sections 9.03(a)(ii), (iii) and (iv)) shall be true and correct as of the Agreement Date and as of the Closing Date, as if made at and as of that time (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date), except for breaches or inaccuracies, as the case may be, as to matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of the condition in this clause (i), no effect shall be given to any qualifier of “material” or “Material Adverse Effect” in such representations and warranties;

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(ii)         each of the representations and warranties of the Company contained in Section 3.01 (Due Incorporation and Due Authorization), Section 3.16 (Brokers) and Section 3.20 (Affiliate Agreements), in each case shall be true and correct in all material respects as of the Agreement Date and as of the Closing Date, as if made at and as of that time (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date);

(iii)        each of the representations and warranties of the Company contained in Section 3.07(b) (No Material Adverse Effect) shall be true and correct in all respects as of the Agreement Date and as of the Closing Date, as if made at and as of that time;

(iv)        the representations and warranties of the Company contained in Section 3.03 (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Agreement Date and as of the Closing Date, as if made at and as of that time;

(v)         the covenants contained in this Agreement required to be complied with by the Company on or before the Closing shall have been complied with in all material respects; and

(vi)        Buyer shall have received a certificate signed by an authorized officer of the Company, dated as of the Closing Date, certifying as to the satisfaction of matters set forth in the foregoing clauses (i) through (v).

(b)          No “Event of Default”. As at the Effective Time, there shall be no existing “Event of Default” (as defined under any Existing Credit Agreement).

(c)          Material Adverse Effect. Since the Agreement Date, there shall not have occurred any Material Adverse Effect.

Section 9.04.     Frustration of Closing Conditions. Neither the Company nor Buyer may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such Party’s failure to act in good faith, to use commercially reasonable efforts to cause the Closing Conditions of each such other Party to be satisfied, or to satisfy its obligations set forth in Section 5.07.

Section 9.05.     Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article IX that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

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Article X

TERMINATION

Section 10.01.     Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated before the Closing and the transactions contemplated hereby abandoned:

(a)          by the mutual written consent of the Company and Buyer;

(b)          by the Company, if Buyer shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to Buyer that would cause any Closing Condition set forth in Section 9.02(a) not to be satisfied and such breach is not waived by the Company and (i) is curable and is not cured by Buyer prior to the earlier to occur of (A) twenty (20) Business Days after receipt by Buyer of the Company’s notice of its intent to terminate, and (B) the Outside Date or (ii) is incapable of being cured prior to the Outside Date; provided, however, that the Company is not then in material breach of this Agreement;

(c)          by Buyer, if the Company shall have breached any representation or warranty or failed to comply with any covenant applicable to the Company that would cause any Closing Condition set forth in Section 9.03(a) not to be satisfied and such breach is not waived by Buyer and (i) is curable and is not cured by the Company prior to the earlier to occur of (A) twenty (20) Business Days after receipt by the Company of Buyer’s notice of its intent to terminate, and (B) the Outside Date or (ii) is incapable of being cured prior to the Outside Date; provided, however, that Buyer is not then in material breach of this Agreement;

(d)          by the Company, if a Buyer Change in Recommendation shall have occurred prior to the Special Meeting;

(e)          unless otherwise agreed by the Parties, by the Company or Buyer, if the Closing shall not have occurred by the date that is eight (8) months following the Agreement Date (the “Outside Date”); provided, however, that if the Closing shall not have occurred on or before the Outside Date due to a material breach of any representations, warranties or covenants contained in this Agreement by Buyer or the Company, then the Party that failed to fulfill such obligations or breached the Agreement may not terminate this Agreement pursuant to this Section 10.1(e);

(f)           by the Company or Buyer, in the event that any Government Authority of competent jurisdiction shall have issued an Order that permanently enjoins the consummation of the Merger and such Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 10.01(f) shall not be available to the Company or Buyer whose action or failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the issuance of such Order or other action;

(g)          by the Company or Buyer, if the Buyer Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting); or

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(h)          by Buyer, if the Company Shareholder Approval is not obtained at the special meeting of the holders of Company Shares described in Section 5.12(d) (subject to any adjournment or recess of the meeting).

Section 10.02.     Notice of Termination. If either Buyer or the Company desires to terminate this Agreement pursuant to Section 10.01, such Party shall give written notice of such termination to the other Party.

Section 10.03.     Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall thereupon become null and void and of no further force and effect and there shall be no Liability on the part of any Party to another Party, except that (i) the provisions of Section 5.03 (Confidentiality), Section 5.10 (No Claims Against Trust Account), Section 10.01 (Termination), this Section 10.03 and Article XI (Miscellaneous) shall remain in full force and effect and (ii) nothing in this Section 10.03 shall be deemed to (A) release any Party from any Liability for any breach by such Party of any term of this Agreement prior to the date of termination for any knowing and intentional breach of this Agreement or in the case of intentional fraud (with the specific intent to deceive and mislead) or (B) impair the right of any Party to compel specific performance by any other Party of such other Party’s obligations under this Agreement prior to the valid termination of this Agreement; provided, further, that nothing in this Section 10.03 shall, in any way, limit the Company’s waiver against the Trust Account as set forth in Section 5.10.

Article XI

MISCELLANEOUS

Section 11.01.     Rules of Construction. The following rules of construction shall govern the interpretation of this Agreement:

(a)          references to “applicable” Law or Laws with respect to a particular Person, thing or matter means only such Law or Laws as to which the Government Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter as determined under the Laws of the State of New York; references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section;

(b)          when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two (2) days after a triggering event and such event occurs on a Tuesday, then the action must be taken by Thursday); if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day;

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(c)          whenever the context requires, words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender;

(d)          (i) the provision of a table of contents, the division into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement and (ii) references to the terms “Article,” “Section,” “subsection,” “subclause,” “clause,” “Schedule” and “Exhibit” are references to the Articles, Sections, subsections, subclauses, clauses, Schedules and Exhibits to this Agreement unless otherwise specified;

(e)          (i) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits thereto, (ii) the terms “thereof,” “therein,” “thereby,” “thereto” and derivative or similar words refer to this Agreement to which the context refers, including the Schedules and Exhibits thereto, (iii) the terms “include,” “includes,” “including” and words of similar import when used in this Agreement mean “including, without limitation” unless otherwise specified, (iv) the term “any” means “any and all” and (v) the term “or” shall not be exclusive and shall mean “and/or”;

(f)           (i) references to “days” means calendar days unless Business Days are expressly specified, (ii) references to “written” or “in writing” include in electronic form (including by e-mail transmission or electronic communication by portable document format (.pdf)) and (iii) references to “$” mean U.S. dollars;

(g)          references to any Person includes such Person’s successors and permitted assigns;

(h)          whenever this Agreement requires the Company or any of its Subsidiaries to take any action, such requirement shall be deemed to involve an undertaking on the part of the Company to take such action, or to cause its applicable Subsidiary/ies to take such action;

(i)           unless the context otherwise requires, the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(j)           the term “ordinary course of business” means ordinary course of business consistent with past practice;

(k)          any reference to a Schedule to this Agreement shall refer to a schedule included in either Buyer’s Disclosure Schedule or the Company’s Disclosure Schedule; and

(l)           each Party has participated in the negotiation and drafting of this Agreement, and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any provision in this Agreement; the language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party. Further, prior drafts of this Agreement or any ancillary agreements, schedules or exhibits thereto or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any ancillary agreements, schedules or exhibits hereto shall not be used as an aide of construction or otherwise constitute evidence of the intent of the Parties; and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of such prior drafts.

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Section 11.02.     Expenses. Except as otherwise specified in the Transaction Agreements, each Party will pay its own costs and expenses, including legal, consulting, financial advisor and accounting fees and expenses, incurred in connection with the Transaction Agreements, the PIPE Subscription Agreement and the Transactions, irrespective of when incurred or whether or not the Closing occurs.

Section 11.03.     Notices. All notices and other communications under or by reason of this Agreement shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) when delivered by e-mail transmission with receipt confirmed or (c) upon delivery by overnight courier service, in each case, to the addresses and attention parties indicated below (or such other address, e-mail address or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 11.03):

If to the Company, to:	Software Luxembourg Holding S.A.

48, Boulevard Grande-Duchesse Charlotte

L-1330 Luxembourg

Grand-Duché de Luxembourg

Attention:	Board of directors
E-mail:	Greg.Porto@skillsoft.com

with copies (which will not constitute notice) to:	Skillsoft Corporation

300 Innovative Way, Suite 201

Nashua, New Hampshire 03602

Attention:	Greg Porto
E-mail:	Greg.Porto@skillsoft.com

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention:	Jackie Cohen

Gavin Westerman

Mariel E. Cruz

E-mail:	Jackie.Cohen@weil.com

Gavin.Westerman@weil.com

Mariel.Cruz@weil.com

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If to Buyer, to:	Churchill Capital Corp. II

640 Fifth Avenue, 12th Floor

New York, NY 10019

Attention:	Michael S. Klein
E-mail:	Michael.klein@mkleinandcompany.com

with a copy (which will not constitute notice) to:	Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10023

Attn:	Kenneth M. Schneider

Ross A. Fieldston

E-mail:	kschneider@pauweiss.com

rfieldston@paulweiss.com

Section 11.04.     Survival. Except for any covenant that by its terms is to be performed (in whole or in part) by any Party following the Closing (which covenants shall survive the Effective Time in accordance with their terms), none of the representations, warranties, or covenants of any Party set forth in this Agreement shall survive, and each of the same shall terminate and be of no further force or effect as of, the Effective Time.

Section 11.05.     Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Parties. No Party nor any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of the Transaction Agreements or the Transactions, except for communications that have been previously approved by the other applicable Party or consistent with previous public announcements made pursuant to this Section 11.05, without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as a Party believes in good faith and based on reasonable advice of counsel is required by applicable Law. Notwithstanding anything contained in this Agreement to the contrary, each Party and its Affiliates may make announcements and may provide information regarding this Agreement and the Transactions to their respective owners, their Affiliates, and its and their respective directors, officers, employees, managers, advisors, direct and indirect investors and prospective investors without the consent of any other Parties hereto.

Section 11.06.     Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, as a matter of public policy or on any other grounds, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired. If the final judgment of a court of competent jurisdiction or other Government Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

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Section 11.07.     Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties. No Party may assign (whether by operation of Law or otherwise) this Agreement or any rights, interests or obligations provided by this Agreement without the prior written consent of the other Party; provided, however, that any Party may assign this Agreement and any or all rights and obligations under this Agreement to any of its controlled Affiliates; provided, further, that no such assignment pursuant to the foregoing proviso shall release any assigning Party from any Liability under this Agreement. Any attempted assignment in violation of this Section 11.07 shall be void ab initio.

Section 11.08.     No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and, except with respect to the D&O Indemnified Parties pursuant to Section 6.02(a), the Nonparty Affiliates pursuant to Section 11.17, or as otherwise expressly set forth in this Agreement, nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a party hereto, including any Affiliates of any Party.

Section 11.09.     Entire Agreement. This Agreement (including the Disclosure Schedules), the Confidentiality Agreements and the other Transaction Agreements (and all exhibits and schedules hereto and thereto) collectively constitute and contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior negotiations, correspondence, understandings, agreements and Contracts, whether written or oral, among the Parties respecting the subject matter hereof and thereof.

Section 11.10.     Amendments. This Agreement (including all exhibits and schedules hereto) may be amended, restated, supplemented or otherwise modified, only by written agreement duly executed by each Party.

Section 11.11.     Waiver. At any time before the Closing, either of the Company or Buyer may (a) extend the time for the performance of any obligation or other acts of the other Party, (b) waive any breaches or inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any covenant, agreement or condition contained in this Agreement but such waiver of compliance with any such covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure; provided, that any such waiver shall be in a written instrument duly executed by the waiving Party. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

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Section 11.12.     Governing Law. This Agreement, and any Action that may be based upon, arise out of or relate or be incidental to any Transaction, this Agreement, the negotiation, execution, performance or consummation of the foregoing or the inducement of any Party to enter into the foregoing, whether for breach of Contract, tortious conduct or otherwise, and whether now existing or hereafter arising (each, a “Transaction Dispute”), will be exclusively governed by and construed and enforced in accordance with the internal Laws of the State of Delaware, without giving effect to any Law that would cause the Laws of any jurisdiction other than the State of Delaware to be applied.

Section 11.13.     Dispute Resolution; Consent to Jurisdiction.

(a)          The Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, then in the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then in any Delaware state court sitting in New Castle County) and any appellate court from any of such courts, for the resolution of any Transaction Dispute. In that context, and without limiting the generality of the foregoing, each Party irrevocably and unconditionally:

(i)          submits for itself and its property to the exclusive jurisdiction of such courts with respect to any Transaction Dispute and for recognition and enforcement of any judgment in respect thereof, and agrees that all claims in respect of any Transaction Dispute shall be heard and determined in such courts;

(ii)         agrees that venue would be proper in such courts, and waives any objection that it may now or hereafter have that any such court is an improper or inconvenient forum for the resolution of any Transaction Dispute; and

(iii)        agrees that the mailing by certified or registered mail, return receipt requested, to the Persons listed in Section 11.03 (as may be updated from time to time in accordance with Section 11.03) of any process required by any such court, will be effective service of process; provided, however, that nothing herein will be deemed to prevent a Party from making service of process by any means authorized by the Laws of the State of Delaware.

(b)          The foregoing consent to jurisdiction will not constitute submission to jurisdiction or general consent to service of process in the State of Delaware for any purpose except with respect to any Transaction Dispute.

Section 11.14.     WAIVER OF JURY TRIAL. To the maximum extent permitted by Law, each Party irrevocably and unconditionally waives any right to trial by jury in any forum in respect of any Transaction Dispute and covenants that neither it nor any of its Affiliates or Representatives will assert (whether as plaintiff, defendant or otherwise) any right to such trial by jury. Each Party certifies and acknowledges that (a) such Party has considered the implications of this waiver, (b) such Party makes this waiver voluntarily and (c) such waiver constitutes a material inducement upon which such Party is relying and will rely in entering into the this Agreement. Each Party may file an original counterpart or a copy of this Section 11.14 with any court as written evidence of the consent of each Party to the waiver of its right to trial by jury.

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Section 11.15.     Admissibility into Evidence. All offers of compromise or settlement among the Parties or their Representatives in connection with the attempted resolution of any Transaction Dispute (a) shall be deemed to have been delivered in furtherance of a Transaction Dispute settlement, (b) shall be exempt from discovery and production and (c) shall not be admissible into evidence (whether as an admission or otherwise) in any proceeding for the resolution of the Transaction Dispute.

Section 11.16.     Remedies; Specific Performance.

(a)          Except to the extent set forth otherwise in this Agreement, all remedies under this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)          Each Party agrees that irreparable damage would occur and the Parties would not have an adequate remedy at law if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each Party agrees that the other Party will be entitled to injunctive relief from time to time to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case (i) without the requirement of posting any bond or other indemnity and (ii) in addition to any other remedy to which it may be entitled, at law or in equity. Furthermore, each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement, and to specifically enforce the terms of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement. Each Party expressly disclaims that it is owed any duty not expressly set forth in this Agreement, and waives and releases all tort claims and tort causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

Section 11.17.     Non-Recourse. All claims, obligations, Liabilities, Actions or causes of action (whether in Contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the entities that are expressly identified as parties hereto in the preamble to this Agreement or, if applicable, their successors and assigns (“Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, consultant, attorney, accountants or representative of, and any financial advisor or lender to or other financing source of, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to or other financing source of, any of the foregoing (“Nonparty Affiliates”), shall have any Liability (whether in Contract or in tort, in law or in equity) for any claims, obligations, Liabilities, Actions or causes of action arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or their negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such claims, obligations, Liabilities, Actions and causes of action against any such Nonparty Affiliates. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement (it being expressly agreed that the Nonparty Affiliates to whom this Section 11.17 applies shall be third-party beneficiaries of this Section 11.17).

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Section 11.18.     Disclosure Schedules and Exhibits. The Disclosure Schedules, Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any capitalized terms used in any Exhibit or Schedule or in the Disclosure Schedules but not otherwise defined therein shall be defined as set forth in this Agreement. The representations and warranties of the Company set forth in this Agreement are made and given subject to the disclosures contained in the Disclosure Schedules, and neither the Company nor any of their Affiliates shall be, or deemed to be, in breach of any such representations and warranties (and no claim shall lie in respect thereof) in respect of any such matter so disclosed in the Disclosure Schedules. Any matter, information or item disclosed in the Disclosure Schedules, under any specific representation or warranty or Schedule or section thereof shall be deemed to be disclosed and incorporated by reference in any other Schedule or section of the Disclosure Schedule to the extent it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other Schedule(s) or section(s). The inclusion of any matter, information or item in the Disclosure Schedules as an exception to a representation or warranty shall not be deemed to constitute (a) an admission of any Liability by the Company or its Affiliates to any third party, (b) an admission that any breach or violation of applicable Laws or any contract or agreement to which the Company or any of its Affiliates is a party exists or has actually occurred, (c) an admission that such item is outside the ordinary course of business or not consistent with past practice, or (d) otherwise imply an admission that such item represents a material exception or material fact, event, circumstance or that such item has had, or would reasonably be expected to have a Material Adverse Effect. The Disclosure Schedules have been arranged for purposes of convenience in separately titled Schedules corresponding to the Sections of this Agreement.

Section 11.19.     Provision Respecting Legal Representation. Each Party to this Agreement agrees, on its own behalf and on behalf of its Affiliates and Representatives, that Weil, Gotshal & Manges LLP may serve as counsel to the Company, on the one hand, and any Company Subsidiary, on the other hand, in connection with the negotiation, preparation, execution and delivery of the Transaction Agreements and the consummation of the Transactions, and that, following consummation of the Transactions, Weil, Gotshal & Manges LLP may serve as counsel to either of the Company or any Affiliate or Representative of either of the Company, in connection with any litigation, claim or obligation arising out of or relating to the Transactions and the Transaction Agreements notwithstanding such prior representation of any Company Subsidiary and each Party consents thereto and waives any conflict of interest arising therefrom, and each Party shall cause its Affiliates and Representatives to consent to waive any conflict of interest arising from such representation.

Section 11.20.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. Facsimiles, e-mail transmission of .pdf signatures or other electronic copies of signatures shall be deemed to be originals.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company and Buyer have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

THE COMPANY:

SOFTWARE LUXEMBOURG HOLDING S.A.

By:	/s/ Ronald W. Hovsepian
Name: Ronald W. Hovespian
Title: Director – Authorized Signatory

BUYER:

CHURCHILL CAPITAL CORP II

By:	/s/ Peter Seibold
Name: Peter Seibold
Title: Chief Financial Officer

[Signature Page to Merger Agreement]

EXHIBIT A

Definitions

“Action” means any action, suit, arbitration, investigation or proceeding by or before any Government Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, however, that for the purposes of this Agreement (a) none of the Company or Charterhouse General Partners (IX) Limited shall be deemed an Affiliate of Buyer, nor, after the Closing, of the Surviving Corporation or any Company Subsidiary and (b) after the Closing, the Surviving Corporation shall be deemed an Affiliate of each of the Company Subsidiaries (and vice versa).

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any official, employee, or representative of a Government Authority, political party, political party official, candidate for public office, public international organization, or any instrumentality of any of the aforementioned (including government-owned or government-controlled businesses), or any non-governmental commercial entity to obtain or retain business or secure an improper advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Laws” means any Laws applicable to Buyer, the Company or any Company Subsidiary under any applicable jurisdiction that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Majority” means the affirmative vote, in each case assuming a quorum is present, of the holders of: in relation to the (i) Business Combination Proposals, the Share Issuance Proposal, the PIPE Issuance Proposals and the Incentive Plan Proposal, in each case, a majority of the outstanding shares of Buyer Class A Common Stock and Buyer Class B Common Stock, voting together as a single class, cast at the Special Meeting, (ii) First Charter Amendment Proposal and the Second Charter Amendment Proposal, in each case, (A) a majority of the outstanding shares of Buyer Class A Common Stock and Buyer Class B Common Stock, voting together as a single class and (B) a majority of the outstanding shares of Buyer Class B Common Stock, voting separately as a single class and (iii) to the extent required by applicable Law or deemed advisable by the Buyer Board, the Director Election Proposal, a plurality of the outstanding shares of Buyer Class A Common Stock and Buyer Class B Common Stock, voting together as a single class, cast at the Special Meeting.

“Assets” means the assets and properties that are owned, leased or licensed by the Company and any Company Subsidiary.

“Available Closing Date Cash” means, as of immediately prior to or at the time of the Closing, an aggregate amount equal to the result of (without duplication) (a) the cash available to be released from the Trust Account to Buyer after deduction of all funds required to be paid in respect of redemptions of Buyer Common Stock pursuant to the Redemption Offer, plus (b) any cash on the balance sheet or otherwise in the bank accounts of Buyer (which shall include any proceeds pursuant to any commitment to subscribe for shares of Buyer Class A Common Stock or warrants exercisable into shares of Buyer Class A Common Stock prior to or concurrently with the Closing), plus (c) Available Company Closing Date Cash.

“Available Company Closing Date Cash” means, as of immediately prior to or at the time of the Closing, the aggregate amount of cash deposited in the bank accounts of the Company and the Company Subsidiaries, other than restricted cash set forth in the Company’s consolidated balance sheet with respect to the Company’s Subsidiaries’ Amended and Restated Receivables Purchase Agreement, dated December 20, 2018, by and among Skillsoft Corporation, SumTotal Systems, LLC, Mindleaders, Inc., Skillsoft Canada, Ltd., SumTotal Systems Canada Ltd., Skillsoft U.K. Limited, SumTotal Systems U.K. Limited and Skillsoft Receivables Financing LLC.

“Bankruptcy and Equity Exception“ means the effect on enforceability of (a) any applicable Law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Law relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

“Business” means the business of the Company and the Company Subsidiaries, including the business of providing enterprise software and technology related to (a) learning content (including but not limited to courses, videos, books and other learning assets); (b) intelligent learning experience platforms; and (c) talent development technology platforms.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in New York City, New York or in the Grand Duchy of Luxembourg are required or authorized by Law to be closed.

“Business Information Systems” has the meaning set forth in Section 3.10(i).

“Business Intellectual Property” means the Business Registrable IP, Intellectual Property included in the Business Technology, and all other Intellectual Property to the extent owned or purported to be by the Company or any of the Company Subsidiaries.

“Business Registrable IP” means patents, patent applications, registered Trademarks, applications for registered Trademarks, copyright registrations and Internet domain names owned or purported to be owned by the Company or any Company Subsidiary.

“Business Technology” means all Software and Technology to the extent owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Buyer Class A Common Stock” means shares of Class A common stock of Buyer, par value $0.0001 per share.

“Buyer Class B Common Stock” means shares of Class B common stock of Buyer, par value $0.0001 per share.

“Buyer Class C Common Stock” means redeemable shares of Class B common stock of Buyer, par value $0.0001 per share.

“Buyer Common Stock” means, collectively, the Buyer Class A Common Stock and the Buyer Class B Common Stock.

“Buyer Organizational Documents” means the Certificate of Incorporation and Buyer’s bylaws.

“Buyer Stockholder” means a holder of Buyer Common Stock.

“Buyer Stockholder Approval” has the meaning set forth in Section 4.02(b).

“Buyer Transaction Agreements” means this Agreement and each other Transaction Agreement to which Buyer is named as a party on the signature pages thereto.

“Buyer Transaction Costs” means the amount equal to (x) all fees and disbursements of Buyer or the Sponsor for outside counsel and fees and expenses of Buyer or the Sponsor or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Buyer or the Sponsor, in each case, in connection with the Transactions and any other transactions or potential transactions leading up to the Transactions, including any deferred underwriting commissions and taxes payable on interest earned on the funds in the Trust Account less (y) the amount of any such expenses previously paid by Buyer.

“Buyer Warrant” means a warrant entitling the holder to purchase one share of Buyer Class A Common Stock per warrant.

“California Consumer Privacy Act” (“CCPA”) means Cal. Civ. Code § 1798.100, et seq.

“CapEx Budget” means the capital expenditures budget set forth in the financial projections shared with Buyer on September 11, 2020.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Government Authority.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Buyer, filed with the Secretary of State of the State of Delaware on June 26, 2019.

“Change” has the meaning set forth in the definition of “Material Adverse Effect”.

“Class A First Lien Exchange Ratio” means a number, the numerator of which is 24,000,000 and the denominator of which is equal to the aggregate number of Company Class A Shares outstanding as of immediately prior to the Closing.

“Class A Second Lien Exchange Ratio” means a number, the numerator of which is 4,500,000 and the denominator of which is equal to the aggregate number of Company Class B Shares outstanding as of immediately prior to the Closing.

“Class C Exchange Ratio” means a number, the numerator of which is 3,840,000 and the denominator of which is equal to the aggregate number of Company Class A Shares outstanding as of immediately prior to the Closing.

“Class C Redemption Amount” means an amount equal to $505,000,000 in cash.

“Closing Conditions” means the conditions to the respective obligations of the Parties to consummate the Transactions, in each case, as set forth in Article IX.

“Closing Date” has the meaning set forth in Section 2.03.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Board Recommendation” means a recommendation of the Company Board that the plan of merger set forth in this Agreement and the Joint Merger Proposal be adopted by the shareholders of the Company.

“Company Class A Share” means a Class A share of the Company.

“Company Class B Share” means a Class B share of the Company.

“Company Share” means a Company Class A Share and/or a Company Class B Share.

“Company Transaction Agreements” means this Agreement and each other Transaction Agreement to which the Company or its Subsidiaries is a party.

“Company Transaction Costs” means the amount equal to all fees and disbursements of the Company for outside counsel and fees and expenses of any other agents, advisors, consultants, experts and financial advisors employed or engaged by the Company, in each case, solely to the extent such fees and expenses were incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement, the Support Agreements and the consummation of Transactions and are expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date.

“Confidential Information” has the meaning ascribed to it in the Confidentiality Agreement and the Tripartite Confidentiality Agreement, as applicable.

“Confidentiality Agreement” means the Confidentiality Agreement, dated January 20, 2020, by and between Pointwell and Buyer.

“Confidentiality Agreements” means both of the Confidentiality Agreement and the Tripartite Confidentiality Agreement.

“Consent” means any consent, approval or authorization.

“Continuing Employee” means any Covered Employee who continues his or her employment with Buyer or any of its Affiliates (including, for the avoidance of doubt, the Company Subsidiaries) immediately following the Closing Date.

“Contract” means any legally binding written contract, agreement, subcontract, undertaking, indenture, note, bond, mortgage, lease, sublease, license, sublicense, sales order, purchase order or other instrument or commitment that purports to be binding on any Person or any part of its property (or subjects any such assets or property to a Lien).

“Control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The terms “Controlled by,” “Controlled,” “under common Control with” and “Controlling” shall have correlative meanings.

“Converting Stockholder” means a Buyer Stockholder who demands that Buyer convert its Buyer Common Stock into cash in connection with the Transactions and in accordance with the Buyer Organizational Documents.

“Covered Employee” means any employee of the Company or any Company Subsidiary as of immediately prior to the Closing.

“Debt” means, at any time and with respect to any Person: (a) all indebtedness of such Person for borrowed money; (b) all indebtedness of such Person for the deferred purchase price of property or services (other than trade payables, other expense accruals and deferred compensation items arising in the ordinary course of business); (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business in respect of which such Person’s liability remains contingent); (d) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, to the extent required to be so recorded; (e) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities, in each case only to the extent drawn; (f) all Debt of others referred to in clauses (a) through (f) above guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt; (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt; (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered); or (iv) otherwise to assure a creditor against loss in respect of such Debt; and (g) all Debt referred to in clauses (a) through (f) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien upon or in property owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Disclosure Schedules” means the disclosure schedules dated as of the Agreement Date, which form a part of this Agreement.

“Distribution Consent” means any amendment, consent, waiver or modification required to be approved or executed by certain or all of the lenders under each Existing Credit Agreement to effect any Debt Amendment requested by Buyer in accordance with and for the purposes specified in Section 5.09.

“Employee Plans” means all employee benefit plans (within the meaning of Section 3(3) of ERISA), and each other retirement, profit-sharing, welfare benefit, bonus, stock option, stock purchase, restricted stock, equity-based, incentive, fringe benefit, deferred compensation, employment, consulting, retention, termination, severance, separation, change-in-control or transaction programs, arrangements or agreements, in each case pursuant to which the Company or any of the Company Subsidiaries sponsors, maintains or contributes to for the benefit of Covered Employees, other than statutorily required plans or arrangements.

“Environmental Law” means any applicable U.S. federal, state, local or non-U.S. statute, law, ordinance, regulation, rule, code, Order or other requirement or rule of law (including common law) promulgated by a Government Authority relating to pollution or protection of the environment.

“Environmental Permit” means any Permit that is required by a Government Authority under any Environmental Law and necessary to the operation of the Business as of the Agreement Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibits” means the exhibits dated as of the Agreement Date (and as may be amended from time to time in accordance herewith) which form a part of this Agreement.

“Existing Credit Agreements” means the Existing First Out Credit Agreement and the Existing Second Out Credit Agreement.

“Existing First Out Credit Agreement” means that certain Senior Secured Term Loan Credit Agreement, dated as of August 27, 2020, by and among Software Luxembourg Intermediate S.à r.l., as holding, Software Luxembourg Intermediate S.à r.l., as the parent borrower, the other borrower party thereto, the lenders from time to time party thereto and Wilmington Savings Fund Society FSB, as the administrative agent and collateral agent.

“Existing First Out Credit Agreement Amendment” means that certain Amendment No. 1 to the Existing First Out Credit Agreement, dated as of October 12, 2020, by and among Software Luxembourg Intermediate S.à r.l., as holding, Software Luxembourg Intermediate S.à r.l., as the parent borrower, the other borrower party thereto, and the lenders party thereto constituting the “Required Lenders” thereunder.

“Existing Second Out Credit Agreement” means that certain Senior Secured Second Out Term Loan Credit Agreement, dated as of August 27, 2020, by and among Software Luxembourg Intermediate S.à r.l., as holding, Software Luxembourg Intermediate S.à r.l., as the parent borrower, the other borrower party thereto, the lenders from time to time party thereto and Wilmington Savings Fund Society FSB, as the administrative agent and collateral agent.

“Existing Second Out Credit Agreement Amendment” means that certain Amendment No. 1 to the Existing Second Out Credit Agreement, dated as of October 12, 2020, by and among Software Luxembourg Intermediate S.à r.l., as holding, Software Luxembourg Intermediate S.à r.l., as the parent borrower, the other borrower party thereto, and the lenders party thereto constituting the “Required Lenders” thereunder.

“Expense Reimbursement Letter” means that certain letter agreement dated June 15, 2020 regarding the expense reimbursement payable to Buyer and its affiliates in connection with the Transactions, as amended on August 15, 2020 and September 16, 2020 and as may be further amended from time to time.

“FFCRA” means the Family First Coronavirus Response Act (Pub. L. 116-127) and any administrative or other guidance published with respect thereto by any Government Authority.

“Foreign Plan” means each Employee Plan maintained outside the jurisdiction of the United States that provides benefits in respect of any current or former employee, individual consultant, individual independent contractor, officer or director of the Company or any Company Subsidiary that is primarily based outside the United States.

“GAAP” means U.S. generally accepted accounting principles.

“Government Authority” means any U.S. federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Hazardous Materials” means any substance, material or waste that is defined or regulated as “hazardous,” “toxic,” a “pollutant,” a “contaminant” or words of similar meaning and regulatory effect under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Initial Business Combination” means a Business Combination that would result in the balance of the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and the Certificate of Incorporation.

“Insurance Policies” means, collectively, all policies and programs of or agreements for insurance and interests in insurance pools and programs of the Company and the Company Subsidiaries (in each case, including self-insurance and insurance from Affiliates).

“Intellectual Property” means any and all of the following intellectual property rights arising under the Laws of the U.S. or any other country: (a) patents and patent applications, including any such rights granted upon any reissue, reexamination, renewal, division, extension, provisional, continuation, or continuation-in-part; (b) copyrights, moral rights, mask work rights, works of authorship, database rights and design rights, whether or not registered, and registrations and applications for registration thereof; (c) Trademarks; (d) Trade Secrets; (e) Internet domain names; and (f) all other intellectual property rights relating to Software or Technology.

“International Trade Laws” means any of the following: (a) any Laws concerning the importation of merchandise or items (including technology, services, and software), including but not limited to those administered by U.S. Customs and Border Protection or the U.S. Department of Commerce, (b) any Laws concerning the exportation or re-exportation of items (including technology, services, and software), including but not limited to those administered by the U.S. Department of Commerce or the U.S. Department of State, or (c) any economic sanctions administered by the United States (including but not limited to those administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) and the U.S. State Department), the United Nations, Canada, the European Union, or the United Kingdom.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge as of the Agreement Date of the Persons listed on Schedule 1.01 following reasonable inquiry.

“Law” means any U.S. federal, state or local, or non-U.S., statute, law, ordinance, regulation, rule, code, Order or other requirement or rule of law (including common law) promulgated by a Government Authority.

“Leased Real Property” means any real property that is leased, subleased or licensed by the Company or any Company Subsidiary as lessee, sublessee or licensee, in each case, granting the Company or any Company Subsidiary a right of use or occupancy in such real property.

“Liabilities” means any liability, Debt, guarantee, claim, demand, expense, commitment or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind and description, including all costs and expenses related thereto.

“Lien” means any mortgage, deed of trust, charge, pledge, hypothecation, security interest, encumbrance, restriction, right of first offer or refusal, claim or lien.

“Mailing Date” means the date upon which Buyer shall have mailed the definitive Joint Proxy Statement/Prospectus, as filed with the SEC, to the Buyer Stockholders.

“Material Adverse Effect” means any fact, event, change, effect, development, circumstance, or occurrence (each, a “Change”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, operations, properties, assets or financial condition of the Business; provided, that, none of the following, either alone or in combination, will constitute a Material Adverse Effect: (i) any Change in the United States or foreign economies or securities or financial markets in general (including any decline in the price of securities generally or any market or index); (ii) any Change that generally affects any industry in which the Business operates; (iii) general business or economic conditions in any of the geographical areas in which any of the Company, the Company Subsidiaries or the Business operates; (iv) national or international political or social conditions, including any change arising in connection with, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, whether commenced before or after the Agreement Date and whether or not pursuant to the declaration of a national emergency or war; (v) the occurrence of any act of God or other calamity or force majeure event (whether or not declared as such), including any strike, labor dispute, civil disturbance, cyberattack, embargo, natural disaster, fire, flood, hurricane, tornado, or other weather event, and any global health conditions (including any epidemic, pandemic, or other outbreak of illness, including as a result of the COVID-19 virus or other virus or disease, or any actions by a Government Authority related to the foregoing); (vi) any actions taken by Buyer or its Affiliates or specifically permitted to be taken or omitted by the Company or its Affiliates pursuant to this Agreement or any other Transaction Agreement or actions taken or omitted to be taken by the Company or its Affiliates at the request or with the consent of Buyer (provided, that the exceptions in this clause (vi) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 3.04 and, to the extent related thereto, the condition in Section 9.02(a)); (vii) any Changes in applicable Laws or GAAP (or other relevant accounting rules); (viii) any Change resulting from the public announcement of the entry into this Agreement, compliance with terms of this Agreement or the consummation of the Transactions (provided, that the exceptions in this clause (viii) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 3.04 and, to the extent related thereto, the condition in Section 9.02(a)); or (ix) any effects or Changes arising from or related to the breach of this Agreement by Buyer; provided further, that the exceptions set forth in clauses (i) through (v) of this definition shall not be regarded as exceptions solely to the extent that any such described Change has a disproportionately adverse impact on the Business as compared to other companies similarly situated in the industries in which the Business operates or (b) the ability of the Company and the Company Subsidiaries to timely consummate the Transactions.

“NYSE” means the New York Stock Exchange.

“Open Source Software” means any Software licensed and distributed under a license listed by the Open Source Initiative as an approved license at https://opensource.org/licenses/alphabetical and that satisfies the “Open Source Definition” provided by the Open Source Initiative at https://opensource.org/osd as of the date of this Agreement, or a license listed by the Free Software Foundation as a free software license at https://www.gnu.org/licenses/license-list.html#SoftwareLicenses and that satisfies the “Free Software Definition” provided by the Free Software Foundation at https://www.gnu.org/philosophy/free-sw.en.html as of the date of this Agreement.

“Operating Budget” means the operating budget set forth in the financial projections shared with Buyer on October 12, 2020.

“Order” means any order, writ, judgment, injunction, temporary restraining order, decree, stipulation, determination or award entered by or with any Government Authority.

“Permits” means all permits, licenses, authorizations, registrations, concessions, grants, franchises, certificates, waivers and filings issued or required by any Government Authority under applicable Law, in each case, necessary for the operation of the Business.

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet delinquent or that are being contested in good faith by appropriate proceedings or that may thereafter be paid without penalty, in each case that have been properly accrued in the applicable Financial Statements and for which adequate reserves have been established in accordance with GAAP, (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed or permitted by Law in the ordinary course of business that are not yet delinquent or that are being contested in good faith by appropriate proceedings or that may thereafter be paid without penalty and for which adequate reserves have been established in accordance with GAAP, (c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security, (d) defects or imperfections of title, exceptions, easements, covenants, rights-of-way, restrictions and other similar charges, defects or encumbrances not materially interfering with the ordinary conduct of the Business, (e) zoning, entitlement, building and other generally applicable land use and environmental restrictions by a Government Authority, (f) Liens not created by the Company or the Company Subsidiaries that affect the underlying fee, lessor, licensor or sublessor interest of any Leased Real Property or real property over which the Company (with respect to the Business) or the Company Subsidiaries have easement or other property rights, (g) Liens incurred in the ordinary course of business securing Liabilities that are not material to the Assets taken as whole, (h) Liens created by or through, or resulting from any facts or circumstances relating to, Buyer or its Affiliates, (i) Liens arising out of, under or in connection with this Agreement or the other Transaction Agreements, (j) Liens securing debt disclosed on the Financial Statements, (k) right, terms or conditions in any leases, subleases, licenses or occupancy agreements made available to Buyer, including title of a lessor under a capital or operating lease, (l) in the case of Intellectual Property, non-exclusive licenses, sublicenses, options to license, covenants or other grants and gaps in the chain of title evident from the publicly-available records of the applicable Government Authority maintain such records, and (m) other Liens that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

“Person” means any natural person, general or limited partnership, corporation, company, trust, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Personal Data” means any information in any media that relates to an identified or identifiable individual person.

“Prosus Subscriber” means MIH Ventures B.V.

“PIPE Transaction” means the transactions contemplated by the PIPE Subscription Agreement.

“Pre-Closing Period” means the period beginning on the Agreement Date and ending on the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms.

“Representative” of a Person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, financial advisors or other representatives of such Person.

“Required Approvals” means the approvals of the Government Authorities set forth on Schedule 9.01(a).

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means the date on which the SEC has declared the Registration Statement effective and has confirmed that it has no further comments on the Joint Proxy Statement/Prospectus.

“SEC Reports” has the meaning set forth in Section 4.09.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Service Provider” means any Covered Employee and any director, consultant or independent contractor of any Company Subsidiary, in each case who is an individual, as of immediately prior to the Closing.

“Signing Date Amendments” mean collectively, the Existing First Out Credit Agreement Amendment and the Existing Second Out Credit Agreement Amendment.

“Software” means all (a) computer programs, including all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (c) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” means a meeting of the Buyer Stockholders to be held for the purpose of approving the Proposals.

“Sponsor” means Churchill Sponsor II LLC, a Delaware limited liability company.

“Subsidiary” of any specified Person means any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person, and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising Control.

“Tax” or “Taxes” means any and all U.S. federal, state, local, non-U.S. and other taxes, (and levies, fees, imposts, duties, and similar governmental charges in the nature of taxes), including income, real property, excise, property, sales or use, goods and services, value added, gross receipts, ad valorem, profits, license, branch, withholding, payroll, employment, unemployment, net worth, capital gains, capital stock, transfer, gains, stamp, social security (or similar), compensation, utility, severance, production, premium, windfall profits, occupation and franchise taxes and customs duties, together with any interest, fines, assessments, penalties and additions to tax imposed by any Taxing Authority in connection therewith or with respect thereto.

“Tax Contest” means any audit, suit, assessment, investigation, or claim, by, or administrative or judicial proceeding with, a Government Authority with respect to any Tax.

“Tax Returns” means all returns, reports, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a Taxing Authority relating to Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxing Authority” means any federal, state, local or foreign jurisdiction imposing Taxes and the Government Authorities, if any, charged with the collection of such Taxes for such jurisdiction.

“Technology” means, collectively, all technology, designs, procedures, models, discoveries, processes, techniques, ideas, know-how, research and development, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice) apparatus, creations, improvements, works of authorship in any media, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein.

“Trade Secrets” means confidential and proprietary information and trade secrets, including know how, ideas, methods, techniques, and inventions (whether or not patentable), and customer, vendor, and prospect lists.

“Trademarks” means trademarks, service marks, trade names, service names, trade dress, logos and other identifiers of same, including all goodwill associated therewith, and all common law rights, and registrations and applications for registration thereof, and all reissues, extensions and renewals of any of the foregoing.

“Trading Day” means any day on which shares of Buyer Common Stock are actually traded on the principal securities exchange or securities market on which shares of Buyer Common Stock are then traded.

“Transaction Agreements” means this Agreement, the Joint Merger Proposal, the Company Support Agreements, the Sponsor Support Agreement, the Stockholders Agreement, the Registration Rights Agreement(s), the Board Reports, the Auditor Report, and any other agreements, instruments or documents required to be delivered at the Closing, in each case, including all exhibits and schedules thereto and all amendments thereto made in accordance with the respective terms thereof.

“Transactions” means the transactions contemplated by this Agreement, including the Class C Common Stock Redemption, and the transactions contemplated by the other Transaction Agreements, in each case, solely in connection with the Initial Business Combination.

“Transfer Taxes” means all sales, use, excise, gross receipts, ad valorem, direct or indirect real property, transfer, intangible, stamp, business and occupation, value added (including VAT), recording, documentary, filing, permit or authorization, leasing, license, lease, service, service use, severance, franchise, profits, gains, property registration, and similar non-income Taxes, motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority with respect thereto.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Tripartite Confidentiality Agreement” means that certain confidentiality agreement, dated October 7, 2020, by and among Buyer, the Company, and Global Knowledge Training LLC.

“Trust Account” has the meaning set forth in Section 4.06(a).

“Trust Agreement” has the meaning set forth in Section 4.06(a).

“Trustee” has the meaning set forth in Section 4.06(a).

“U.S.” means the United States of America.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by Buyer.

“WARN Act” has the meaning set forth in Section 3.13(k).

“Warrant Agreement” means that certain Warrant Agreement, dated as of June 26, 2019, between Buyer and Continental Stock Transfer & Trust Company, a New York corporation as warrant agent.

Term	Section
Agreement	Preamble
Agreement Date	Preamble
Alternative Proposal	5.16(a)
Audited Pointwell Financial Statements	3.06(a)
Auditor Report	Recitals
Board Confirmation	2.04
Business Combination Proposals	5.15(c)
Business Information Systems	3.10(j)
Buyer	Preamble
Buyer A&R Bylaws	Recitals
Buyer A&R Charter Amendment	Recitals
Buyer Board	Recitals
Buyer Board Recommendation	5.15(d)
Buyer Board Report	Recitals
Buyer Change in Recommendation	5.15(d)
Buyer Recommendation	Recitals
Buyer Second A&R Charter	Recitals
Buyer Stockholder Approval	4.02(b)
Certificate of Merger	2.04
Class C Common Stock Redemption	2.06(d)
Class C Redemption Amount	2.06(d)
Closing	2.03
Closing Date	2.03
Company	Preamble
Company Affiliate Agreement	3.20
Company Board	Recitals
Company Board Report	Recitals
Company Shareholder Approval	Recitals
Company Subsidiaries	Recitals
Company Support Agreements	Recitals
Contracting Parties	11.17
COVID-19 Response	5.01(i)
D&O Indemnified Parties	6.02(a)
DGCL	Recitals
Director Election Proposal	5.15(c)
Effective Time	2.04
Exchange Fund	2.09(b)
Excluded Share	2.06(a)(iii)
Financial Statements	3.06(a)
First Charter Amendment Proposal	5.15(c)
Incentive Plan Proposal	5.15(c)
Joint Merger Proposal	Recitals
Joint Proxy Statement	5.15(a)
Joint Proxy Statement/Prospectus	5.15(a)

Term	Section
Letter of Transmittal	2.09(c)(i)
Luxembourg Auditor	Recitals
Luxembourg Companies’ Law	Recitals
Material Contracts	3.12(a)
Material Permits	3.22
Merger	Recitals
Nonparty Affiliates	11.17
Outside Date	10.01(e)
Parties	Preamble
Per Class A Share Merger Consideration	2.06(a)(i)
Per Class B Share Merger Consideration	2.06(a)(ii)
Per Share Merger Consideration	2.06(a)(ii)
Pointwell	3.06(a)
Post-Emergence Financial Statements	3.06(a)
Proposals	5.15(c)
Registration Statement	5.15(a)
SEC Reports	4.09(a)
Second Charter Amendment Proposal	5.15(c)
Share Issuance Proposal	5.15(c)
Sponsor Support Agreement	Recitals
Surviving Corporation	2.01
Third Party Consents	5.05
Transaction Dispute	11.12
Trust Account	4.06(a)
Trust Agreement	4.06(a)
Trustee	4.06(a)
Unaudited Pointwell Financial Statements	3.06(a)
WARN Act	3.13(k)

EXHIBIT B

Joint Merger Proposal

B-1

EXHIBIT C

Form of Company Support Agreement

AGREED FORM

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of October [●], 2020, is entered into by and among Churchill Capital Corp II, a Delaware corporation (“Acquiror”) in its capacity as a shareholder of the Company, Software Luxembourg Holding S.A., a Luxembourg public limited liability company (société anonyme) incorporated and organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 48, Boulevard Grande-Duchesse Charlotte, L-1330 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B246188 (the “Company”) and [●], a [●] (the “Shareholder”).

RECITALS

WHEREAS, the Acquiror and the Shareholder are shareholders of the Company.

WHEREAS, concurrently herewith, Acquiror and the Company are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement) and in a Luxembourg law governed joint merger proposal (the “Joint Merger Proposal”), pursuant to which (and subject to the terms and conditions set forth therein) the Company will merge with and into the Acquiror, with the Acquiror surviving the merger (the “Merger”);

WHEREAS, following the date hereof, Acquiror intends to file with the SEC a registration statement on Form S-4 in connection with the matters set forth in, and as more fully described in, the Merger Agreement (the “Registration Statement”);

WHEREAS, as of the date hereof, the Shareholder is the record owner (and shareholder of the Company) or “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) (a “Beneficial Owner”) of and, subject to the terms of the Shareholders’ Agreement (as defined below), is entitled to dispose of and vote the Class A and/or Class B shares of the Company set forth on Exhibit A hereto, each with a nominal value of US$0.01 per share (the “Owned Shares”);

WHEREAS, each of the parties hereto has determined that it is in its best interests to enter into this Agreement; and

WHEREAS, as a condition and inducement to the willingness of Acquiror to enter into the Merger Agreement and the Joint Merger Proposal, the Acquiror and the Shareholder are entering into this Agreement in the presence of the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Acquiror and the Shareholder hereby agree as follows:

1.            Agreement to Vote. Prior to the Termination Date, the Shareholder, solely in its capacity as a shareholder of the Company, irrevocably and unconditionally agrees that, at any general meeting of the shareholders of the Company held after the effectiveness of the Registration Statement containing the proxy statement pertaining thereto (whether annual, ordinary or extraordinary and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) (any such meeting, a “Shareholders’ Meeting”), in accordance with article 450-2 of the Luxembourg Law of 10 August 1915 on commercial companies, as amended, the Shareholder shall, and shall cause any other holder of record of any of the Shareholder’s Owned Shares and any securities convertible into or exercisable or exchangeable for Class A shares, Class B shares or any other shares of the Company that the Shareholder becomes the beneficial owner or owner of record of after the date of this Agreement, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities (such shares together with the Owned Shares, the “Covered Shares”) to:

(a)            if and when such Shareholders’ Meeting is held, appear or validly appoint a representative to attend and vote at such meeting or otherwise cause the Shareholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum, including by way of delivery in a timely manner of a duly executed correspondence voting form or proxy;

(b)            vote, or cause to be voted at such Shareholders’ Meeting (or validly execute and return and cause any consent or consents to be granted with respect to, including any correspondence voting form or proxy requested or required for such purpose), all of the Shareholder’s Covered Shares owned as of the date of such meeting (or the date that any written consent is executed by the Shareholder) in favor of (i) the Merger and the adoption of the Merger Agreement and the Joint Merger Proposal, (ii) the approval of the amendment and restatement of Acquiror’s certificate of incorporation substantially in the form of the Buyer Second A&R Charter attached as Exhibit H to the Merger Agreement and (iii) the approval of any other proposals reasonably necessary under applicable Law to effect the Merger (such voting proposals, the “Merger Approval Proposals”); and

(c)            vote, or cause to be voted at such Shareholders’ Meeting (or validly execute and return and cause any consent or consents to be granted with respect to, including any correspondence voting form or proxy requested or required for such purpose) all of the Shareholder’s Covered Shares against any Alternative Proposal and any other action that would reasonably be expected to directly and materially impede, interfere with, delay, postpone or adversely affect the Merger (including, subject to Section 6(e), voting against any amendment to (i) that certain Shareholders’ Agreement of the Company, dated as of August 27, 2020, by and among the Company and each stockholder of the Company party thereto (the “Shareholders’ Agreement”) and (ii) the Amended and Restated Articles of Incorporation of the Company, dated as of August 27, 2020 that, in each case, adversely affects or delays the Merger) or any of the other transactions contemplated by the Merger Agreement and the Joint Merger Proposal or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or the Joint Merger Proposal or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Stockholder contained in this Agreement.

The obligations of the Shareholder specified in this Section 1 are unconditional so long as the Merger Agreement has not been terminated in accordance with its terms (i) whether or not the Merger, the Merger Agreement, the Joint Merger Proposal or any action described above is recommended by the Company’s board of directors, (ii) regardless of the opinion contained in the Auditor Report and (iii) to the extent permitted by applicable Law, the Company shall disregard any vote of the Shareholder that is made in breach of the obligations set out in this Section 1.

2.            No Inconsistent Agreements. The Shareholder hereby covenants and agrees that the Shareholder shall not, at any time prior to the Termination Date, (a) enter into any voting agreement or voting trust with respect to any of the Shareholder’s Covered Shares that is inconsistent with the Shareholder’s obligations pursuant to this Agreement, (b) grant a proxy or power of attorney with respect to any of the Shareholder’s Covered Shares that is inconsistent with the Shareholder’s obligations pursuant to this Agreement; provided, however, that the Shareholder may appoint a representative to attend and vote at any general meeting, or (c) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

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3.            Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) the time this Agreement is terminated upon the mutual written agreement of Acquiror and the Shareholder, and (d) the election of the Shareholder in its sole discretion to terminate this Agreement following any amendment, supplement, waiver or other modification of any term or provision of the Merger Agreement or the Joint Merger Proposal that reduces or changes the form of consideration payable pursuant to the Merger Agreement or the Joint Merger Proposal (the earliest such date under clause (a), (b), (c) and (d) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 12 to 24 shall survive the termination of this Agreement; provided further, that termination of this Agreement shall not relieve any party hereto from any liability for any willful breach of, or actual intentional fraud in connection with, this Agreement prior to such termination.

4.            Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Acquiror and the Company as to itself as follows:

(a)            The Shareholder is the record owner (and shareholder of the Company) or a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Covered Shares, free and clear of Liens other than Liens (i) as created by this Agreement, (ii) to which the Covered Shares and Shareholder are subject pursuant to the articles of association the Company, and (iii) to which the Covered Shares and Shareholder are subject pursuant to the Shareholders’ Agreement. As of the date hereof, other than the Owned Shares, the Shareholder does not own beneficially or of record any shares of the Company (or any securities convertible into shares of the Company) or any interest therein.

(b)            The Shareholder (i) except as provided in this Agreement and the Shareholders’ Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Shareholder’s Covered Shares, (ii) except for the Shareholders’ Agreement, has not entered into any voting agreement or voting trust with respect to any of the Shareholder’s Covered Shares that is inconsistent with the Shareholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Shareholder’s Covered Shares that is inconsistent with the Shareholder’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would reasonably be expected to interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

(c)            The Shareholder (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (ii) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholder and constitutes a valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

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(d)            Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act or any publication and filings to be made in connection with the Joint Merger Proposal, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Shareholder from, or to be given by the Shareholder to, or be made by the Shareholder with, any Governmental Authority in connection with the execution, delivery and performance by the Shareholder of this Agreement, or the consummation of the transactions contemplated hereby.

(e)            The execution, delivery and performance of this Agreement by the Shareholder do not, and the consummation of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the limited liability company agreement or similar governing or organizational documents of the Shareholder, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Shareholder pursuant to any Contract binding upon the Shareholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 4(d), under any applicable Law to which the Shareholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Shareholder, except, in the case of clause (ii) or (iii) directly above, (x) for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Shareholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby and (y) for the Shareholder’s obligations pursuant to the Shareholders’ Agreement.

(f)            As of the date of this Agreement, there is no action, proceeding or investigation pending against the Shareholder or, to the knowledge of the Shareholder, threatened against the Shareholder that questions the beneficial or record ownership of the Shareholder’s Owned Shares, the validity of this Agreement or the performance by the Shareholder of its obligations under this Agreement.

(g)            The Shareholder understands and acknowledges that Acquiror is entering into the Merger Agreement and the Joint Merger Proposal in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Shareholder contained herein.

(h)            Except as disclosed on Schedule 3.16 of the Disclosure Schedules pursuant to the Merger Agreement, the Shareholder has not entered into any arrangement with any investment banker, broker, finder or other intermediary regarding any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Acquiror or the Company is or will be liable in connection with the transactions contemplated hereby.

(i)            The Shareholder has the authority to cause each registered shareholder of the Company that is the record owner of the Covered Shares set forth on Exhibit A hereto to comply with all of the obligations under this Agreement.

(j)            Each registered shareholder of the Company that is the record owner of the Company’s shares with respect to which the Shareholder is a Beneficial Owner is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

The Parties hereto acknowledge that all representations, warranties, covenants and other agreements made by any Shareholder that is a separately managed account of an investment manager identified on the signature block for such Shareholder (the “Manager”) are being made only with respect to the assets managed by such Manager on behalf of such Shareholder, and shall not apply to (or be deemed to be made in relation to) any assets or interests that may be beneficially owned by such Shareholder that are not held through accounts managed by such Manager. Notwithstanding anything to the contrary in the foregoing sentence, the Parties hereto acknowledge and agree that all representations, warranties, covenants and other agreements made by any Shareholder in this Agreement are made with no exception with respect to, and shall apply in full to, all Covered Shares of such Shareholder.

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5.            Representations and Warranties of the Acquiror. The Acquiror hereby represents and warrants to the Shareholder as follows:

(a)            The Acquiror (i) is a legal entity duly organized, validly existing and in good standing under the Laws of the state of Delaware, and (ii) has all requisite corporate power and authority and has taken all corporate action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Acquiror and constitutes a valid and binding agreement of the Acquiror enforceable against the Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)            Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act and the consents and approvals described in Section 4.04 of the Merger Agreement, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Acquiror from, or to be given by the Acquiror to, or be made by the Acquiror with, any Governmental Authority in connection with the execution, delivery and performance by the Acquiror of this Agreement, the consummation of the transactions contemplated hereby.

(c)            The execution, delivery and performance of this Agreement by the Acquiror do not, and the consummation of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the Acquiror Organizational Documents, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Acquiror pursuant to any Contract binding upon the Shareholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 5(b), under any applicable Law to which the Acquiror is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Acquiror, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Acquiror’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

6.            Certain Covenants of the Shareholder. Except in accordance with the terms of this Agreement, the Shareholder hereby covenants and agrees as follows:

(a)            No Solicitation. Subject to Section 6(b) hereof, prior to the Termination Date, the Shareholder shall not, and shall cause its Affiliates and subsidiaries acting on its behalf not to and shall use its reasonable best efforts to cause its and their respective Representatives acting on its or their respective behalf not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes any, or would reasonably be expected to result in or lead to, Alternative Proposal, (ii) engage in, continue or otherwise participate in any negotiations concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes any, or would reasonably be expected to result in or lead to, Alternative Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Alternative Proposal or (v) resolve or agree to do any of the foregoing. The Shareholder agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Affiliates and subsidiaries and shall use its reasonable best efforts to cause its and their Representatives acting on its or their respective behalf to, cease any solicitations or negotiations with any Person (other than the Parties and their respective Representatives acting on its or their respective behalf) conducted heretofore in connection with an Alternative Proposal or any inquiry or request for information that would reasonably be expected to lead to, or result in, an Alternative Proposal. The Shareholder shall promptly notify (and in any event within three Business Days), in writing, Acquiror of the receipt by the Shareholder in such capacity of any written proposal or written offer that constitutes an Alternative Proposal. “Alternative Proposal” has the meaning ascribed to such term in the Merger Agreement, and means any offer or proposal involving any third party to, (A) issue, sell or otherwise transfer any interest in the Company or any of the Company Subsidiaries or all or any material portion of its or their assets, or (B) enter into any definitive agreement with respect to, or otherwise effect, any Other Sale (as defined in the Amended and Restated Articles of Incorporation of the Company, filed on August 27, 2020) other than with Buyer or any of its Affiliates, recapitalization, refinancing, merger or other similar transaction involving the Company or the Company Subsidiaries. For the avoidance of doubt, any Transfer or purported Transfer of Covered Shares that is permitted under the terms of Section 6(c) shall not constitute an Alternative Proposal for the purposes of this Section 6(a).

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(b)            Company Actions. Notwithstanding anything in this Agreement to the contrary, (i) the Shareholder shall not be responsible for the actions of the Company or its board of directors (or any committee thereof), any Subsidiary of the Company, or any officers, directors (in their capacity as such), employees, professional advisors and other stockholders of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by Section 6(a), (ii) the Shareholder makes no representations or warranties with respect to the actions of any of the Company Related Parties and (iii) any breach by the Company of its obligations under Section 5.16(a) of the Merger Agreement shall not be considered a breach of Section 6(a) (it being understood for the avoidance of doubt that the Shareholder shall remain responsible for any breach by it or its Representatives acting on its behalf (other than any such Representative that is a Company Related Party) of Section 6(a)).

(c)            Transfers of Covered Shares. Prior to the Termination Date, the Shareholder hereby agrees not to, directly or indirectly, (i) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or enter into any Contract or option with respect to the Transfer of any of the Shareholder’s Covered Shares; provided, however, that nothing herein shall prohibit any Transfer if, as a precondition to such Transfer, (i) the transferee agrees in a writing, such writing to be substantially in the form of this Agreement or otherwise reasonably satisfactory in form and substance to Acquiror, to assume all of the obligations of the Shareholder under, and be bound by all of the terms of, this Agreement, (ii) for any Transfer occurring between the date hereof until the effectiveness of the Registration Statement, the transferee is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect, (iii) for any Transfer occurring between the date hereof until the effectiveness of the Registration Statement, upon completion of the contemplated Transfer, the transferee will be, and, to the extent that the Shareholder continues to be a Beneficial Owner of the Company’s shares, the Shareholder will be, a Beneficial Owner of 5% or more of the voting equity securities of the Company and (iv) the contemplated Transfer will not prevent the transferee, and, to the extent that the Shareholder continues to be a Beneficial Owner of the Company’s shares, the Shareholder, from being able to issue, execute and deliver a Drag-Along Notice (as defined in the Shareholders’ Agreement) or render such Drag-Along Notice ineffective in any way; provided, further, that any Transfer permitted under this Section 6(c) shall relieve the Shareholder of its obligations under this Agreement in respect of the Covered Shares so Transferred. Any transferee permitted under the preceding sentence shall hold the Covered Shares subject to all the provisions of this Agreement and shall execute a joinder to the Shareholders’ Agreement upon the consummation of such Transfer. Any Transfer in violation of this Section 6(c) with respect to the Shareholder’s Covered Shares shall, to the fullest extent permitted by applicable Law, be null and void ab initio. Upon the consummation of any Transfer effected in compliance with this Section 6(c), the shares so transferred shall cease to be Covered Shares of the Shareholder (and, for the avoidance of doubt, shall at such time instead be “Covered Shares” of such transferee pursuant to the terms of the transferee’s written agreement to assume all obligations of the Shareholder under, and be bound by all of the terms of, this Agreement).

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(d)            Record of this Agreement. The Shareholder hereby authorizes the Company to maintain a copy of this Agreement at the registered office of the Company.

(e)            Other Actions. Prior to the Termination Date, the Shareholder shall, in each case in accordance with the Company’s Organizational Documents and applicable Law, (i) approve the Merger, (ii) exercise all rights available to such Shareholder under Section 5(a) of the Shareholders’ Agreement in respect of the Merger Approval Proposals and (iii) as promptly as practicable following the effectiveness of the Registration Statement under the Securities Act and in connection with the mailing of the Joint Proxy Statement/Prospectus to the holders of Company Shares, issue, execute and deliver a Drag-Along Notice to the Company in accordance with and pursuant to Section 5(a)(ii) of the Shareholders’ Agreement and enforce (and take all actions that are reasonably necessary to enforce) its rights under Section 5 of the Shareholders’ Agreement against all Drag-Along Shareholders (as defined in the Shareholders’ Agreement) including using commercially reasonable efforts to cause such Drag-Along Shareholders to take all actions (including executing documents) in connection with the consummation of the Merger as the Company may reasonably request, including voting in favor of all of the Merger Approval Proposals. This Section 6(e) shall in no event require the Shareholder to deliver a Drag-Along Notice to the Company fewer than three (3) Business Days following the effectiveness of the Registration Statement.

7.            Further Assurances. From time to time, at Acquiror’s request and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested by the Company or Acquiror to effect the actions and consummate the transactions contemplated by this Agreement. The Shareholder further agrees not to commence or participate in, and to take all actions necessary reasonably within the Shareholder’s control to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Acquiror, Acquiror’s Affiliates, the Sponsor or the Company or any of their respective successors and assigns or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of fiduciary duty of any person in connection with the evaluation, negotiation or entry into this Agreement or the Merger Agreement (including such claims relating to the amount of the Per Share Merger Consideration, the Class A First Lien Exchange Ratio, the Class A Second Lien Exchange Ratio or the Class C Exchange Ratio).

8.            Disclosure. The Shareholder hereby authorizes the Company and Acquiror to publish and disclose in any announcement or disclosure required by the SEC the Shareholder’s identity and ownership of the Covered Shares and the nature of the Shareholder’s obligations under this Agreement; provided, that prior to any such publication or disclosure the Company and Acquiror have provided the Shareholder with a reasonable opportunity to review and comment upon such announcement or disclosure, which comments the Company and Acquiror will consider in good faith; provided further, that no such opportunity for review and comment referred to in the foregoing proviso shall be provided to Shareholder in connection with any announcement or disclosure generally describing that certain of the Company’s shareholders have entered into agreements relating to the obligations set forth in this Agreement and/or generally describing the nature of the Shareholder’s obligations under this Agreement without specifically identifying the Shareholder.

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9.            Changes in Share Capital. In the event of a stock split, stock dividend or distribution, or any change in the Company’s share capital by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

10.          Amendment and Modification. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the parties hereto in the same manner as this Agreement and which makes reference to this Agreement.

11.          Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

12.          Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

if to the Shareholder, to it at:

[●]

[●]

[●]

Attn:     [●]

E-mail: [●]

with a copy (which shall not constitute notice) to:

[●]

[●]

[●]

Attn:     [●]

E-mail: [●]

if to Acquiror, to it at:

640 Fifth Avenue, 12th Floor

New York, NY 10019

Attn:     [●]

E-mail: [●]

8

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10023
Attn:     Kenneth M. Schneider
             Ross A. Fieldston
E-mail:  kschneider@pauweiss.com
             rfieldston@paulweiss.com

13.          No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Shareholder. All rights, ownership and economic benefits of and relating to the Covered Shares of the Shareholder shall remain vested in and belong to the Shareholder, and Acquiror shall have no authority to direct the Shareholder in the voting or disposition of any of the Shareholder’s Covered Shares, except as otherwise provided herein.

14.          Entire Agreement. This Agreement, the Shareholders’ Agreement, the Merger Agreement and the Joint Merger Proposal constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby. To the extent there is any discrepancy between the terms of the Shareholders’ Agreement and this Agreement, this Agreement shall, to the fullest extent permitted by applicable Law, prevail. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement and the Merger Agreement.

15.          No Third-Party Beneficiaries. The Shareholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Acquiror and the Company, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto.

16.          Governing Law and Venue; Jurisdiction; Waiver of Jury Trial.

(a)            This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the Grand-Duchy of Luxembourg, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

(b)            Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the District Court of the City of Luxembourg (Tribunal d'arrondissement de et à Luxembourg), and each of the parties irrevocably submits to the exclusive jurisdiction of such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 16.

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(c)            EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

17.          Assignment; Successors. Subject to Section 6(c), no party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 17 shall be null and void, ab initio.

18.          Trust Account Waiver. Notwithstanding anything to the contrary set forth herein, the Shareholder acknowledges that it has read the Investment Management Trust Agreement, dated June 26, 2019, by and between the Acquiror and Continental Stock Transfer & Trust Company, and understands that the Acquiror has established the trust account described therein (the “Trust Account”) for the benefit of the Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Shareholder further acknowledges and agrees that the Acquiror’s sole assets consist of the cash proceeds of the Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public stockholders. Accordingly, the Shareholder (on behalf of itself and its affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and the Acquiror to collect from the Trust Account any monies that may be owed to them by the Acquiror or any of its affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including, without limitation, for any knowing and intentional material breach by any of the parties to this Support Agreement of any of its representations or warranties as set forth in this Support Agreement, or such party’s material breach of any of its covenants or other agreements set forth in this Support Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Support Agreement. For the avoidance of doubt, nothing herein shall or is intended to preclude any of the Shareholder’s rights to receive the Per Share Merger Consideration as contemplated by and in accordance with the Merger Agreement at the Effective Time. This Section 18 shall survive the termination of this Support Agreement for any reason.

19.          Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Each of the Acquiror and of the Shareholder waives its right (if any) to claim the benefit of the provisions of article 1142 of the Luxembourg Civil Code and acknowledges and agrees that the other party shall be entitled to the remedy of specific performance (exécution en nature) of its obligations under this Agreement. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, prior to the valid termination of this Agreement in accordance with Section 3, this being in addition to any other remedy to which they may otherwise be entitled to under this Agreement, and (b) the right to specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and/or to enforce specifically the terms and provisions of this Agreement in accordance with this Section 19 shall not be required to provide any bond or other security in connection with any such injunction.

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20.          Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law.

21.          Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22.          Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

23.          Capacity as a Shareholder. Notwithstanding anything herein to the contrary, the Shareholder signs this Agreement solely in the Shareholder’s capacity as a stockholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of any affiliate, employee or designee of the Shareholder or any of its affiliates in his or her capacity, if applicable, as a lender, creditor, officer or director of the Company or any other Person.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

CHURCHILL CAPITAL CORP II

By:
Name:
Title:

[Signature Page to Support Agreement]

SHAREHOLDER

[●]

By:
Name:
Title:

[Signature Page to Support Agreement]

IN THE PRESENCE OF:

SOFTWARE LUXEMBOURG HOLDING S.A.

By:
Name:
Title:

[Signature Page to Support Agreement]

Exhibit A

C-1

Exhibit D

Sponsor Support Agreement

AGREED FORM

October 12, 2020

Churchill Capital Corp II

640 Fifth Avenue, 12th Floor

New York, New York 10019

Software Luxembourg Holding S.A.

48, Boulevard Grande-Duchesse Charlotte
L-1330 Luxembourg
Grand Duchy of Luxembourg

Re:	Sponsor Agreement

Ladies and Gentlemen:

This letter (this “Sponsor Agreement”) is being delivered to you in accordance with that Agreement and Plan of Merger, dated as of the date hereof, by and among Churchill Capital Corp II, a Delaware corporation (the “Acquiror”), Software Luxembourg Holding S.A., a public limited liability company (société anonyme), incorporated and organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 48, Boulevard Grande-Duchesse Charlotte, L-1330 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B246188 (the “Company”), and the other parties thereto (the “Merger Agreement”) and the other transactions relating thereto (the “Business Combination”) and hereby amends and restates in its entirety that certain letter, dated June 26, 2019, from Churchill Sponsor II LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned individuals, each of whom is a member of the Acquiror’s board of directors and/or management team (each, an “Insider” and collectively, the “Insiders”), to the Acquiror (the “Prior Letter Agreement”). Certain capitalized terms used herein are defined in paragraph 5 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

The Sponsor is currently, and as of the Closing will be, the record owner of all of the outstanding Founder Shares and outstanding Private Placement Warrants, with the Sponsor’s ownership as of the date hereof detailed on Schedule A hereto.

In order to induce the Company and Acquiror to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and each Insider hereby agrees with the Acquiror and, at all times prior to any valid termination of the Merger Agreement, the Company as follows:

1.      The Sponsor and each Insider irrevocably agrees that it, he or she shall:

a.	vote any Common Stock and Founder Shares owned by it, him or her (all such common stock, the “Covered Shares”) in favor of the Business Combination and each other proposal related to the Business Combination included on the agenda for the special meeting of stockholders relating to the Business Combination and any other special meeting of Acquiror’s stockholders called for the purpose of soliciting stockholder approval in connection with the consummation of the Business Combination (each such meeting, a “Stockholders Meeting”);

b.	when such Stockholders Meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

D-1

c.	vote (or execute and return an action by written consent), or cause to be voted at such Stockholders Meeting, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any Business Combination Proposal and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Business Combination or any of the other transactions contemplated by the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of Acquiror under the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor or the Insiders contained in this Sponsor Agreement; and

d.	not redeem any Covered Shares owned by it, him or her in connection with such stockholder approval.

Prior to any valid termination of the Merger Agreement, the Sponsor and each Insider shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under Acquiror’s organizational documents and applicable Laws, or reasonably requested by Acquiror, to consummate the Business Combination and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein.

The obligations of the Sponsor specified in this paragraph 1 shall apply whether or not the Business Combination or any action described above is recommended by the board of directors of the Acquiror and whether or not the board of directors of the Acquiror has effected a Buyer Change in Recommendation.

2.     The Sponsor and each Insider hereby agrees and acknowledges that: (i) Acquiror and, prior to any valid termination of the Merger Agreement, the Company would be irreparably injured in the event of a breach by the Sponsor or any Insider of its, his or her obligations under this Sponsor Agreement; (ii) monetary damages may not be an adequate remedy for such breach; (iii) the non-breaching party shall be entitled to seek an injunction, specific performance, or other equitable relief, to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy that such party may have in law or in equity; and (iv) the right to seek specific enforcement is an integral part of the transactions contemplated by this Sponsor Agreement and without that right, Acquiror and the Company would not have entered into this Sponsor Agreement.

3.     (a) The Sponsor and each Insider agree that it, he or she shall not:

(i) Transfer any Founder Shares (or shares of Common Stock issuable upon conversion thereof) until the earlier of (A) one year after the completion of the Business Combination or (B) subsequent to the Business Combination, (x) if the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date on which the Acquiror completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Acquiror’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “Founder Shares Lock-up Period”); or

(ii) Transfer any Private Placement Warrants (or shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants), until 30 days after the completion of the Business Combination (the “Private Placement Warrants Lock-up Period” and, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(b) Notwithstanding the provisions set forth in paragraphs 3(a)(i) and 3(a)(ii), Transfers of the Founder Shares, Private Placement Warrants and shares of Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants or the Founder Shares and that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 3(b)), are permitted (A) to the Acquiror’s officers or directors, any affiliates or family members of any of the Acquiror’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor; (B) in the case of an individual, transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (C) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, transfers pursuant to a qualified domestic relations order; (E) transfers by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the securities were originally purchased; provided, however, that in the case of clauses (A) through (E), these permitted transferees must enter into a written agreement agreeing to be bound by this Sponsor Agreement (x) prior to the consummation of the Business Combination, with the Acquiror and the Company and (y) from and after the consummation of the Business Combination, with the Acquiror.

D-2

(c) The Sponsor and each Insider acknowledge and agree as follows:

(i) Section 4.3(b)(i) of Acquiror’s amended and restated certificate of incorporation (the “Acquiror Charter”) provides that each share of Class B Common Stock shall automatically convert into one share of Class A Common Stock (the “Initial Conversion Ratio”) at the time of the Business Combination, and (B) Section 4.3(b)(ii) of the Acquiror Charter provides that the Initial Conversion Ratio shall be adjusted (the “Adjustment”) in the event that additional shares of Common Stock are issued in excess of the amounts offered in Acquiror’s initial public offering of securities; and

(ii) as of and conditioned upon the Closing, the Sponsor and each Insider hereby irrevocably relinquishes and waives any and all rights the Sponsor and each Insider has or will have under Section 4.3(b)(ii) of the Acquiror Charter to receive shares of Common Stock in excess of the number issuable at the Initial Conversion Ratio upon conversion of the existing shares of Class B Common Stock held by him, her or it, as applicable, in connection with the Closing as a result of any Adjustment.

4.     The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Sponsor Agreement.

5.      As used herein, (i) “Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act; (ii) “Founder Shares” shall mean the shares of Class B common stock, par value $0.0001 per share, and the shares of Common Stock issuable upon conversion of such shares in connection with the Closing; (iii) “Private Placement Warrants” shall mean the warrants to purchase up to 15,800,000 shares of Common Stock of the Acquiror that the Sponsor purchased in a private placement that shall occur simultaneously with the consummation of the Public Offering; (iv) “Common Stock” shall mean the Acquiror’s Class A common stock, par value $0.0001 per share; and (v) “Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

6.      This Sponsor Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Sponsor, each Insider and the Prior Letter Agreement. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the Acquiror and the other parties charged with such change, amendment, modification or waiver, it being acknowledged and agreed that the Company’s execution of such an instrument will not be required after any valid termination of the Merger Agreement.

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7.     No party hereto may, except as set forth herein, assign either this Sponsor Agreement or any of its rights, interests, or obligations hereunder, other than in conjunction with transfers permitted by paragraph 3, without the prior written consent of the other parties (except that, following any valid termination of the Merger Agreement, no consent from the Company shall be required). Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on the Sponsor, each Insider, the Acquiror and the Company and their respective successors, heirs, personal representatives and assigns and permitted transferees.

8.     Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

9.     This Sponsor Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

10.     This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

11.     This Sponsor Agreement, and all claims or causes of action based upon, arising out of, or related to this Sponsor Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Sponsor Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the Borough of Manhattan in the State of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Sponsor Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this paragraph. The prevailing party in any such Action (as determined by a court of competent jurisdiction) shall be entitled to be reimbursed by the non-prevailing party for its reasonable expenses, including reasonable attorneys’ fees, incurred with respect to such Action. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.      Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.03 of the Merger Agreement to the applicable party at its principal place of business.

13.     This Sponsor Agreement shall terminate on the earlier of (a) the liquidation of the Acquiror and (b) the expiration of the Lock-up Periods. In the event of a valid termination of the Merger Agreement, this Sponsor Agreement shall be of no force and effect and shall revert to the Prior Letter Agreement. No such termination or reversion shall relieve the Sponsor, each Insider, the Acquiror or the Company from any liability resulting from a breach of this Sponsor Agreement occurring prior to such termination or reversion.

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14.     The Sponsor and each Insider hereby represents and warrants (severally and not jointly as to itself, himself or herself only) to Acquiror and the Company as follows: (i) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of the Sponsor; (ii) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder; (iii) this Sponsor Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (iv) the execution and delivery of this Sponsor Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Founder Shares or Private Placement Warrants, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of his, her or its obligations under this Sponsor Agreement; (v) there are no Actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Sponsor Agreement; (vi) except for fees described on Schedule 4.08 of the Merger Agreement, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, Acquiror, any of its Subsidiaries or any of their respective Affiliates in connection with the Merger Agreement or this Sponsor Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which Acquiror, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (vii) such Person has had the opportunity to read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors; (viii) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (ix) such Person has good title to all such Founder Shares and Private Placement Warrants, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such Founder Shares or Private Placement Warrants (other than transfer restrictions under the Securities Act)) affecting any such Founder Shares or Private Placement Warrants, other than pursuant to (A) this Sponsor Agreement, (B) the certificate of incorporation of the Acquiror, (C) the Merger Agreement, (D) the Registration Rights Agreement, dated as of June 26, 2019, by and among the Acquiror and certain security holders, or (E) any applicable securities laws; and (x) the Founder Shares and Private Placement Warrants identified on Schedule A are the only Founder Shares or Private Placement Warrants owned of record or Beneficially Owned by the Sponsor and the Insiders as of the date hereof, and none of such Founder Shares or Private Placement Warrants is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares or Private Placement Warrants, except as provided in this Sponsor Agreement.

15.     If, and as often as, there are any changes in the Acquiror, the Founder Shares or the Private Placement Warrants by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Sponsor Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Acquiror, Acquiror’s successor or the surviving entity of such transaction, the Founder Shares and Private Placement Warrants, each as so changed.

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16.     Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[signature page follows]

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Sincerely,

CHURCHILL SPONSOR II LLC

By:
Name: Jay Taragin
Title: Chief Financial Officer

Michael Klein

Peter Seibold

Mark Klein

Malcolm S. McDermid

Glenn August

Karen G. Mills

Jeremy Paul Abson

Dena Brumpton

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Acknowledged and Agreed:

CHURCHILL CAPITAL CORP II

By:
Name: Peter Seibold
Title: Chief Financial Officer

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Acknowledged and Agreed:

SOFTWARE LUXEMBOURG HOLDING S.A.

By:
Name: Ronald W. Hovsepian
Title: Director – Authorized Signatory

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Schedule A

Sponsor Ownership of Securities

Sponsor	Founder Shares	Private Placement Warrants
Churchill Sponsor II LLC	17,250,000	15,800,000
Total	17,250,000	15,800,000

Insider Ownership of Securities

Insider	Founder Shares	Private Placement Warrants
Michael Klein	0	0
Peter Seibold	0	0
Mark Klein	0	0
Malcom S. McDermid	0	0
Glenn August	0	0
Karen G. Mills	0	0
Jeremy Paul Abson	0	0
Dena Brumpton	0	0
Total	0	0

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Exhibit E

Stockholders Agreement

AGREED FORM

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (as it may be amended, supplemented or restated from time to time in accordance with its terms, the “Stockholders Agreement”), dated as of October 12, 2020 (the “Effective Date”), is made by and among (i) Churchill Capital Corp II, a Delaware corporation (“PubCo”); (ii) Churchill Sponsor II LLC, a Delaware limited liability company; and (iii) the Person identified on the signature page hereto under the heading “Founder Holder” (the “Founder Holder”); Each of PubCo, the Sponsor and the Founder Holder may be referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, PubCo has entered into that certain Agreement and Plan of Merger, dated as of the Effective Date (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “Merger Agreement”), by and among PubCo and Software Luxembourg Holding S.A., in connection with the initial business combination (the “Business Combination”) set forth in the Merger Agreement;

WHEREAS, following the closing of the Merger, Churchill Sponsor II LLC will Beneficially Own (as defined herein) Company Stock (as defined herein); and

WHEREAS, on the Effective Date, the Parties desire to set forth their agreement with respect to governance and certain other matters, in each case in accordance with the terms and conditions of this Stockholders Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Stockholders Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1          Definitions. As used in this Stockholders Agreement, the following terms shall have the following meanings:

“Action” means any action, suit, charge, litigation, arbitration, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided, that no Party shall be deemed an Affiliate of PubCo or any of its subsidiaries for purposes of this Stockholders Agreement.

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“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of PubCo.

“Business Combination” has the meaning set forth in the Recitals.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Bylaws” means the bylaws of PubCo, as in effect on the Closing Date, as the same may be amended from time to time.

“Certificate of Incorporation” means the certificate of incorporation of PubCo, as in effect on the Closing Date, as the same may be amended from time to time.

“Closing” has the meaning given to such term in the Merger Agreement.

“Closing Date” has the meaning given to such term in the Merger Agreement.

“Common Stock” means shares of the Class A common stock, par value $0.0001 per share, of PubCo.

“Effective Date” has the meaning set forth in the Preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Founder Holder” has the meaning set forth in the Preamble.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Merger Agreement” has the meaning set forth in the Recitals.

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such Party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that PubCo’s directors may have in such capacity) necessary to cause such result, including (a) calling special meetings of stockholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to shares of Common Stock, (c) causing the adoption of stockholders’ resolutions and amendments to the Organizational Documents, (d) executing agreements and instruments, (e) making, or causing to be made, with Governmental Entities, all filings, registrations or similar actions that are required to achieve such result and (f) nominating or appointing certain Persons (including to fill vacancies) to the Board in connection with the annual or special meeting of stockholders of PubCo.

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“Organizational Documents” means the Certificate of Incorporation and the Bylaws.

“Party” has the meaning set forth in the Preamble.

“Percentage Interest” means, with respect to any Person and as of any time of determination, a fraction, expressed as a percentage, the numerator of which is the number of shares of Common Stock held or Beneficially Owned by such Person, including shares of Common Stock to which such Person has been granted a valid proxy, as of such date and the denominator of which is the aggregate number of shares of Common Stock issued and outstanding as of such date.

“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“PubCo” has the meaning set forth in the Preamble.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person acting on behalf of such Person.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Sponsor” means Churchill Sponsor II LLC, or, upon its dissolution, the Founder Holder.

“Sponsor Director” has the meaning set forth in Section 2.1(a).

“Sponsor Indemnitees” has the meaning set forth in Section 3.10(a).

“Stockholders Agreement” has the meaning set forth in the Preamble.

“subsidiaries” of any Person include such Person’s direct and indirect subsidiaries.

“Trading Day” means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Common Stock is listed, quoted or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).

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Section 1.2          Interpretive Provisions. For all purposes of this Stockholders Agreement, except as otherwise provided in this Stockholders Agreement or unless the context otherwise requires:

(a)            the meanings of defined terms are applicable to the singular as well as the plural forms of such terms.

(b)           the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Stockholders Agreement, refer to this Stockholders Agreement as a whole and not to any particular provision of this Stockholders Agreement.

(c)            references in this Stockholders Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder.

(d)           whenever the words “include”, “includes” or “including” are used in this Stockholders Agreement, they shall mean “without limitation.”

(e)            the captions and headings of this Stockholders Agreement are for convenience of reference only and shall not affect the interpretation of this Stockholders Agreement.

(f)            pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms.

ARTICLE II
GOVERNANCE

Section 2.1          Board of Directors.

(a)            Composition of the Board. PubCo agrees to take all Necessary Action to cause the Board to (x) initially be comprised of seven (7) directors identified by PubCo in accordance with the terms of the Merger Agreement (the “Initial Directors”) and (y) from and after the first annual meeting of PubCo following the Closing, be comprised of a total of nine (9) directors. At and following the Closing, PubCo agrees to take all Necessary Action to cause the Board to be divided into three classes of directors, with each class serving for staggered three-year terms. The initial term of the Class I directors shall expire immediately following PubCo’s 2021 annual meeting of stockholders at which directors are elected. The initial term of the Class II directors shall expire immediately following PubCo’s 2022 annual meeting of stockholders at which directors are elected. The initial term of the Class III directors shall expire immediately following PubCo’s 2023 annual meeting at which directors are elected.

(b)            Sponsor Representation. PubCo shall take all Necessary Action so as to cause to be nominated for election to the Board at each annual or special meeting at which the stockholders will vote on the election of directors (“Board Election Meeting”), two (2) individuals designated by the Sponsor; provided, that in the event that the Sponsor’s Percentage Interest is less than (i) five percent (5%), Sponsor shall only have the right to designate one (1) individual for election to the Board and (ii) one percent (1%), Sponsor shall not have the right to designate any individual for election to the Board (each such Person nominated by the Sponsor, a “Sponsor Director”). Notwithstanding the foregoing, the number of individuals that the Sponsor shall have the right to cause PubCo to nominate at each Board Election Meeting will be reduced by the number of Sponsor Directors then serving on the Board and whose terms in office are not expiring at such Board Election Meeting.

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(c)           Vacancies. If a vacancy on the Board is caused by the death, retirement, resignation or removal of any Sponsor Director and the Sponsor would be entitled to cause PubCo to nominate a Sponsor Director in respect of such vacancy as of such time pursuant to Section 2.1(b), then PubCo shall take all Necessary Action to cause the Board to fill such vacancy as promptly as practicable (and in any event prior to the next meeting or action of the Board or applicable committee) with an individual designated by the Sponsor. Notwithstanding anything to the contrary contained in this Section 2.1(c), the Sponsor shall not have the right to designate a replacement director, and PubCo shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that appointment of such designee to the Board would result in a number of directors designated by the Sponsor in excess of the number of directors that the Sponsor is then entitled to cause PubCo to nominate for membership on the Board pursuant to Section 2.1(b). Any such designated replacement who becomes a member of the Board shall be deemed to be a Sponsor Director for all purposes under this Agreement.

(d)           Committees. In accordance with PubCo’s Organizational Documents, (i) the Board shall establish and maintain committees of the Board for (x) Audit, (y) Compensation and (z) Nominating and Corporate Governance, and (ii) the Board may from time to time by resolution establish and maintain other committees of the Board. Subject to applicable Laws and stock exchange regulations, and subject to requisite independence requirements applicable to such committee, for so long as the Sponsor’s Percentage Interest is greater than five percent (5%), PubCo shall take, and the Sponsor agrees with PubCo to take, all Necessary Action to have at least one (1) Sponsor Director appointed to serve on each committee of the Board.

(e)           Compensation and Benefits. For so long as any Sponsor Director serves as a director of PubCo, (i) PubCo shall provide such Sponsor Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors of PubCo, including, but not limited to: (A) coverage under directors’ and officers’ insurance policies maintained by PubCo or any of its subsidiaries and (B) any reimbursement of reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses and (ii) PubCo shall not amend, alter or repeal any right to indemnification, advancement of expenses or exculpation provided in the Organizational Documents, indemnification agreement or otherwise that covers or benefits any Sponsor Director (except to the extent such amendment or alteration permits PubCo to provide broader indemnification, advancement of expenses or exculpation rights than permitted prior thereto).

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Section 2.2         PubCo Cooperation. PubCo shall (and shall cause its subsidiaries to) cooperate in facilitating the nomination and designation rights described in Section 2.1(a), including (i) taking all Necessary Action to nominate each Sponsor Director as part of the slate that is included in any proxy statement (or similar document) of PubCo in respect of any Board Election Meeting (other than, if applicable, when no Sponsor Director is allocated to the class of directors to be elected at such meeting), (ii) providing the highest level of support for the election of each such Sponsor Director as PubCo provides to any other individual standing for election as a director as part of PubCo’s slate of nominees, (iii) not nominating for any election a number of director candidates (inclusive of Sponsor Directors standing for election) that exceeds the number of directorships to be elected in such election.

ARTICLE III
GENERAL PROVISIONS

Section 3.1         Assignment; Successors and Assigns; No Third Party Beneficiaries.

(a)            Except as otherwise permitted pursuant to this Stockholders Agreement, no Party may assign such Party’s rights and obligations under this Stockholders Agreement, in whole or in part, without the prior written consent of the other Parties. Any such assignee may not again assign those rights, other than in accordance with this Article III. Any attempted assignment of rights or obligations in violation of this Article III shall be null and void.

(b)            All of the terms and provisions of this Stockholders Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and Representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and Representatives of any Party only to the extent that they are permitted successors, assigns, heirs and Representatives pursuant to the terms of this Stockholders Agreement.

(c)            Nothing in this Stockholders Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, assigns, heirs and Representatives, any rights or remedies under this Stockholders Agreement or otherwise create any third party beneficiary hereto, except that the Sponsor Directors shall be third party beneficiaries of Section 2.1(e), the Covered Persons shall be third party beneficiaries of Section 3.9, the Sponsor Indemnities and Indemnitee-Related Entities shall be third party beneficiaries of Section 3.10 and the Related Persons shall be third party beneficiaries of the Section 3.11, in each case entitle to enforce this Stockholders Agreement insofar as such Sections relate to such Persons.

Section 3.2         Termination. This Agreement shall not be effective until the Closing. Following the Closing, this Agreement shall terminate at such time as the Sponsor is no longer entitled to any rights pursuant to Article II of this Agreement except for the provisions set forth in Section 2.1(e), this Section 3.2 and Section 3.10. Notwithstanding anything herein to the contrary, in the event the Merger Agreement terminates in accordance with its terms prior to the Closing, this Stockholders Agreement shall automatically terminate and be of no further force or effect, without any further action required by the Parties.

Section 3.3          Severability. If any provision of this Stockholders Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Stockholders Agreement, to the extent permitted by Law shall remain in full force and effect.

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Section 3.4          Entire Agreement; Amendments; No Waiver.

(a)           This Stockholders Agreement, together with the Exhibit to this Stockholders Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this Stockholders Agreement and therein.

(b)           The terms and provisions of this Agreement may be modified or amended only with the written approval of the PubCo and the Sponsor.

(c)            No waiver of any provision or default under, nor consent to any exception to, the terms of this Stockholders Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

Section 3.5         Counterparts; Electronic Delivery. This Stockholders Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Stockholders Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Stockholders Agreement or any document to be signed in connection with this Stockholders Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 3.6          Notices. All notices, demands and other communications to be given or delivered under this Stockholders Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m.  eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 3.6, notices, demands and other communications shall be sent to the addresses indicated below

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if to PubCo, prior to the Closing, to:

Churchill Capital Corp. II 640 Fifth Avenue, 12th Floor New York, NY 10019 Attention: Michael S. Klein Email: michael.klein@mkleinandcompany.com if to PubCo, following the Closing, to:

Skillsoft Corporation
300 Innovative Way, Suite 201
Nashua, New Hampshire 03602
Attention: Greg Porto
E-mail: Greg.Porto@skillsoft.com

if to the Sponsor, to:

640 Fifth Avenue, 12th Floor New York, NY 10019 Attention: Michael S. Klein Email: michael.klein@mkleinandcompany.com with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10023
Attn:              Kenneth M. Schneider and Ross A. Fieldston
E-mail: kschneider@paulweiss.com and rfieldston@paulweiss.com

Section 3.7          Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all Actions, claims or matters related to or arising from this Stockholders Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Stockholders Agreement, and the performance of the obligations imposed by this Stockholders Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS STOCKHOLDERS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS STOCKHOLDERS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS STOCKHOLDERS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS STOCKHOLDERS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, only if such court lacks jurisdiction, the United States District Court for the District of Delaware (as applicable, the “Delaware Court”) and the courts of appeal therefrom in any Action arising out of or relating to this Stockholders Agreement, agrees that all claims in respect of the Action shall be heard and determined only in the Delaware Court agrees not to bring any Action arising out of or relating to this Stockholders Agreement in any other courts. Each Party irrevocably consents to the service of process in any such Action by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Party, at its address for notices as provided in Section 3.6 of this Stockholders Agreement, such service to become effective ten (10) days after such mailing, or in any other manner permitted by applicable Law. Each Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any Action commenced hereunder or under any other documents contemplated hereby that such service of process was in any way invalid or ineffective. To the fullest extent permitted by applicable Law, each of the Parties hereby irrevocably waives any objection it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Stockholders Agreement in the Delaware Court and hereby further irrevocably waives and agrees not to plead or claim that the Delaware Court is not a convenient forum for any such Action. Each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity, in any jurisdiction.

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Section 3.8         Specific Performance. Each Party hereby agrees and acknowledges that money damages and remedies at law would not be a sufficient remedy if the Parties fail to comply with any of the obligations imposed on them by this Stockholders Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any Action should be brought in equity to enforce any of the provisions of this Stockholders Agreement, none of the Parties shall raise the defense that there is an adequate remedy at Law.

Section 3.9          Other Business Opportunities.

(a)            The Parties expressly acknowledge and agree that to the fullest extent permitted by applicable law: (i) each of the Sponsor and the Founder Holders (including (A) their respective Affiliates, (B) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (C) any of their respective limited partners, non-managing members or other similar direct or indirect investors) and the Sponsor Directors (collectively, the “Covered Persons”) has the right to, and shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as PubCo or any of its subsidiaries or deemed to be competing with PubCo or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, with no obligation to offer to PubCo or any of its subsidiaries the right to participate therein; (ii) each of the Covered Persons may invest in, or provide services to, any Person that directly or indirectly competes with PubCo or any of its subsidiaries; and (iii) in the event that any of the Covered Persons acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for PubCo or any of its subsidiaries, such Person shall have no duty (fiduciary, contractual or otherwise) to communicate or present such corporate opportunity to PubCo or any of its subsidiaries and, notwithstanding any provision of this Stockholders Agreement to the contrary, shall not be liable to PubCo or any of its subsidiaries for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that such Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not present such opportunity to PubCo or any of its subsidiaries. For the avoidance of doubt, the Parties acknowledge that this paragraph is intended to disclaim and renounce, to the fullest extent permitted by applicable law, any right of PubCo or any of its subsidiaries with respect to the matters set forth herein, and this paragraph shall be construed to effect such disclaimer and renunciation to the fullest extent permitted by law.

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(b)          PubCo hereby, to the fullest extent permitted by applicable law:

(i)            confirms that none of the Sponsor or the Founder Holder or any of their respective Affiliates have any duty to PubCo or any of its subsidiaries other than the specific covenants and agreements set forth in this Stockholders Agreement;

(ii)           acknowledges and agrees that (A) in the event of any conflict of interest between PubCo or any of its subsidiaries, on the one hand, and any of the Sponsor or the Founder Holder or any of their respective Affiliates, on the other hand, the Sponsor, the Founder Holder or applicable Affiliates may act in its best interest and (B) none of the Sponsor, the Founder Holder or any of their respective Affiliates or any Sponsor Director acting in his or her capacity as a director shall be obligated (1) to reveal to PubCo or any of its subsidiaries confidential information belonging to or relating to the business of the Sponsor, the Founder Holder or any of their respective Affiliates or (2) to take any action in its capacity as a direct or indirect stockholder of PubCo, as the case may be, that prefers the interest of PubCo or its subsidiaries over the interest of such Person in such capacity; and

(iii)          waives any claim or cause of action against the Sponsor, the Founder Holder and any of their respective Affiliates, and any officer, employee, agent or Affiliate of any such Person that may from time to time arise in respect of a breach by any such person of any duty or obligation disclaimed under Section 3.9(b)(i) or Section 3.9(b)(ii).

(c)          Each of the parties hereto agrees that the waivers, limitations, acknowledgments and agreements set forth in this Section 3.9 shall not apply to any alleged claim or cause of action against any of the Sponsor or the Founder Holder based upon the breach or nonperformance by such Person of this Stockholders Agreement or any other agreement to which such Person is a party.

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Section 3.10        [Reserved.]

Section 3.11        No Third Party Liabilities. This Stockholders Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to any of this Stockholders Agreement, or the negotiation, execution or performance of this Stockholders Agreement (including any representation or warranty made in or in connection with this Stockholders Agreement or as an inducement to enter into this Stockholders Agreement), may be made only against the Persons that are expressly identified as parties hereto, as applicable; and no past, present or future direct or indirect director, officer, employee, incorporator, member, partner, stockholder, Affiliate, portfolio company in which any such Party or any of its investment fund Affiliates have made a debt or equity investment (and vice versa), agent, attorney or Representative of any Party hereto (including any Person negotiating or executing this Stockholders Agreement on behalf of a Party hereto) (collectively, “Related Parties”), unless a Party to this Stockholders Agreement, shall have any liability or obligation with respect to this Stockholders Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Stockholders Agreement, or the negotiation, execution or performance of this Stockholders Agreement (including a representation or warranty made in or in connection with this Stockholders Agreement or as an inducement to enter into this Stockholders Agreement).

Section 3.12        Adjustments. If there are any changes in the Common Stock as a result of stock split, stock dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment by the Parties shall be made in the provisions of this Stockholders Agreement, as may be required, so that the rights, privileges, duties and obligations under this Stockholders Agreement shall continue with respect to Common Stock as so changed.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the Parties has duly executed this Stockholders Agreement as of the Effective Date.

PUBCO:

CHURCHILL CAPITAL CORP II

By:
Name: Peter Seibold
Title: Chief Financial Officer

SPONSOR:

CHURCHILL SPONSOR II, LLC

By:
Name: Jay Taragin
Title: Chief Financial Officer

[Signature Page to Stockholders Agreement]

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FOUNDER HOLDERS:

Michael Klein

[Signature Page to Stockholders Agreement]

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Exhibit F

Registration Rights Agreement

AGREED FORM

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of October 12, 2020, is made and entered into by and among Churchill Capital Corp II, a Delaware corporation (the “Churchill”), Software Luxembourg Holding S.A., a public limited liability company (société anonyme), incorporated and organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 48, Boulevard Grand-Duchesse Charlotte, L-1330 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B246188 (“Legacy Skillsoft”), Churchill Sponsor II LLC, a Delaware limited liability company (the “Sponsor” and, together with the undersigned parties under Holder on the signature pages hereto and any person or entity who hereafter becomes a party to this Agreement, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, Churchill and Legacy Skillsoft are party to that certain Agreement and Plan of Merger, dated as of October 12, 2020 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), by and among Churchill and Legacy Skillsoft, pursuant to which, among other things, Legacy Skillsoft will cease to exist and Legacy Skillsoft’s subsidiaries shall become subsidiaries of Churchill, which shall survive as the surviving corporation (the “Merger” and, Churchill following the consummation of the Merger, the “Company”);

WHEREAS, as a condition to the consummation of the transactions contemplated by the Merger Agreement that the parties hereto enter into this Agreement, to be effective upon the consummation of the Merger;

WHEREAS, Churchill, the Sponsor and certain of the Holders entered into that certain Registration Rights Agreement, dated as of June 26, 2019 (as it may be amended, supplemented, restated or otherwise modified from time to time until the consummation of the Merger, the “Existing Agreement”);

WHEREAS, the Holders who are shareholders of Legacy Skillsoft have existing registration rights under that certain shareholders’ agreement made and entered into as of August 27, 2020 by and among such Holders and Legacy Skillsoft, which shall be terminated in connection with the Merger; and

WHEREAS, upon the consummation of the Merger, the parties to the Existing Agreement desire to amend and restate the Existing Agreement in its entirety as set forth herein and Churchill and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

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Article I
DEFINITIONS

1.1            Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person. As used in this definition, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York, New York.

“Commission” shall mean the United States Securities and Exchange Commission.

“Common Stock” shall mean the Class A common stock of the Company, par value $0.0001 per share.

“Company” shall have the meaning given in the Preamble.

“Demand Registration” shall have the meaning given in subsection 2.1.1.

“Demanding Holder” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1” shall have the meaning given in subsection 2.1.1.

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“Form S-3” shall have the meaning given in subsection 2.3.

“Founder Shares” shall have the meaning given in the Sponsor Agreement.

“Founder Shares Lock-up Period” shall have the meaning given in the Sponsor Agreement.

“Holders” shall have the meaning given in the Preamble.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Permitted Transferees” shall mean (a) in the case of the Sponsor or any Holder of Founder Shares, any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Founder Shares Lock-up Period and pursuant to the Sponsor Agreement and any other applicable agreement between such Holder and the Company, in each case for so long as such agreements remain in effect, and to any transferee thereafter, (b) in the case of any Holder (other than the Sponsor or any Holder of Founder Shares) that is not an individual, any Affiliate of such Holder (including existing affiliated investment funds or vehicles that at all times remain Affiliates) and (c) in the case of any Holder (other than the Sponsor or any Holder of Founder Shares) who is an individual, (i) any successor by death or (ii) any trust, partnership, limited liability company or similar entity solely for the benefit of such individual or such individual’s spouse or lineal descendants, provided that such individual acts as trustee, general partner or managing member and retains the sole power to direct the voting and disposition of the transferred Registrable Securities.

“Person” means any natural person, general or limited partnership, corporation, company, trust, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

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“Registrable Security” shall mean (a) any outstanding shares of Common Stock held by a Holder immediately following the Closing (as defined in the Merger Agreement) (including shares of Common Stock distributable pursuant to the Merger Agreement and the conversion of the Company’s Class B Common Stock), (b) any shares of Common Stock that may be acquired by Holders upon the exercise of a warrant or other right (including pre-emption rights) to acquire Common Stock held by a Holder immediately following the Closing (as defined in the Merger Agreement), (c) any shares of Common Stock or warrants to purchase shares of Common Stock (including any shares of Common Stock or any other equity security (including, without limitation, shares of Common Stock issued or issuable upon the exercise of any other equity security and warrants)) of the Company held by a Holder from time to time, and (d) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates or book entries for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities have been sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated by the Commission); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)            all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B)            fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)            printing, messenger, telephone and delivery expenses;

(D)            reasonable fees and disbursements of counsel for the Company;

(E)            reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)            reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

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“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration Statement” shall mean a Registration Statement filed with the Commission on either (a) Form S-3 or Form F-3 (or any successor form or other appropriate form under the Securities Act) or (b) if the Company is not permitted to file a Registration Statement on Form S-3 or Form F-3, an evergreen Registration Statement on Form S-1 or Form F-1 (or any successor form or other appropriate form under the Securities Act), in each case, for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC) covering the Registrable Securities, as applicable.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Agreement” shall mean the Sponsor Agreement, dated as of October 12, 2020, by and among Churchill, the Sponsor, Legacy Skillsoft and the other parties thereto, as the same may be amended, restated or modified from time to time.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

Article II
REGISTRATIONS

2.1           Demand Registration.

2.1.1            Request for Registration. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, at any time and from time to time, the Holders of at least 5% in interest of the then-outstanding number of Registrable Securities (the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within three (3) Business Days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) Business Days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of four (4) Registrations pursuant to a Demand Registration under this subsection 2.1.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Form S-1 or any similar long-form registration statement that may be available at such time (“Form S-1”) has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form S-1 have been sold, in accordance with Section 3.1 of this Agreement.

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2.1.2            Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.1.3            Underwritten Offering. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder and Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

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2.1.4            Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) holds prior to such Underwritten Registration) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities and that can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.

2.1.5            Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under subsection 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.

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2.2           Piggyback Registration.

2.2.1            Piggyback Rights. If, at any time the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) for a rights offering, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than three (3) Business Days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Form S-3, the applicable “red herring” prospectus or prospectus supplement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) Business Days after receipt of such written notice (such Registration a “Piggyback Registration”). Subject to subsection 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2            Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a)            If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof and Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company (pro rata based on the respective number of Registrable Securities that each stockholder holds prior to such Underwritten Registration), which can be sold without exceeding the Maximum Number of Securities;

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(b)            If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 and Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities (pro rata based on the respective number of Registrable Securities that each stockholder holds prior to such Underwritten Registration), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.

2.2.3            Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4            Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3           Registrations on Form S-3. The Holders of Registrable Securities may at any time, and from time to time, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or any similar short form registration statement that may be available at such time (“Form S-3”). Within three (3) Business Days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on Form S-3, the Company shall promptly give written notice of the proposed Registration on Form S-3 to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on Form S-3 shall so notify the Company, in writing, within ten (10) days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than twelve (12) days after the Company’s initial receipt of such written request for a Registration on Form S-3, the Company shall effect a Registration of all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, however, that the Company shall not be obligated to effect any such Registration pursuant to Section 2.3 hereof if (i) a Form S-3 is not available for such offering; or (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $5,000,000.

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Any request for an Underwritten Offering pursuant to a Form S-3, including a takedown from an existing Form S-3 filed pursuant to this Section 2.3, shall follow the procedures of Section 2.1 (including subsection 2.1.4) but shall not count against the number of long form Demand Registrations that may be made pursuant to subsection 2.1.1; provided that such Holders (a) reasonably expect aggregate gross proceeds in excess of $25,000,000 from such Underwritten Offering or (b) reasonably expect to sell all of the Registrable Securities they hold in such Underwritten Offering but in no event for expected aggregate gross proceeds of less than $10,000,000.

2.4            Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of a Company-initiated Registration, the Company has initiated a Registration and provided that the Company has delivered written notice regarding such Registration to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period. Notwithstanding anything to the contrary contained in this Agreement, no Registration shall be effected or permitted and no Registration Statement shall become effective, with respect to any Registrable Securities held by any Holder of Founder Shares, until after the expiration of the Founder Shares Lock-Up Period.

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Article III
COMPANY PROCEDURES

3.1           General Procedures. If at any time the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1            prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2            prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3            prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4            prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

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3.1.5            cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6            provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7            advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8            at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;

3.1.9            notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10          permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11          obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12          on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

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3.1.13          in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14          make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15          if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.16          otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration, including, without limitation, making available senior executives of the Company to participate in any due diligence sessions that may be reasonably requested by the Underwriter in any Underwritten Offering.

3.2           Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3           Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

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3.4           Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5           Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions.

Article IV
INDEMNIFICATION AND CONTRIBUTION

4.1           Indemnification.

4.1.1            The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein, (iii) any actions or inactions or proceedings in respect of the foregoing whether or not such indemnified party is a party thereto or (iv) any registration or qualification of securities under applicable blue sky laws (including any failure to register or qualify securities under such laws where the Company has affirmatively undertaken or agreed in writing that the Company will undertake such registration or qualification). This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the transfer of such securities by such Holder. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

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4.1.2            In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3            Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

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4.1.4            The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5            If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

Article V
MISCELLANEOUS

5.1           Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: 640 Fifth Avenue, 12th Floor, New York, NY 10019, Attention: Michael Klein, and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

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5.2           Assignment; No Third Party Beneficiaries.

5.2.1            Except as set forth in Section 5.2.2., this Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2            A Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to a Permitted Transferee who agrees to become bound by the transfer restrictions set forth in this Agreement.

5.2.3            This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4            This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement.

5.2.5            No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3           Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4           Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE AS APPLIED TO AGREEMENTS AMONG DELAWARE RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THE AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN WILMINGTON COUNTY IN THE STATE OF DELAWARE.

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EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IN THE EVENT OF ANY BREACH OF THIS AGREEMENT, THE NON-BREACHING PARTY WOULD BE IRREPARABLY HARMED AND COULD NOT BE MADE WHOLE BY MONETARY DAMAGES, AND THAT, IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED AT LAW OR IN EQUITY, THE PARTIES SHALL BE ENTITLED TO SUCH EQUITABLE OR INJUNCTIVE RELIEF AS MAY BE APPROPRIATE. THE VENUE SET FORTH IN THIS SECTION ABOVE SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OF A COURT DESCRIBED IN THE SECTION ABOVE, OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SUCH A JUDGMENT, IN ANY OTHER APPROPRIATE JURISDICTION.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.5           Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected; provided, further, that any amendment hereto or waiver hereof that adversely affects the priority participation of the PIPE Subscriber (as defined in the Merger Agreement), solely in its capacity as a Holder, in any underwritten offerings to which the PIPE Subscriber would be eligible to participate under the terms of this Agreement shall require the consent of the PIPE Subscriber. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

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5.6           Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.7           Term. This Agreement shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5, Article IV and this Article V (other than Section 5.6) shall survive any termination.

[Signature pages follow]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

CHURCHILL CAPITAL CORP II

By:
	Name:	Peter Seibold
	Title:	Chief Financial Officer

SOFTWARE LUXEMBOURG HOLDING S.A.

By:
	Name:	Ronald W. Hovsepian
	Title:	Director – Authorized Signatory

[Signature Page to Registration Rights Agreement]

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HOLDERS:

CHURCHILL SPONSOR II LLC

By:
	Name:	Jay Taragin
	Title:	Chief Financial Officer

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EXHIBIT G

Form of Prosus Subscription Agreement

G-1

EXHIBIT H

Buyer A&R Charter Amendment

AGREED FORM

CERTIFICATE OF AMENDMENT

TO

THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CHURCHILL CAPITAL CORP II

Churchill Capital Corp II (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as from time to time amended (the “DGCL”), DOES HEREBY CERTIFY AS FOLLOWS:

1.            This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 26, 2019 (the “Certificate of Incorporation”).

2.             Section 4.1 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“Section 4.1          Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [●] shares, consisting of (a) [●] shares of common stock, including (i) [●] shares of Class A common stock (the “Class A Common Stock”), (ii) 20,000,000 shares of Class B common stock (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and (iii) 3,840,000 shares of Class C common stock (the “Class C Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).”

3.             Section 4.3(a)(i) of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“(i) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation and Section 9.9), the holders of shares of Common Stock shall exclusively possess all voting power with respect to the Corporation. For the avoidance of doubt, except as otherwise required by applicable law, holders of Class C Common Stock shall not be entitled to any voting power in respect of such shares.”

4.             Section 4.3(d) of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“(d) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock (on an as converted basis with respect to the Class B Common Stock) held by them. The holders of shares of Class C Common Stock shall not be entitled to any distributions pursuant to this Section 4.3(d) and shall only be entitled to receive for each share of Class C Common Stock so held the Per Share Repurchase Amount pursuant to the Merger Agreement at and subject to the occurrence of the Class C Repurchase Effective Time (each such term as defined herein).

5.             Section 4.3 of the Certificate of Incorporation is hereby amended by adding a new subparagraph (e) to the end thereof as follows:

“(e)         Repurchase of Class C Common Stock. Immediately following the Effective Time as defined in and pursuant to that certain Agreement and Plan of Merger, dated as of [●], 2020 (the “Merger Agreement”), by and between Software Luxembourg Holding S.A. and the Corporation (the “Class C Repurchase Effective Time”), the Corporation shall automatically and without the need for any further action by the Corporation or any holder of shares of Class C Common Stock, repurchase each share of Class C Common Stock then-outstanding for an aggregate redemption price per share of Class C Common Stock equal to (1) a cash purchase price equal to the quotient of (x) $505,000,000 divided by (y) the number of shares of Class C Common Stock then-outstanding (such amount, the “Per Share Cash Repurchase Amount”) plus (2) indebtedness to be issued or caused to be issued by the Corporation or one of its subsidiaries under the Existing Second Out Credit Agreement, as amended by the Existing Second Out Credit Agreement Amendment (in each case, as defined in the Merger Agreement), equal to the quotient of (x) $20,000,000 divided by (y) the number of shares of Class C Common Stok then-outstanding (such amount, the “Per Share Debt Repurchase Amount” and, together with the Per Share Cash Repurchase Amount, the “Per Share Repurchase Amount”), in each case, pursuant to and subject to the terms of the Merger Agreement (the “Class C Repurchase”). With respect to each share of Class C Common Stock, upon payment by or on behalf of the Corporation of the Per Share Repurchase Amount, such share of Class C Common Stock shall cease to be outstanding as of the Class C Repurchase Effective Time, any and all rights of holders of shares of Class C Common Stock shall be extinguished and such shares of Class C Common Stock shall not be reissued, sold or transferred.  After the Class C Repurchase Effective Time, the Corporation shall take all necessary action to cause the shares of Class C Common Stock so repurchased to be retired and thereupon to file a certificate of retirement in accordance with Section 243 of the DGCL.”

6.            The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the DGCL and shall become effective as of [●], Eastern time, on the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.

7.            All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned authorized officer has executed this Certificate of Amendment as of this day of [●], 2020.

CHURCHILL CAPITAL CORP II

By:
Name:
Title:

H-1

Exhibit I

Buyer Second A&R Charter

AGREED FORM

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

[•]

* * * * *

ii

AGREED FORM

The present name of the corporation is [•] (the “Corporation”). The Corporation was incorporated under the name “HORNBLOWER ACQUISITION CORP” by the filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware on April 11, 2019 (“Original Certificate”). An Amended and Restated Certificate of Incorporation, which amended the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on June 26, 2019, as amended by that certain Amendment No. 1 to the Amended and Restated Certificate of Incorporation, dated [__] (as so amended, the “Amended Certificate”).

This Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), which restates and integrates and also further amends the provisions of the Corporation’s Amended Certificate, as amended and restated, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

The Amended Certificate is being amended and restated in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of [____], 2020, by and between the Corporation and Software Luxembourg Holding S.A. (as amended, modified, supplemented or waived from time to time, the “Merger Agreement”). As part of the transactions contemplated by the Merger Agreement (the “Merger”) and pursuant to the Amended Certificate, at the effective time of the Merger (i) all 17,250,000 shares of the Class B common stock of the Corporation were converted into shares of Class A common stock of the Corporation and (ii), immediately following the Effective Time pursuant to the Class C Repurchase (as defined below), all 3,840,000 shares of the Class C common stock of the Corporation will be repurchased by the Corporation, and, in each case, subsequently cease to be outstanding, such that, as of the effectiveness of this Certificate of Incorporation and the consummation of the Class C Repurchase, only Class A common stock remains outstanding. All Class A common stock issued and outstanding prior to the effectiveness of this Certificate of Incorporation and all Class A common stock issued as part of, or in connection with, the transactions contemplated by the Merger Agreement shall be Common Stock for all purposes of this Certificate of Incorporation.

The Certificate of Incorporation of the Corporation, as amended and restated, is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I
NAME

The name of the Corporation is [•].

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 850 New Burton Road, Suite 201 in the City of Dover, County of Kent, 19904. The name of the registered agent of the Corporation in the State of Delaware at such address is Cogency Global Inc.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV
CAPITAL STOCK

The total number of shares of all classes of stock that the Corporation shall have authority to issue is [__________], which shall be divided into three classes as follows:

(i)            [___________] shares of Class A common stock, par value $0.0001 per share (“Common Stock”);

(ii)           3,840,000 shares of the Class C common stock, par value $0.0001 per share (“Class C Common Stock”); and

(iii)          10,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

A.           Capital Stock.

1.           The board of directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the number of shares constituting such series and the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock. The powers (including voting powers), preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

2.           Each holder of record of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

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3.            Except as otherwise required by law, holders of Class C Common Stock shall not be entitled to any voting power in respect of such shares.

4.            Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).

5.            Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Common Stock out of the assets of the Corporation that are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.

6.            Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them. The holders of shares of Class C Common Stock shall not be entitled to any distributions pursuant to this Section IV(A)(6) and shall only be entitled to receive for each share of Class C Common Stock so held the Per Share Repurchase Amount pursuant to the Merger Agreement at and subject to the occurrence of the Class C Repurchase Effective Time.

7.            The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

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B.           Repurchase of Class C Common Stock. Immediately following the Effective Time as defined in and pursuant to the Merger Agreement (the “Class C Repurchase Effective Time”), the Corporation shall automatically and without the need for any further action by the Corporation or any holder of shares of Class C Common Stock, repurchase each share of Class C Common Stock then-outstanding for an aggregate redemption price per share of Class C Common Stock equal to (1) a cash purchase price equal to the quotient of (x) $505,000,000 divided by (y) the number of shares of Class C Common Stock then-outstanding (such amount, the “Per Share Repurchase Cash Amount”) plus (2) indebtedness to be issued or caused to be issued by the Corporation or one of its subsidiaries under the Existing Second Out Credit Agreement, as amended by the Existing Second Out Credit Agreement Amendment (in each case, as defined in the Merger Agreement), equal to the quotient of (x) $20,000,000 divided by (y) the number of shares of Class C Common Stock then-outstanding (such amount, the “Per Share Repurchase Debt Amount” and, together with the Per Share Repurchase Cash Amount, the “Per Share Repurchase Amount”), in each case, pursuant to and subject to the terms of the Merger Agreement (the “Class C Repurchase”). With respect to each share of Class C Common Stock, upon payment by or on behalf of the Corporation of the Per Share Repurchase Amount, such share of Class C Common Stock shall cease to be outstanding as of the Class C Repurchase Effective Time, any and all rights of holders of shares of Class C Common Stock shall be extinguished and such shares of Class C Common Stock shall not be reissued, sold or transferred. After the Class C Repurchase Effective Time, the Corporation shall take all necessary action to cause the shares of Class C Common Stock so repurchased to be retired and thereupon to file a certificate of retirement in accordance with Section 243 of the DGCL.

ARTICLE V
AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

A.           The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock), in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL, and, except as set forth in Article VII and Article XI, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article V. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, any other vote that may be required from time to time by applicable law, applicable stock exchange rule or the terms of any series of Preferred Stock and, with respect to Article IX only, in addition to any vote required by that certain Subscription Agreement, dated as of October [●], 2020, by and among the Corporation and the [PIPE Holder] (the “Subscription Agreement”), no provision of Article VI, Article VII, Article IX, Article X, Article XI and this Article V may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless, in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least fifty percent (50%) in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

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B.           The Board of Directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation, that certain Stockholders Agreement of the Corporation, dated as of October [●], 2020, by and among the Corporation, Churchill Sponsor II LLC (the “Sponsor”), the Founder Holder (as defined therein) and any other parties thereto from time to time (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”), or the Subscription Agreement. The affirmative vote of the holders of at least fifty percent (50%) in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to amend, alter, rescind, change, add or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith; provided, however, that no Bylaw hereafter adopted by the stockholders shall invalidate any prior act of the Board of Directors that was valid at the time of such act prior to the adoption of such Bylaw.

ARTICLE VI
BOARD OF DIRECTORS

A.           Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise provided for or fixed pursuant to the Stockholders Agreement, the Subscription Agreement or any certificate of designation with respect to any series of Preferred Stock, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors; provided that any determination by the Board of Directors to increase or decrease the total number of directors shall require the approval of fifty percent (50%) of the directors present at a meeting at which a quorum is present. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring immediately following the Corporation’s annual meeting of stockholders for the calendar year ended December 31, 2021, Class II directors shall initially serve for a term expiring immediately following the Corporation’s annual meeting of stockholders for the calendar year ended December 31, 2022 and Class III directors shall initially serve for a term expiring immediately following the Corporation’s annual meeting of stockholders for the calendar year ended December 31, 2023. Commencing with the annual meeting of stockholders for the calendar year ended December 31, 2021, the directors of the class to be elected at each annual meeting shall be elected for a three year term. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class.

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B.            Without limiting the rights of any party to the Stockholders Agreement or the rights of any party to the Subscription Agreement, any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) may be filled solely and exclusively by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

C.            Without limiting the rights of any party to the Stockholders Agreement or the rights of any party to the Subscription Agreement, any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time for cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

D.            Elections of directors need not be by written ballot unless the Bylaws shall so provide.

E.            During any period when the holders of any series of Preferred Stock have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to the provisions of such series of Preferred Stock, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

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ARTICLE VII
LIMITATION OF DIRECTOR LIABILITY

A.           To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.

B.            Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

ARTICLE VIII
ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

A.           Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board of Directors or the Chairman of the Board of Directors, either on his or her own initiative or at the request of stockholders that beneficially own at least twenty-five percent (25%) in voting power of all the then-outstanding shares of stock of the Corporation.

B.            An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board of Directors or a duly authorized committee thereof.

ARTICLE IX
COMPETITION AND CORPORATE OPPORTUNITIES

A.           In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of the Sponsor, the Founder Holder, [PIPE Holder] and each of their respective Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (ii) the Sponsor, the Founder Holder, [PIPE Holder] and each of their respective Affiliates, including (I) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (II) any of their respective limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates, including (I) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (II) any of their respective limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve the Sponsor, the Founder Holder, [PIPE Holder], any Non-Employee Directors or each of their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

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B.            None of (i) the Sponsor, (ii) the Founder Holder, (iii) [PIPE Holder] or (iv) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) (the Persons (as defined below) identified in (i), (ii), (iii) and (iv) above, and in each case, its, his or her Affiliates, being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Corporation or any of its subsidiaries now engages or proposes to engage or (2) competing with the Corporation or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted from time to time by the laws of the State of Delaware, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section (C) of this Article IX. Subject to said Section (C) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for itself, herself or himself, or any of its or his or her Affiliates, and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty (fiduciary, contractual or otherwise) to communicate or present such transaction or matter to the Corporation or any of its subsidiaries or stockholders, as the case may be and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any subsidiary of the Corporation for breach of any duty (fiduciary, contractual or otherwise) as a stockholder, director or officer of the Corporation by reason of the fact that such Identified Person, directly or indirectly, pursues or acquires such opportunity for itself, herself or himself, directs such opportunity to another Person or does not present such opportunity to the Corporation or any of its subsidiaries or stockholders (or its Affiliates).

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C.           The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely and exclusively in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake, and the provisions of Section (B) of this Article IX shall not apply to any such corporate opportunity. This Section (C) of this Article IX shall not affect the Corporation’s renunciation of such corporate opportunity in this Article IX or otherwise with respect to any other Identified Person.

D.           In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

E.           For purposes of this Article IX, (i) “Affiliate” shall mean (a) in respect of the Sponsor, [PIPE Holder] or the Founder Holder, any Person that, directly or indirectly, is controlled by the Sponsor, [PIPE Holder] or the Founder Holder, as applicable, controls the Sponsor, [PIPE Holder] or the Founder Holder, as applicable, or is under common control with the Sponsor, [PIPE Holder] or the Founder Holder, as applicable, and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

F.           To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X
DGCL SECTION 203 AND BUSINESS COMBINATIONS

A.           The Corporation will not be subject to Section 203 of the DGCL.

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B.            Notwithstanding Section X(A), the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s common stock is registered under Section 12(b) or 12(g) of the Exchange Act (as defined below), with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

1.            prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder,

2.            upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers of the Corporation or (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or

3.            at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty six and two-thirds percent (66 2/3%) of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

C.           For purposes of this Article X, references to:

1.            “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

2.            “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

3.            “business combination,” when used in reference to the Corporation and any interested stockholder, means:

(i)            any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Article X is not applicable to the surviving entity;

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(ii)           any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii)          any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv)          any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v)           any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees or pledges (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

4.            “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

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5.            “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (a) the Principal Stockholder or any “group” (within the meaning of Rule 13d-5 of the Exchange Act) that includes any Principal Stockholder or (b) any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided that such person specified in this clause (b) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

6.            “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i)            beneficially owns such stock, directly or indirectly; or

(ii)           has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more persons; or

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(iii)          has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

7.            “person” means any individual, corporation, partnership, unincorporated association or other entity.

8.            “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

9.            “Principal Stockholder” means, collectively, (i) Churchill Capital Sponsor II LLC, (ii) M. Klein and Company, (iii) Michael S. Klein, and (iv) any affiliate or successor of a person referenced in clauses (i) through (iii) of this definition.

10.          “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

ARTICLE XI

INDEMNIFICATION

A.           Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”) (whether or not such proceeding is initiated by or in the right of the Corporation), by reason of the fact that he or she is or was, or has agreed to become, a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving, or has agreed to serve, at the request of the Corporation as a director, officer, employee, agent or trustee of, or in a similar capacity with, another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is an alleged action or omission in an official capacity as a director, officer, employee, agent or trustee or in any other capacity (other than a personal capacity) while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by or on behalf of such indemnitee in connection with such proceeding and appeal therefrom (hereinafter an “indemnification”); provided, however, that, except as provided in Section XI(C) with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. Any reference to an officer of the Corporation in this Article XI shall be deemed to refer exclusively to the Chief Executive Officer, Vice Chairman, President, Chief Financial Officer, General Counsel and Secretary of the Corporation appointed pursuant to the Bylaws, and to any Vice President, Assistant Secretary, Assistant Treasurer, other officer of the Corporation appointed by the Board of Directors pursuant to the Bylaws or other person designated by the title of “Vice President” of the Corporation, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

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B.            Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section XI(A), an indemnitee shall also have the right to be paid by the Corporation the expenses incurred by the indemnitee in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article XI (which shall be governed by Section XI(C)) (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified or entitled to advancement of expenses under Section XI(A) and Section XI(B). As used in this Article XI, “expenses” shall include all attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a proceeding, or responding to, or objecting to, a request to provide discovery in any proceeding. Expenses also shall include expenses incurred in connection with any appeal resulting from any proceeding and any federal, state, local or foreign taxes imposed on the indemnitee as a result of the actual or deemed receipt of any payments under this Certificate of Incorporation, including without limitation the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by indemnitee or the amount of judgments or fines against indemnitee.

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C.            Right of Indemnitee to Bring Suit. If a claim under Section XI(A) or Section XI(B) is not paid in full by the Corporation within (i) 60 days after a written claim for indemnification has been received by the Corporation or (ii) 20 days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim for indemnification or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the Corporation.

D.           Indemnification Not Exclusive.

1.            The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Article XI, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article XI, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law (common or statutory) or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law (common or statutory), agreement, vote of stockholders or disinterested directors or otherwise, both as to action or omission in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action or omission in any other capacity.

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2.            Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the indemnitee as a director or officer of the Corporation at the request of the indemnitee-related entities (as defined below), the Corporation shall be fully and primarily responsible for the payment to the indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Article XI, irrespective of any right of recovery the indemnitee may have from the indemnitee-related entities. Under no circumstance shall the Corporation be entitled to any right of subrogation or contribution by the indemnitee-related entities and no right of advancement or recovery the indemnitee may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Corporation hereunder. In the event that any of the indemnitee-related entities shall make any payment to the indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee against the Corporation, and the indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Section XI(D)(2), entitled to enforce this Section XI(D)(2).

For purposes of this Section (D)(2) of Article XI, the following terms shall have the following meanings:

(i)            The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation.

(ii)           The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both the indemnitee-related entities and the Corporation pursuant to Delaware law, any agreement or certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the indemnitee-related entities, as applicable.

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E.            Nature of Rights. The rights conferred upon indemnitees in this Article XI shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article XI that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

F.            Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, limited liability company, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss, incurred by it or him or her in any such capacity, or arising out of his or her status as a director, officer, employee or agent of the Corporation, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

G.            Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article XI with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

H.            Partial Indemnification. If an indemnitee is entitled under any provision of this Article XI to indemnification by the Corporation for some or a portion of the expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by or on behalf of such indemnitee in connection with any proceeding and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify indemnitee for the portion of such expenses, liabilities and losses to which indemnitee is entitled.

I.            Savings Clause. If this Article XI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each indemnitee as to any expenses, liabilities and losses in connection with any proceeding, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article XI that shall not have been invalidated and to the fullest extent permitted by applicable law.

J.            Amendment. No amendment, termination or repeal of this Article XI or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any indemnitee to indemnification under the provisions hereof with respect to any proceeding arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

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ARTICLE XII
MISCELLANEOUS

A.           Forum.

1.            Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation or any of their Affiliates to the Corporation or the Corporation’s stockholders; (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation or any of their Affiliates arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws (as either may be amended, restated, modified, supplemented or waived from time to time); (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation or any of their Affiliates governed by the internal affairs doctrine; or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). For the avoidance of doubt, this Section XII(A)(1) shall not apply to any action or proceeding asserting a claim under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

2.            Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

B.           Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section XII(A) above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section XII(A) above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C.           Severability. If any provision or provisions in the Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions in the Certificate of Incorporation and the application of such provision or provisions to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

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D.           Any person (as defined in Article X) purchasing or otherwise acquiring any security of the Corporation shall be deemed to have notice of and consented to this Article XII.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, [•] has caused this Second Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this [•] day of [•], 2020.

[•]

By:
Name:
Title:

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Exhibit J

Buyer A&R Bylaws

AGREED FORM

AMENDED AND RESTATED
BYLAWS
OF

[●]

(Effective [●], 2020)

* * * *

ARTICLE I

Offices

Section 1.01          Registered Office. The registered office and registered agent of [●] (the “Corporation”) shall be as set forth in the Certificate of Incorporation (as defined below). The Corporation may also have offices in such other places in the United States or elsewhere (and may change the Corporation’s registered agent) as the board of directors of the Corporation (the “Board of Directors”) may, from time to time, determine or as the business of the Corporation may require as determined by any officer of the Corporation.

ARTICLE II

Meetings of Stockholders

Section 2.01          Annual Meetings. Annual meetings of stockholders may be held at such place, if any, either within or without the State of Delaware, and at such time and date as the Board of Directors shall determine and state in the notice of meeting. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication, including by webcast as described in Section 2.10 of these Amended and Restated Bylaws (these “Bylaws”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”). The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

Section 2.02          Special Meetings. Special meetings of the stockholders may only be called in the manner provided in the Corporation’s second amended and restated certificate of incorporation as then in effect (as the same may be amended from time to time, the “Certificate of Incorporation”) and may be held either within or without the State of Delaware. The Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Directors or the Chairman of the Board of Directors.

Section 2.03          Notice of Stockholder Business and Nominations.

(A)         Annual Meetings of Stockholders.

(1)           Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) as provided in that certain Stockholders Agreement of the Corporation, dated as of October [●], 2020, by and among the Corporation, Churchill Sponsor II LLC (the “Sponsor”), the Founder Holder (as defined therein) and any other parties thereto from time to time (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”), (b) as provided in that certain Subscription Agreement, dated as of October [●], 2020, by and among the Corporation and [PIPE Holder] (the “Subscription Agreement”), (c) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Section 2.04, (d) by or at the direction of the Board of Directors or any authorized committee thereof or (e) by any stockholder of the Corporation who (i) was a stockholder of record at the time the notice provided for in this Section 2.03 was given, on the record date for the determination of stockholders of the Corporation entitled to vote at the meeting, and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) subject to Section 2.03(C)(4) and Section 2.03(C)(5), complies with the notice procedures set forth in these Bylaws as to such business or nomination. Section 2.03(A)(1)(e) shall be the exclusive means for a stockholder to make nominations (other than pursuant to Section 2.03(A)(1)(a)) and Section 2.03(A)(1)(b) or submit other business before an annual meeting of stockholders (other than pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

(2)           For nominations of persons for election to the Board of Directors and the proposal of other business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.03(A)(1)(e), the stockholder must have given timely notice thereof in writing and otherwise in proper form in accordance with this Section 2.03(A)(2) to the Secretary of the Corporation (the “Secretary”), and, in the case of business other than nominations of persons for election to the Board of Directors, such other business must constitute a proper matter for stockholder action under applicable law. To be timely, a stockholder’s notice shall be delivered to the Secretary not earlier than the Close of Business (as defined herein) on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting nor later than the Close of Business on the 90th calendar day prior to the first anniversary of the date of the preceding year’s annual meeting (which first anniversary date shall, for purposes of the Corporation’s first annual meeting of stockholders held after the shares of the Corporation’s common stock are first publicly traded (the “First Annual Meeting”), be deemed to be [●], 2021); provided, that in the event that the date of the annual meeting is more than 30 calendar days before or more than 70 calendar days after the anniversary date of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year (other than in connection with the First Annual Meeting), notice by the stockholder to be timely must be so delivered not earlier than the Close of Business on the 120th calendar day prior to the date of such annual meeting and not later than the Close of Business on the later of the 90th calendar day prior to the date of such annual meeting or the tenth calendar day following the calendar day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. For the avoidance of doubt, a stockholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these Bylaws. Notwithstanding anything in this Section 2.03(A)(2) to the contrary, in the event that the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 calendar days prior to the first anniversary of the preceding year’s annual meeting of stockholders, then a stockholder’s notice required by this Section 2.03 shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary of the Corporation not later than the Close of Business on the tenth calendar day following the day on which such public announcement is first made by the Corporation.

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(3)           To be in proper form, a stockholder’s notice delivered to the Secretary pursuant to this Section 2.03 must:

(a)            set forth, as to each person whom the Noticing Stockholder (as defined herein) proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person (present and for the past five years), (iii) the Ownership Information (as defined herein) for such person and any member of the immediate family of such person, or any Affiliate or Associate (as such terms are defined herein) of such person, or any person acting in concert therewith, (iv) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (v) a complete and accurate description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings (whether written or oral) during the past three years, and any other material relationships, between or among the Holders and/or any Stockholder Associated Person (as such terms are defined herein), on the one hand, and each proposed nominee and any member of the immediate family of such proposed nominee, and his or her respective Affiliates and Associates, or others acting in concert therewith, on the other hand, including, without limitation all biographical and related party transaction and other information that would be required to be disclosed pursuant to the federal and state securities laws, including Rule 404 promulgated under Regulation S-K (the “Regulation S-K”) under the Securities Act of 1933 (the “Securities Act”) (or any successor provision), if any Holder and/or any Stockholder Associated Person were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;

(b)            if the notice relates to any business other than nominations of persons for election to the Board of Directors that the stockholder proposes to bring before the meeting, set forth (i) a brief description of the business desired to be brought before the meeting, (ii) the text, if any, of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), (iii) the reasons for conducting such business at the meeting and any material interest of each Holder and any Stockholder Associated Person in such business, and (iv) a description of all agreements, arrangements and understandings between each Holder and any Stockholder Associated Person and any other person or persons (including their names) in connection with the proposal of such business by such stockholder;

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(c)            set forth, as to the stockholder giving the notice (the “Noticing Stockholder”) and the beneficial owner, if any, on whose behalf the nomination or proposal is made (collectively with the Noticing Stockholder, the “Holders” and each, a “Holder”): (i) the name and address as they appear on the Corporation’s books and records of each Holder and the name and address of any Stockholder Associated Person, (ii) (A) the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by each Holder and any Stockholder Associated Person (provided, however, that for purposes of this Section 2.03(A)(3), any such person shall in all events be deemed to beneficially own any shares of the Corporation as to which such person has a right to acquire beneficial ownership of at any time in the future), (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived, in whole or in part, from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by each Holder and any Stockholder Associated Person and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (C) any proxy, contract, arrangement, understanding or relationship pursuant to which each Holder and any Stockholder Associated Person has a right to vote or has granted a right to vote any shares of any security of the Corporation, (D) any Short Interest held by each Holder and any Stockholder Associated Person presently or within the last 12 months in any security of the Corporation (for purposes of this Section 2.03 a person shall be deemed to have a “Short Interest” in a security if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any agreement, arrangement or understanding (including any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) between and among each Holder, any Stockholder Associated Person, on the one hand, and any person acting in concert with any such person, on the other hand, with the intent or effect of which may be to transfer to or from any such person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation or to increase or decrease the voting power of any such person with respect to any security of the Corporation, (F) any direct or indirect legal, economic or financial interest (including Short Interest) of each Holder and any Stockholder Associated Person in the outcome of any vote to be taken at any annual or special meeting of stockholders of the Corporation or any other entity with respect to any matter that is substantially related, directly or indirectly, to any nomination or business proposed by any Holder under this Section 2.03, (G) any rights to dividends on the shares of the Corporation owned beneficially by each Holder and any Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation, (H) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in which any Holder and any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns any interest in a general partner or is the manager or managing member or, directly or indirectly, beneficially owns any interest in the manager or managing member of a limited liability company or similar entity, and (I) any performance-related fees (other than an asset-based fee) that each Holder and any Stockholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice (Sub-clauses (A) through (I) above of this Section 2.03(A)(3)(c)(ii) shall be referred, collectively, as the “Ownership Information”), (iii) a representation by the Noticing Stockholder that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting, will continue to be a stockholder of record of the Corporation entitled to vote at such meeting through the date of such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (iv) a representation as to whether any Holder and/or any Stockholder Associated Person intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (B) otherwise to solicit proxies from stockholders in support of such proposal or nomination, (v) a certification that each Holder and any Stockholder Associated Person has complied with all applicable federal, state and other legal requirements in connection with its acquisition of shares or other securities of the Corporation and such person’s acts or omissions as a stockholder of the Corporation, (vi) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, (vii) a representation as to the accuracy of the information set forth in the notice and (viii) with respect to each person nominated for election to the Board of Directors, include a completed and signed questionnaire, representation and agreement and any and all other information required by Section 2.03(D).

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(4)           A Noticing Stockholder shall further update and supplement its notice of any nomination or other business proposed to be brought before a meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.03(A) shall be true and correct (a) as of the record date for the meeting and (b) as of the date that is 15 calendar days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof. Such update and supplement shall be delivered to the Secretary not later than three Business Days (as defined herein) after the later of the record date or the date notice of the record date is first publicly announced (in the case of the update and supplement required to be made as of the record date for the meeting) and not later than seven Business Days prior to the date for the meeting, if practicable (or, if not practicable, on the first practicable date prior to the meeting), or any adjournment, recess, rescheduling or postponement thereof (in the case of the update and supplement required to be made as of ten Business Days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof).

(5)           The Corporation may also, as a condition to any such nomination or business being deemed properly brought before an annual meeting, require any Holder or any proposed nominee to deliver to the Secretary, within five Business Days of any such request, such other information as may reasonably be requested by the Corporation, including such other information as may be reasonably required by the Board of Directors, in its sole discretion, to determine (a) the eligibility of such proposed nominee to serve as a director of the Corporation, (b) whether such nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any publicly disclosed corporate governance guideline or committee charter of the Corporation and (c) such other information that the Board of Directors determines, in its sole discretion, could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

(B)           Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting under Section 2.02. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

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(C)           General.

(1)           Except as provided in Section 2.03(C)(4) and Section 2.03(C)(5), only such persons who are nominated in accordance with the procedures set forth in this Section 2.03, or the Stockholders Agreement or the Subscription Agreement, shall be eligible to be elected at an annual or special meeting of stockholders of the Corporation to serve as directors and only such business shall be conducted at an annual or special meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chairman of the meeting shall, in addition to making any other determination that may be appropriate for the conduct of the meeting, have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall be disregarded. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; (v) limitations on the time allotted to questions or comments by participants and on stockholder approvals; and (vi) restricting the use of cell phones, audio or video recording devices and similar devices at the meeting. The chairman of the meeting’s rulings on procedural matters shall be final. Notwithstanding the foregoing provisions of this Section 2.03, unless otherwise required by law, if the Noticing Stockholder (or a qualified representative thereof) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.03, to be considered a qualified representative of the Noticing Stockholder, a person must be a duly authorized officer, manager or partner of such Noticing Stockholder or must be authorized by a writing executed by such Noticing Stockholder or an electronic transmission delivered by such Noticing Stockholder to act for such Noticing Stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, the meeting of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

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(2)            For purposes of these Bylaws,

(a)            “Affiliate” shall mean, with respect to any specified person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided, that, in no event shall the Corporation or any of its subsidiaries be considered an Affiliate of any portfolio company (other than the Corporation and its subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of the Corporation nor shall any portfolio company (other than the Corporation and its subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of the Corporation be considered to be an Affiliate of the Corporation or its subsidiaries.

(b)            “Associate(s)” shall have the meaning attributed to such term in Rule 12b-2 under the Exchange Act and the rules and regulations promulgated thereunder.

(c)            “Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, NY are authorized or obligated by law or executive order to close.

(d)            “Close of Business” shall mean 5:00 p.m.  local time at the principal executive offices of the Corporation, and if an applicable deadline falls on the Close of Business on a day that is not a Business Day, then the applicable deadline shall be deemed to be the Close of Business on the immediately preceding Business Day.

(e)            “delivery” of any notice or materials by a stockholder as required to be “delivered” under this Section 2.03 shall be made by both (i) hand delivery, overnight courier service, or by certified or registered mail, return receipt required, in each case, to the Secretary at the principal executive offices of the Corporation, and (ii) electronic mail to the Secretary at [●] or such other email address for the Secretary as may be specified in the Corporation’s proxy statement for the annual meeting of stockholders immediately preceding such delivery of notice or materials.

(f)             “person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

(g)            “public announcement” shall mean any method (or combination of methods) of disclosure that is reasonably designed to provide broad, non-exclusionary distribution of the information to the public or the furnishing or filing of any document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(h)            “Stockholder Associated Person” shall mean as to any Holder (i) any person acting in concert with such Holder, (ii) any person controlling, controlled by or under common control with such Holder or any of their respective Affiliates and Associates, or person acting in concert therewith and (iii) any member of the immediate family of such Holder or an affiliate or associate of such Holder.

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(3)            Notwithstanding the foregoing provisions of this Section 2.03, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.03; provided, however, that, to the fullest extent permitted by law, any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 2.03(A) and Section 2.03(B). Nothing in these Bylaws shall be deemed to affect any rights of (a) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or any other applicable federal or state securities law with respect to that stockholder’s request to include proposals in the Corporation’s proxy statement, or (b) the holders of any class or series of stock having a preference over the Common Stock (as defined in the Certificate of Incorporation) as to dividends or upon liquidation to elect directors under specified circumstances.

(4)            Notwithstanding anything to the contrary contained in this Section 2.03, for as long as the Stockholders Agreement remains in effect with respect to the Sponsor, the Sponsor’s board designation rights shall not be subject to the notice procedures set forth in Section 2.03(A)(2), Section 2.03(A)(3), Section 2.03(A)(4), Section 2.03(A)(5), Section 2.03(B) or Section 2.03(D) with respect to any annual or special meeting of stockholders in respect of any matters that are contemplated by the Stockholders Agreement.

(5)            Notwithstanding anything to the contrary contained in this Section 2.03, for as long as the Subscription Agreement remains in effect with respect to [PIPE Holder], [PIPE Holder]’s board designation rights shall not be subject to the notice procedures set forth in Section 2.03(A)(2), Section 2.03(A)(3), Section 2.03(A)(4), Section 2.03(A)(5), Section 2.03(B) or Section 2.03(D) with respect to any annual or special meeting of stockholders in respect of any matters that are contemplated by the Subscription Agreement.

(D)            Submission of Questionnaire; Representation and Agreement. To be eligible to be a nominee for election or re-election as a director of the Corporation pursuant to Section 2.03(A)(1)(e), a proposed nominee must deliver in writing (in accordance with the time periods prescribed for delivery of notice under this Section 2.03) to the Secretary (1) a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request of any stockholder of record identified by name within five Business Days of such written request), (2) an irrevocable, contingent resignation to the Board of Directors, in a form acceptable to the Board of Directors, and (3) a written representation and agreement (in the form provided by the Secretary upon written request of any stockholder of record identified by name within five Business Days of such request) that such person (a) is not and will not become a party to (i) any agreement, arrangement or understanding (whether written or oral) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a Director of the Corporation, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable rules of the exchanges upon which the securities of the Corporation are listed and all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation and (d) in such person’s individual capacity and on behalf of any Holder on whose behalf the nomination is being made, intends to serve a full term if elected as a director of the Corporation.

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Section 2.04      Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a timely notice in writing or by electronic transmission, in the manner provided in Section 232 of the DGCL, of the meeting, which shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purposes for which the meeting is called, shall be mailed to or transmitted electronically by the Secretary of the Corporation to each stockholder of record entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting. Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the notice of any meeting shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

Section 2.05      Quorum. Unless otherwise required by law, the Certificate of Incorporation or the rules of any stock exchange upon which the Corporation’s securities are listed, the holders of record of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. Once a quorum is present to organize a meeting, it shall not be broken by the subsequent withdrawal of any stockholders.

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Section 2.06      Voting; Proxies. Except as otherwise provided by or pursuant to the provisions of the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy in any manner provided by applicable law, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Unless required by the Certificate of Incorporation or applicable law, or determined by the chairman of the meeting to be advisable, the vote on any question need not be by ballot. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by such stockholder’s proxy, if there be such proxy. When a quorum is present or represented at any meeting, the vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the subject matter shall decide any question brought before such meeting, unless the question is one upon which, by express provision of applicable law, of the rules or regulations of any stock exchange applicable to the Corporation, of any regulation applicable to the Corporation or its securities, of the Certificate of Incorporation or of these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing sentence and subject to the Certificate of Incorporation, all elections of directors shall be determined by a plurality of the votes cast in respect of the shares of stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Section 2.07      Chairman of Meetings. The Chairman of the Board of Directors (the “Chairman of the Board”), if one is elected, or, in his or her absence or disability or refusal to act, the Chief Executive Officer of the Corporation (the “Chief Executive Officer”), or in the absence, disability or refusal to act of the Chairman of the Board and the Chief Executive Officer, a person designated by the Board of Directors shall be the chairman of the meeting and, as such, preside at all meetings of the stockholders.

Section 2.08      Secretary of Meetings. The Secretary shall act as secretary at all meetings of the stockholders. In the absence, disability or refusal to act of the Secretary, the chairman of the meeting shall appoint a person to act as secretary at such meetings.

Section 2.09      Adjournment. At any meeting of stockholders of the Corporation, if less than a quorum be present, the chairman of the meeting or stockholders holding a majority in voting power of the shares of stock of the Corporation, present in person or by proxy and entitled to vote thereon, shall have the power to adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall be present. Any business may be transacted at the adjourned meeting that might have been transacted at the meeting originally noticed. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date so fixed for notice of such adjourned meeting.

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Section 2.10           Remote Communication. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(A)           participate in a meeting of stockholders and

(B)           be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication,

provided that

(1)            the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder;

(2)            the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings and

(3)            if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Section 2.11      Inspectors of Election. The Corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented and the number of votes entitled to be cast, in each case at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (v) certify their determination of the number of shares of capital stock of the Corporation represented and the number of votes entitled to be cast, in each case at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

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ARTICLE III

Board of Directors

Section 3.01      Powers. Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not, by the DGCL or the Certificate of Incorporation, directed or required to be exercised or done by the stockholders.

Section 3.02      Number and Term; Chairman. Subject to the Certificate of Incorporation, the Stockholders Agreement and the Subscription Agreement, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors; provided that any determination by the Board of Directors to increase or decrease the total number of directors shall require the approval of fifty percent (50%) of the directors present at a meeting at which a quorum is present. The term of each director shall be as set forth in the Certificate of Incorporation. Directors need not be stockholders. The Board of Directors shall elect a Chairman of the Board, who shall have the powers and perform such duties as provided in these Bylaws and as the Board of Directors may from time to time prescribe. The Chairman of the Board shall preside at all meetings of the Board of Directors at which he or she is present. If the Chairman of the Board is not present at a meeting of the Board of Directors, the Chief Executive Officer (if the Chief Executive Officer is a director and is not also the Chairman of the Board) shall preside at such meeting, and, if the Chief Executive Officer is not present at such meeting or is not a director, a majority of the directors present at such meeting shall elect one of their members to preside over such meeting.

Section 3.03      Resignations. Any director may resign at any time upon notice given in writing or by electronic transmission to the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President of the Corporation (the “President”) or the Secretary. The resignation shall take effect at the time or the happening of any event specified therein, and if no time or event is specified, at the time of its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation.

Section 3.04      Removal. Directors of the Corporation may be removed in the manner provided in the Certificate of Incorporation and applicable law.

Section 3.05      Vacancies and Newly Created Directorships. Except as otherwise provided by law and subject to the Stockholders Agreement and the Subscription Agreement, vacancies occurring in any directorship (whether by death, resignation, retirement, disqualification, removal or other cause) and newly created directorships resulting from any increase in the number of directors shall be filled in accordance with the Certificate of Incorporation. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

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Section 3.06      Meetings. Regular meetings of the Board of Directors may be held at such places and times as shall be determined from time to time by the Board of Directors. Special meetings of the Board of Directors may be called by the Chief Executive Officer, the President or the Chairman of the Board, and shall be called by the Chief Executive Officer, the President or the Secretary if directed by the Board of Directors and shall be at such places and times as they or he or she shall fix. Notice need not be given of regular meetings of the Board of Directors. At least 24 hours before each special meeting of the Board of Directors, either written notice, notice by electronic transmission or oral notice (either in person or by telephone) of the time, date and place of the meeting shall be given to each director. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 3.07      Quorum, Voting and Adjournment. Except as otherwise provided by law, the Certificate of Incorporation, or these Bylaws, a majority of the total number of directors shall constitute a quorum for the transaction of business. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum, a majority of the directors present thereat may adjourn such meeting to another time and place. Notice of such adjourned meeting need not be given if the time and place of such adjourned meeting are announced at the meeting so adjourned.

Section 3.08      Committees; Committee Rules. The Board of Directors may designate one or more committees, including but not limited to an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each such committee to consist of one or more of the directors of the Corporation and to include representatives, in the amount specified in the Stockholders Agreement, appointed by the Sponsor in accordance with the terms and subject to the conditions of the Stockholders Agreement (subject to applicable laws and stock exchange regulations, and unless waived by the Sponsor in its sole discretion). The Board of Directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. Each committee of the Board of Directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board of Directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present at a meeting of the committee at which a quorum is present. Unless otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board of Directors, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.

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Section 3.09      Action Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or any committee thereof, as the case may be, consent thereto in writing or by electronic transmission. The writing or writings or electronic transmission or transmissions shall be filed in the minutes of proceedings of the Board of Directors in accordance with applicable law.

Section 3.10      Remote Meeting. Unless otherwise restricted by the Certificate of Incorporation, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting by means of conference telephone or other communications equipment in which all persons participating in the meeting can hear each other. Participation in a meeting by means of conference telephone or other communications equipment shall constitute presence in person at such meeting.

Section 3.11      Compensation. The Board of Directors shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Section 3.12      Reliance on Books and Records. A member of the Board of Directors, or a member of any committee designated by the Board of Directors shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

ARTICLE IV

Officers

Section 4.01      Number. The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary, each of whom shall be elected by the Board of Directors and who shall hold office for such terms as shall be determined by the Board of Directors and until their successors are elected and qualify or until their earlier resignation or removal. In addition, the Board of Directors may elect one or more Vice Chairmen and Vice Presidents, including one or more Executive Vice Presidents or Senior Vice Presidents, a Treasurer and one or more Assistant Treasurers and one or more Assistant Secretaries, who shall hold their respective offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors. Any number of offices may be held by the same person.

Section 4.02      Other Officers and Agents. The Board of Directors may appoint such other officers and agents as it deems advisable, who shall hold their office for such terms and shall exercise and perform such powers and duties as shall be determined from time to time by the Board of Directors.

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Section 4.03      Chief Executive Officer. The Chief Executive Officer shall have general executive charge, management, and control of the business and affairs of the Corporation in the ordinary course of its business, with all such powers as may be reasonably incident to such responsibilities or that are delegated to him or her by the Board of Directors. If the Board of Directors has not elected a Chairman of the Board or in the absence, inability or refusal to act of such elected person to act as the Chairman of the Board, the Chief Executive Officer shall exercise all of the powers and discharge all of the duties of the Chairman of the Board, but only if the Chief Executive Officer is a director of the Corporation. He or she shall have power to sign all contracts and other instruments of the Corporation and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation.

Section 4.04      Vice Chairman. The Vice Chairman of the Corporation shall perform all duties as customarily pertain to that office, with all such powers with respect to such management and control as may be reasonably incident to such responsibilities or that are delegated to him or her by the Board of Directors. The Vice Chairman of the Corporation shall have power to sign all stock certificates, contracts and other instruments of the Corporation which are authorized and shall have general supervision of all of the other officers, employees and agents of the Corporation.

Section 4.05      President. The President shall have general responsibility for the management and control of the operations of the Corporation and shall perform all duties, with all such powers with respect to such management and control as may be reasonably incident to such responsibilities or that are delegated to him or her by the Board of Directors. The President shall have power to sign all stock certificates, contracts and other instruments of the Corporation which are authorized and shall have general supervision of all of the other officers (other than the Chief Executive Officer), employees and agents of the Corporation.

Section 4.06      Vice Presidents. Each Vice President, if any are elected, of whom one or more may be designated an Executive Vice President or Senior Vice President, shall have such powers and shall perform such duties as shall be assigned to him or her by the Chief Executive Officer, the President or the Board of Directors.

Section 4.07      Treasurer. The Treasurer, if any is elected, shall have custody of the corporate funds, securities, evidences of indebtedness and other valuables of the Corporation and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation. The Treasurer shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors or its designees selected for such purposes. The Treasurer shall disburse the funds of the Corporation, taking proper vouchers therefor. The Treasurer shall render to the Chief Executive Officer, the President and the Board of Directors, upon their request, a report of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond for the faithful discharge of his or her duties in such amount and with such surety as the Board of Directors shall prescribe.

In addition, the Treasurer shall have such further powers and perform such other duties incident to the office of Treasurer as from time to time are assigned to him or her by the Chief Executive Officer, the President or the Board of Directors.

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Section 4.08      Secretary. The Secretary shall: (a) cause minutes of all meetings of the stockholders and directors to be recorded and kept properly; (b) cause all notices required by these Bylaws or otherwise to be given properly; (c) see that the minute books, stock books, and other nonfinancial books, records and papers of the Corporation are kept properly; and (d) cause all reports, statements, returns, certificates and other documents to be prepared and filed when and as required. The Secretary shall have such further powers and perform such other duties as prescribed from time to time by the Chief Executive Officer, the President or the Board of Directors.

Section 4.09      Assistant Treasurers and Assistant Secretaries. Each Assistant Treasurer and each Assistant Secretary, if any are elected, shall be vested with all the powers and shall perform all the duties of the Treasurer and Secretary, respectively, in the absence or disability of such officer, unless or until the Chief Executive Officer, the President or the Board of Directors shall otherwise determine. In addition, Assistant Treasurers and Assistant Secretaries shall have such powers and shall perform such duties as shall be assigned to them by the Chief Executive Officer, the President or the Board of Directors.

Section 4.10      Corporate Funds and Checks. The funds of the Corporation shall be kept in such depositories as shall from time to time be prescribed by the Board of Directors or its designees selected for such purposes. All checks or other orders for the payment of money shall be signed by the Chief Executive Officer, the President, a Vice President, the Treasurer or the Secretary or such other person or agent as may from time to time be authorized and with such countersignature, if any, as may be required by the Board of Directors.

Section 4.11      Contracts and Other Documents. The Chief Executive Officer, the President and the Secretary, or such other officer or officers as may from time to time be authorized by the Board of Directors or any other committee given specific authority in the premises by the Board of Directors during the intervals between the meetings of the Board of Directors, shall have power to sign and execute on behalf of the Corporation deeds, conveyances and contracts, and any and all other documents requiring execution by the Corporation.

Section 4.12      Ownership of Stock of Another Corporation. Unless otherwise directed by the Board of Directors, the Chief Executive Officer, the President, a Vice President, the Treasurer or the Secretary, or such other officer or agent as shall be authorized by the Board of Directors, shall have the power and authority, on behalf of the Corporation, to attend and to vote at any meeting of securityholders of any entity in which the Corporation holds securities or equity interests and may exercise, on behalf of the Corporation, any and all of the rights and powers incident to the ownership of such securities or equity interests at any such meeting, including the authority to execute and deliver proxies and consents on behalf of the Corporation.

Section 4.13      Delegation of Duties. In the absence, disability or refusal of any officer to exercise and perform his or her duties, the Board of Directors may delegate to another officer such powers or duties.

Section 4.14      Resignation and Removal. Any officer of the Corporation may be removed from office for or without cause at any time by the Board of Directors. Any officer may resign at any time in the same manner prescribed under Section 3.03 of these Bylaws.

Section 4.15      Vacancies. The Board of Directors shall have the power to fill vacancies occurring in any office.

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ARTICLE V

Stock

Section 5.01      Shares With Certificates.

The shares of stock of the Corporation shall be uncertificated and shall not be represented by certificates, except to the extent as may be required by applicable law or as otherwise authorized by the Board of Directors.

If shares of stock of the Corporation shall be certificated, such certificates shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two authorized officers of the Corporation (it being understood that each of the Chief Executive Officer, the Vice Chairman, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary, and any Assistant Secretary of the Corporation shall be an authorized officer for such purpose), certifying the number and class of shares of stock of the Corporation owned by such holder. Any or all of the signatures on the certificate may be a facsimile. The Board of Directors shall have the power to appoint one or more transfer agents and/or registrars for the transfer or registration of certificates of stock of any class, and may require stock certificates to be countersigned or registered by one or more of such transfer agents and/or registrars. The name of the holder of record of the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the books of the Corporation. With respect to all uncertificated shares, the name of the holder of record of such uncertificated shares represented, with the number of such shares and the date of issue, shall be entered on the books of the Corporation.

Section 5.02      Shares Without Certificates. If the Board of Directors chooses to issue shares of stock without certificates, the Corporation, if required by the DGCL, shall, within a reasonable time after the issue or transfer of shares without certificates, send the stockholder a statement of the information required by the DGCL. The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided that the use of such system by the Corporation is permitted in accordance with applicable law.

Section 5.03      Transfer of Shares. Shares of stock of the Corporation shall be transferable upon its books by the holders thereof, in person or by their duly authorized attorneys or legal representatives, upon surrender to the Corporation by delivery thereof (to the extent evidenced by a physical stock certificate) to the person in charge of the stock and transfer books and ledgers. Certificates representing such shares, if any, shall be cancelled and new certificates, if the shares are to be certificated, shall thereupon be issued. Shares of capital stock of the Corporation that are not represented by a certificate shall be transferred in accordance with any procedures adopted by the Corporation or its agent and applicable law. A record shall be made of each transfer. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented, both the transferor and transferee request the Corporation to do so. The Corporation shall have power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of certificates for shares of stock of the Corporation.

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Section 5.04      Lost, Stolen, Destroyed or Mutilated Certificates. A new certificate of stock or uncertificated shares may be issued in the place of any certificate previously issued by the Corporation alleged to have been lost, stolen or destroyed, and the Corporation may, in its discretion, require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond, in such sum as the Corporation may direct, in order to indemnify the Corporation against any claims that may be made against it in connection therewith. A new certificate or uncertificated shares of stock may be issued in the place of any certificate previously issued by the Corporation that has become mutilated upon the surrender by such owner of such mutilated certificate and, if required by the Corporation, the posting of a bond by such owner in an amount sufficient to indemnify the Corporation against any claim that may be made against it in connection therewith.

Section 5.05      List of Stockholders Entitled To Vote. The Corporation shall prepare, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least ten days prior to the meeting (a) on a reasonably accessible electronic network; provided that the information required to gain access to such list is provided with the notice of meeting or (b) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 5.05 or to vote in person or by proxy at any meeting of stockholders.

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Section 5.06          Fixing Date for Determination of Stockholders of Record.

(A)         In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than 60 nor less than ten days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(B)          In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(C)          Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board of Directors, (i) when no prior action of the Board of Directors is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board of Directors is required by law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

Section 5.07          Registered Stockholders. Prior to the surrender to the Corporation of the certificate or certificates for a share or shares of stock or notification to the Corporation of the transfer of uncertificated shares with a request to record the transfer of such share or shares, the Corporation may treat the registered owner of such share or shares as the person entitled to receive dividends, to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner of such share or shares. To the fullest extent permitted by law, the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

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ARTICLE VI

Notice and Waiver of Notice

Section 6.01      Notice. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Other forms of notice shall be deemed given as provided in the DGCL. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

Section 6.02      Waiver of Notice. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting (in person or by remote communication) shall constitute waiver of notice except attendance for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE VII

Miscellaneous

Section 7.01      Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 7.02      Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 7.03      Fiscal Year. The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors. Unless otherwise fixed by the Board of Directors, the fiscal year of the Corporation shall be the calendar year.

Section 7.04      Section Headings. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 7.05      Inconsistent Provisions. In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL or any other applicable law, such provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

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Section 7.06      [Intentionally Omitted].

Section 7.07      Severability. If any provision or provisions in these Bylaws shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions in these Bylaws and the application of such provision or provisions to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any security of the Corporation shall be deemed to have notice of and consented to this Section 7.07.

ARTICLE VIII

Amendments

Section 8.01      Amendments. The Board of Directors is authorized to make, repeal, alter, amend and rescind, in whole or in part, these Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation, the Stockholders Agreement or the Subscription Agreement. Notwithstanding any other provisions of these Bylaws or any provision of law which might otherwise permit a lesser vote of the stockholders, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock (as defined in the Certificate of Incorporation)), these Bylaws or applicable law, the affirmative vote of the holders of at least fifty percent (50%) in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of these Bylaws (including, without limitation, this Section 8.01) or to adopt any provision inconsistent herewith.

[Remainder of Page Intentionally Left Blank]

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EXHIBIT K

Form of Letter of Transmittal

AGREED FORM

Software Luxembourg Holding S.A.

LETTER OF TRANSMITTAL

Cancellation of Company Shares in consideration for issuance of Buyer Class A Common Stock and Buyer Class C Common Stock

IMPORTANT - PLEASE READ THE FOLLOWING LETTER
AND THE INSTRUCTIONS CAREFULLY BEFORE SIGNING

THE ENCLOSED LETTER OF TRANSMITTAL

YOU MUST EXECUTE AND DELIVER THIS LETTER OF TRANSMITTAL IN ORDER TO RECEIVE YOUR PORTION OF THE AGGREGATE MERGER CONSIDERATION DESCRIBED BELOW.

Ladies and Gentlemen:

The enclosed Letter of Transmittal is being delivered in connection with the planned merger (the “Merger”) of Software Luxembourg Holding S.A., a public limited liability company (société anonyme), incorporated and organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 48, Boulevard Grande-Duchesse Charlotte, L-1330 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B246188 (the “Company”), with and into Churchill Capital Corp II, a Delaware corporation (“Buyer”), pursuant to that certain Agreement and Plan of Merger, dated as of October [●], 2020, by and between Buyer and the Company (as may be amended from time to time, the “Merger Agreement”), the General Corporation Law of the State of Delaware (the “DGCL”), the provisions of Directive 2017/1132 regarding certain aspects of company law issued by the European Parliament and Council on 14 June 2017, which was transposed into Luxembourg law via Articles 1020-1 et seq. of the Law of 10 August 1915 regarding commercial companies, as amended, and a joint merger proposal governed by the laws of the Grand Duchy of Luxembourg (the “Joint Merger Proposal”). Capitalized terms used and not defined in this letter have the respective meanings ascribed to them in the Merger Agreement. Copies of the Merger Agreement and the Joint Merger Proposal are attached as exhibits to the Joint Proxy Statement/Prospectus that is enclosed herewith. As a result of the Merger, at the Effective Time, by virtue of the Merger and without any further action on the part of any party or the holders of any securities of Buyer or the Company, each Company Share (other than Excluded Shares), including the undersigned’s Company Shares listed in Box B of the enclosed Letter of Transmittal, will automatically be canceled in exchange for the right to receive as, if, and when payable pursuant to ARTICLE II of the Merger Agreement and in accordance with and subject to the terms of the Merger Agreement, the applicable Per Share Merger Consideration. The aggregate Per Share Merger Consideration shall comprise of (i) 24,000,000 shares of Buyer Class A Common Stock and 3,840,000 shares of Buyer Class C Common Stock, in each case, with respect to the Company Class A Shares and (ii) 4,500,000 shares of Buyer Class A Common Stock with respect to the Company Class B Shares, in each case in accordance with and subject to the terms of the Merger Agreement (the “Merger Consideration”). Immediately following the Effective Time, and without any further action on the part of any party or the holders of any securities of Buyer or the Company, Buyer will redeem all shares of Buyer Class C Common Stock issued to the holders of Company Class A Shares in connection with the Merger (the “Class C Common Stock Redemption”) for an aggregate redemption price of (a) $505,000,000 to be distributed by the Exchange Agent and (b) Term Loans (as defined in and issued pursuant to the Existing Second Out Credit Agreement, as amended by the Existing Second Out Credit Agreement Amendment), in the aggregate principal amount equal to the sum of $20,000,000, issued by certain Subsidiaries of the Surviving Corporation (the “New Term Loans”), in each case, pro rata among the holders of such shares of Buyer Class C Common Stock issued in connection with the Merger.

No payment or distribution of Buyer Shares shall be made with respect to any Company Shares until (i) your delivery of a duly completed and validly executed Letter of Transmittal to [●] (the “Exchange Agent”), (ii) the Merger has been approved by the shareholders of each of the Parties and (iii) the Merger has become unconditional, in each case, in accordance with the Merger Agreement and the Joint Merger Proposal. The undersigned understands that payment for Company Shares, as applicable, will be made as promptly as practicable after (x) the execution and delivery of this Letter of Transmittal and the other documentation effecting the surrender of your Company Shares is made in acceptable form and (y) the Closing of the Merger. For the purpose of this letter, “Existing Second Out Credit Agreement” shall mean that certain Senior Secured Second Out Term Loan Credit Agreement, dated as of August 27, 2020, by and among Software Luxembourg Intermediate S.à r.l., as holding, Software Luxembourg Intermediate S.à r.l., as the parent borrower, the other borrower party thereto, the lenders from time to time party thereto and Wilmington Savings Fund Society FSB, as the administrative agent and collateral agent. and the “Existing Second Out Credit Agreement Amendment” shall mean that certain Amendment No. 1 to the Existing Second Out Credit Agreement, dated as of [●], 2020, by and among Software Luxembourg Intermediate S.à r.l., as holding, Software Luxembourg Intermediate S.à r.l., as the parent borrower, the other borrower party thereto, and the lenders party thereto constituting the “Required Lenders” thereunder.

In the event the Merger Agreement is validly terminated in accordance with its terms and the Closing does not occur, the Company Shares shall not be canceled in exchange for the right to receive the Merger Consideration (and, to the extent applicable, any amount in respect of the Class C Common Stock Redemption) and the enclosed Letter of Transmittal, this letter and the representations, warranties, covenants and agreements contained herein shall be deemed null and void.

By signing the enclosed Letter of Transmittal, you hereby waive, as of the Effective Time, any rights with respect to any Company Shares described in Box B of the enclosed Letter of Transmittal, except for the right to receive your applicable portion of the Merger Consideration (and, following the Effective Time, to the extent applicable, any amount in respect of the Class C Common Stock Redemption), in accordance with and subject to the terms of the Merger Agreement.

By signing the enclosed Letter of Transmittal, (a) to the extent you receive any shares of Buyer Class C Common Stock as part of your applicable portion of the Merger Consideration, you hereby irrevocably constitute and appoint the Exchange Agent as your true and lawful agent and attorney-in-fact with respect to such shares of Buyer Class C Common Stock, with full power of substitution, among other things, to cause your shares of Buyer Class C Common Stock to be redeemed by the Surviving Corporation in accordance with and subject to the terms of the Merger Agreement and (b) you agree that, upon the issuance of the New Term Loans, you (i) shall be deemed to be a “Lender” as defined in the Existing Second Out Credit Agreement, (ii) agree to be bound as a “Lender” by all of the terms, provisions and conditions contained in the Existing Second Out Credit Agreement and the other Credit Documents (as defined therein), (iii) agree to perform all of the obligations that are required to be performed by it as such under the Existing Second Out Credit Agreement and the other Credit Documents, (iv) shall be entitled to the benefits, rights and remedies as set forth in the Existing Second Out Credit Agreement and (v) agree to provide any additional documentation to evidence your status as a “Lender” or as required to be delivered by it pursuant to the terms of the Existing Second Out Credit Agreement or the other Credit Documents.

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By signing the enclosed Letter of Transmittal, you hereby represent and warrant that you have full power and authority to submit, sell, assign and transfer the Company Shares listed in Box B of the enclosed Letter of Transmittal and that you, immediately prior to the Effective Time, had good and unencumbered title thereto, free and clear of all Liens, restrictions, charges and encumbrances (other than, to the extent that you are a signatory to any Company Support Agreement, pursuant thereto) and not subject to any adverse claims. You will, upon request, execute and deliver any additional documents reasonably requested by the Company, Buyer or the Exchange Agent that are necessary in connection with the surrender and cancellation of your Company Shares and the distribution of your applicable portion of the Merger Consideration.

By signing the enclosed Letter of Transmittal, you hereby represent and warrant that (i) you have had the opportunity to receive, read and understand the Merger Agreement and (ii) you have been given adequate opportunity to obtain any additional information or documents and to ask questions and receive answers about such information and documents.

By signing the enclosed Letter of Transmittal, you acknowledge that under U.S. federal income tax law, you may be subject to backup withholding tax on any cash paid to you in connection with the Merger and the Class C Common Stock Redemption, and that failure to provide a properly completed and signed Internal Revenue Service (“IRS”) Form W-9 or the appropriate version of IRS Form W-8, as applicable, may result in backup withholding on any applicable payments made to you. You should consult your own tax advisor to determine whether you are exempt from these backup withholding tax requirements and to determine the proper form to be used to avoid backup withholding tax.

Additionally, in order to receive payments with respect to the New Term Loans, you must complete the deliver the administrative questionnaire attached hereto as Exhibit A and provide one of the following tax forms prior to such payment: W-9: Revised October 2018, W-8BEN-E: Revised July 2017, W-8IMY: Revised June 2017, W-8EXP: Revised July 2017 or W-8ECI: Revised July 2017.

The administrative questionnaire and tax forms will be forwarded to the administrative agent under the Existing Second Out Credit Agreement.

By signing the enclosed Letter of Transmittal, you acknowledge that Buyer, the Company, the Surviving Corporation and/or the Exchange Agent may withhold certain amounts from any amounts otherwise deliverable or payable to you under the Merger Agreement that may be required to be withheld under applicable Tax laws or other Laws, and that such withheld amounts shall be treated for all purposes under the Merger Agreement and the enclosed Letter of Transmittal as paid to the person(s) in respect of which such withholding was made.

By signing the enclosed Letter of Transmittal, you hereby represent and warrant that the mailing address, wire transfer information or information provided for special payment/delivery, as applicable, set forth in the enclosed Letter of Transmittal is true, correct and complete and, notwithstanding any limitations in the Merger Agreement, you hereby agree to indemnify and hold harmless Buyer, the Company, the Surviving Corporation, and their respective Affiliates, agents and Representatives from any claims by any person, including you, as to the delivery of the Company Shares (to the extent that the concept of “delivery” of the Company Shares is applicable under the Laws of the State of Delaware, and it being understood that the Luxembourg Companies’ Law does not require a “delivery” of the Company Shares in the context or as a result of the Merger) to such mailing address or bank account or pursuant to such special payment/delivery instructions, as applicable, of any amounts to be paid to you, or on your behalf, in respect of your Company Shares (and, to the extent applicable, any Buyer Class C Common Stock). It is your obligation to notify the Exchange Agent of any change to the address, wire instructions or special payment/delivery instructions set forth herein.

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By signing the enclosed Letter of Transmittal, you understand that your receipt of your applicable portion of the Merger Consideration (and, to the extent applicable, any amount in respect of the Class C Common Stock Redemption) shall be conditioned upon, and shall not occur unless and until, the Exchange Agent has received the enclosed Letter of Transmittal, duly completed and signed, together with all accompanying evidences of authority in form reasonably satisfactory to Buyer and any other required documents. By signing the enclosed Letter of Transmittal, you agree that, to the extent applicable, delivery of the Company Shares will be effected, and the risk of loss and title to such Company Shares will pass, only upon proper delivery thereof to the Exchange Agent. All questions as to validity, form and eligibility of any transfer of Company Shares hereunder, to the extent applicable, will be made by the reasonable determination of Buyer in consultation with the Company (which may delegate power in whole or in part to the Exchange Agent), which reasonable determination shall be final and binding on all parties. The Exchange Agent shall promptly take reasonable action to inform you of any defects that it is (in consultation with the Company and Buyer) unwilling to waive and may, but shall not be required to, take reasonable action to assist you to correct any such defects. You hereby covenant and agree that upon request, you will execute, complete and deliver any additional documents reasonably deemed by the Exchange Agent to be necessary to complete the proper transfer of your Company Shares (and, to the extent applicable, redemption of any Buyer Class C Common Stock immediately thereafter) in accordance with the terms and conditions of the Merger Agreement and this letter and the enclosed Letter of Transmittal.

If there is a conflict between any provision of this letter and/or the enclosed Letter of Transmittal and a provision in the Merger Agreement, each of this letter and/or the enclosed Letter of Transmittal and the Merger Agreement is to be interpreted and construed, if possible, so as to avoid or minimize such conflict, but to the extent, and only to the extent, of such conflict, the provision of the Merger Agreement shall control unless specifically provided otherwise therein.

You hereby acknowledge and agree that, subject to adjustment in accordance with the Merger Agreement, (i) each of Buyer and the Surviving Corporation can rely on the definition of each of (a) “Class A First Lien Exchange Ratio”, (b) “Class A Second Lien Exchange Ratio” and (c) “Class C Exchange Ratio” as set forth on Exhibit A of the Merger Agreement as setting forth an accurate formula for calculating the Per Share Merger Consideration in the aggregate and shall have no liability for any errors or omissions therein, (ii) you irrevocably waive and release and covenant not to sue Buyer, the Company, the Surviving Corporation and their respective Affiliates from any and all liabilities arising from or related to the allocation of the Per Share Merger Consideration and any other amounts payable to you pursuant to the Merger Agreement (other than with respect to any liability arising from or related to you not receiving your applicable portion of the Merger Consideration or any other amounts payable to you in accordance with the Merger Agreement, in each case, following the satisfaction of all applicable requirements set forth herein and in the Merger Agreement) and (iii) in the event of a conflict between any provision of this letter and/or the enclosed Letter of Transmittal and the Merger Agreement, the Merger Agreement shall control unless specifically provided otherwise therein.

You hereby acknowledge and agree that by signing the enclosed Letter of Transmittal, in connection with and contingent upon the consummation of the Merger, you agree to, and consent to the termination in accordance with its terms of, that certain Shareholders’ Agreement, dated as of August 27, 2020 (the “Shareholders’ Agreement”), by and among the Company and all shareholders of the Company party thereto, effective as of the Effective Time. For the avoidance of doubt, the termination of the Shareholders’ Agreement is conditional upon the Closing and effective as of the Effective Time.

4

You hereby acknowledge and agree that during the period commencing on the Closing Date and continuing to and including the date that is 180 days following the Closing Date (the “Lock-Up Period”), you shall not Transfer any Buyer Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive Buyer Common Stock, or any interest in any of the foregoing, whether now owned or hereinafter acquired, are owned directly by you (including holding as a custodian) or with respect to which you have beneficial ownership within the rules and regulations of the Securities and Exchange Commission (the “Commission”) (collectively, the “covered shares”). For purposes of this paragraph, “Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b). The foregoing restriction is expressly agreed to preclude you from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the covered shares even if such covered shares would be disposed of by someone other than you. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the covered shares or with respect to any security that includes, relates to, or derives any significant part of its value from such covered shares. Notwithstanding the foregoing, you may Transfer covered shares (i) by will or intestacy, (ii) as a bona fide gift or gifts, including to charitable organizations, (iii) to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this paragraph, “immediate family” shall mean any relationship by blood, current or former marriage or adoption, not more remote than first cousin), (iv) to any immediate family member or other dependent, (v) as a distribution to your limited partners, members or stockholders, (vi) to your Affiliated investment fund or another Affiliated entity you or your Affiliates control or manage, (vii) to a nominee or custodian of a person to whom a disposition or transfer would be permissible under clauses (i) through (vi) above, (viii) pursuant to an order or decree of a governmental authority, (ix) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction in each case made to all holders of the covered shares involving a change of control transaction (including negotiating and entering into an agreement providing for any such transaction), provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, your shares of Buyer Common Stock shall remain subject to the provisions of this paragraph, (x) to Buyer for the purpose of satisfying any withholding taxes (including estimated taxes) due as a result of the exercise of any option to purchase shares or the vesting of any restricted stock awards granted by Buyer pursuant to employee benefit plans or arrangements which are set to expire or automatically vest during the Lock-Up Period, in each case on a “cashless” or “net exercise” basis, where any shares you receive upon any such exercise or vesting will be subject to the terms of this paragraph, or (xi) with the prior written consent of Buyer; provided that, in the case of each transfer or distribution pursuant to clauses (ii) through (vii) above, (I) each donee, trustee, distributee or transferee, as the case may be, agrees to be bound in writing by the restrictions set forth in this paragraph; and (II) any such transfer or distribution shall not involve a disposition for value, other than with respect to any such transfer or distribution for which the transferor or distributor receives (A) equity interests of such transferee or (B) such transferee’s interests in the transferor. For the purpose of this paragraph, “Affiliate” shall mean, with respect to any specified person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person, through one or more intermediaries or otherwise. You hereby agree and consent to the entry of stop transfer instructions with Buyer’s transfer agent and registrar against the transfer of the covered shares except in compliance with the foregoing restrictions and to the addition of a legend to your shares of Buyer Common Stock describing the foregoing restrictions.

5

Effective from and after the Effective Time, in accordance with the Merger Agreement, except to the extent otherwise set forth herein, you, on behalf of yourself and your past, present or future heirs, executors, administrators, predecessors-in-interest, successors, permitted assigns, equityholders, general or limited partners, Affiliates and Representatives (including, in each case, their past, present or future officers and directors) (each, a “Releasing Party”), hereby knowingly, voluntarily, irrevocably, unconditionally and forever acquits, releases and discharges, and covenants not to sue Buyer, the Company, the Surviving Corporation, their respective predecessors, successors, parents, subsidiaries and other Affiliates and their respective past, present or future owners, managers, members, general or limited partners, shareholders, fiduciaries (in their official and individual capacities), and Representatives (in their capacities as such) (each, a “Released Party” and, collectively, the “Released Parties”), from any and all liabilities, penalties, fines, judgments (at equity or at law, including statutory and common) and other losses (including damages, asserted or unasserted, express or implied, foreseen or unforeseen, suspected or unsuspected, known or unknown, matured or unmatured, contingent or vested, liquidated or unliquidated, of any kind or nature or description whatsoever), in all cases, solely in respect of your Company Shares in the period commencing at the date on which you acquired your Company Shares and ending at the Effective Time (collectively, the Released Matters”); provided, that nothing contained herein shall constitute a release of claims or any other matter other than the Released Matters. This paragraph is for the benefit of the Released Parties and shall be enforceable by any of them directly against the Releasing Parties.

To the extent you are entitled to dissent or exercise appraisal of your shares pursuant to applicable Law, by submission of this Letter of Transmittal you on behalf of yourself and each of the Releasing Parties (i) forever waive all dissenter’s and appraisal rights of such shares pursuant to any applicable Law, (ii) withdraw any written objections to the Merger and/or demands for appraisal, (iii) agree that the fair value of such shares is not more than the consideration payable pursuant to the Merger, and (iv) agree that the Company accept such withdrawal, if any, with respect to such shares, including, but not limited to, any such rights granted pursuant to any voting trust, shareholders agreement or other similar arrangement entered into by you or the Releasing Parties.

You hereby acknowledge California Civil Code Section 1542 (“Section 1542”) and any similar statutes, which states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Having read and understood Section 1542, you hereby waive the provisions of said statutes and assume all risks for claims heretofore or hereinafter arising, known or unknown, against any of the Released Parties relating to, arising out of or in connection with your relationship with the Company (whether in your capacity as a Stockholder, employee, officer or director of Company or any of its Affiliates or otherwise (including in respect of any rights of contribution or indemnification)) with respect to any facts or circumstances that existed on or prior to the Effective Time, whether known or unknown, to you, except as expressly set forth in the immediately preceding paragraph.

You hereby represent that you have not made any assignment or transfer of any claim or other matter covered by the Released Matters and have not filed any Action of any kind against any Released Party relating to any Released Matter, and you hereby irrevocably covenant to refrain from, directly or indirectly, asserting any claim, or commencing, instituting, or causing to be commenced or instituted, any Action of any kind against any Released Party, based upon any Released Matter. You hereby acknowledge and intend that this release shall be effective as a bar to each and every one of the claims hereinabove mentioned, and expressly consent that this release shall be given full force and effect in accordance with each and every express term or provision hereof, including those (i) relating to any claims hereinabove mentioned or implied or (ii) relating to unknown and unsuspected claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated claims).

6

No authority herein conferred or agreed to be conferred shall be affected by, and all such authority shall survive, your death or incapacity. All your obligations hereunder shall be binding upon your heirs, estates, executors, administrators, personal representatives, successors and permitted assigns. Nothing herein is intended to or will confer any rights or remedies on any person other than you or the parties to the Merger Agreement; provided, however, that, (x) the provisions hereof applicable to the Exchange Agent are intended, and shall be, for the benefit of the Exchange Agent as a third party beneficiary, (y) the provisions hereof applicable to the Released Parties are intended, and shall be, for the benefit of the Released Parties as a third party beneficiary and (z) the provisions hereof applicable to the Administrative Agent and Collateral Agent, and your acknowledgement of, and agreement to, the terms of the Existing Second Out Credit Agreement and the other Credit Agreements are intended, and shall be, for the benefit of the Administrative Agent and/or Collateral Agent as a third party beneficiary.

Unless agreed in writing by Buyer and the Company, your representations, warranties, acknowledgements, agreements, waivers and covenants set forth in this Letter of Transmittal will remain in full force and effect pursuant to its terms. Any modification to any term of this Letter of Transmittal by you requires the prior written consent of Buyer and the Company.

This Letter of Transmittal shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction. You hereby agree that any action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Letter of Transmittal or the Merger Agreement or the transactions contemplated hereby or thereby shall be brought in any federal or state court located in the State of Delaware, and you hereby irrevocably consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action and irrevocably waive, to the fullest extent permitted by law, any objection that you may now or hereafter have to the laying of the venue of any such action in any such court or that any such action brought in any such court has been brought in an inconvenient forum.

YOU HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LETTER OF TRANSMITTAL OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law. If any term or provision of this Letter of Transmittal shall for any reason and to any extent be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Letter of Transmittal or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, Buyer shall modify this Letter of Transmittal so that the transactions contemplated by this Letter of Transmittal consummated as originally contemplated to the greatest extent possible.

7

LETTER OF TRANSMITTAL

For delivery of shares of

capital stock of Software Luxembourg Holding, S.A. (“Company Shares”)

pursuant to the Agreement and Plan of Merger (the “Merger Agreement”)

by and among

Churchill Capital Corp II (“Buyer”) and Software Luxembourg Holding, S.A. (the “Company”)

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ON THE LAST PAGE HEREOF WILL NOT CONSTITUTE A VALID DELIVERY

THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ
CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED AND YOUR EXECUTION BELOW WILL BE YOUR AGREEMENT TO ALL OF THE TERMS OF SUCH ACCOMPANYING LETTER

  NOTE: SIGNATURES MUST BE PROVIDED BELOW

All registered holders of Company Shares as of immediately prior to the Effective Time of the Merger contemplated by the Merger Agreement must complete Boxes A and B and sign on this page [●].

Please also read the “General Instructions” on page [●].

BOX A – Signature of Registered Holder(s)	BOX B – Company Shares to be cancelled
(Must be signed by all registered shareholders; include legal capacity if signing on behalf of an entity)		Class and amount of Company Shares held by shareholder of the Company

Signature(s)

Print Name Here (and capacity, if the registered holder is an entity)

Telephone Number	Total Company Shares to be cancelled:

BOX C – New Registration Instructions	BOX D – One Time Delivery Instructions
To be completed ONLY if the check and/or stock is to be issued in the name(s) of (or wire transfer made to account of) someone other than the registered holder(s) in Box A. ISSUE TO:	To be completed ONLY if the check and/or stock is to be delivered to an address other than that listed in Box E. MAIL TO:

Name	Name
Street Address	Street Address
City, State and Zip Code	City, State and Zip Code

Please remember to complete and sign the enclosed IRS Form W-9 or, if applicable, a Form W-8BEN or other Form W-8 (see instructions below).

BOX E – Name and Address of Registered Holder(s)	BOX F – Medallion Guarantee
Please confirm that your address below is correct or mark any corrections

If (and only if) you have completed Box C, or all registered holders are not listed on the bank account provided in Box G (if you elected a wire payment) your signature must be
Medallion Guaranteed by an eligible financial institution.

□ indicates permanent address change	Note: A notarization by a notary public is not acceptable

8

BOX G – Optional Bank Wire Instructions

NOTE: This wire request is optional. If the name on the bank account does not include all registered holders, a medallion guarantee is required in Box F. If you complete Box G and any of the information is incomplete, illegible or otherwise deficient, you will receive a check for your proceeds. In connection with the above referenced merger, please wire the entitled funds as follows:

*ABA Routing Number
Bank Name
Bank Address
Name on Bank Account
Bank Account Number
For Further Credit To Name
For Further Credit To Account Number
SWIFT Code (if applicable/foreign)
IBAN (if applicable/foreign)

By completion of Box G, the registered holder(s) hereby agree(s) that the above wire instructions are true and correct and by endorsing this Letter of Transmittal the person authorized to act on behalf of this account is directing [●] as Exchange Agent to make payment of the applicable amount of the Merger Consideration (and, to the extent applicable, any amount in respect of the Class C Common Stock Redemption) represented by this Letter of Transmittal to the bank account listed above.

*The ABA Routing Number for “incoming FED WIRES” is sometimes different than the ABA Routing Number used for direct deposit or the ABA Routing Number on the bottom of your check or deposit slip. Please always check with your bank to obtain the correct ABA Routing Number and wire instructions.

[●], as Exchange Agent, will use the payment provided in Box C “New Registration Instructions” and/or Box G “Optional Wire Instructions” for any future payments that may become payable under the Merger Agreement unless a new Letter of Transmittal is completed to update such payment instructions.

9

General Instructions

Please read this information carefully.

•	BOX A – Signatures: All registered holders must sign as indicated in Box A. If you are signing on behalf of a registered holder or entity your signature must include your legal capacity.

•	BOX B – Certificate Detail: List all amount and class of Company Shares to be cancelled in Box B.

•	BOX C – New Registration: Provide the new registration instructions (name and address) in Box C if your payment is to be made to anyone other than the registered holder of your Company Shares. Signature must be that of the new registration indicated. All changes in registration require a Medallion Signature Guarantee. Joint registrations must include the form of tenancy. Custodial registrations must include the name of the custodian (only one). Trust account registrations must include the names of all current acting trustees and the date of the trust agreement. If your payment is to be made to anyone other than the registered holder of your Company Shares and this transaction results in proceeds at or above $14,000,000 in value to such party, please contact [●] at the number listed below. [●] will make all future payments (if any) to this new registration unless the payment instructions are updated by the new registered holder prior to any additional payment.

•	BOX D – One Time Delivery: Any address shown in Box D will be treated as a one-time only mailing instruction, and your address in Box E will be used for any future payments and communications.

•	BOX E – Current Name and Address of Registered Holder: Please confirm that the address here is the address that should be used for all future communications and payments. If your permanent address should be changed on [●] records, please make the necessary changes in Box E. If your permanent address should change in the future, please notify [●] at the number listed below.

•	BOX F – Signature Guarantee: Box F (Medallion Guarantee) only needs to be completed if the name on the check, or on the account to which funds will be transferred, will be different from the current registration shown in Box E. This guarantee is a form of signature verification which can be obtained through an eligible financial institution such as a commercial bank, trust company, securities broker/dealer, credit union or savings institution participating in a Medallion program approved by the Securities Transfer Association.

•	BOX G – Wire Instructions: To elect a bank wire transfer please complete Box G in its entirety. A bank wire transfer, rather than payment by check, will help to expedite your receipt of the funds. Please contact your bank for questions regarding the appropriate bank routing number and account number to be used.

•	Important Tax Information: Under current U.S. federal income tax laws, [●] (as payer) may be required under the backup withholding rules to withhold a portion of the amount of any payments made to certain holders (or other payees) pursuant to the Merger and the Class C Common Stock Redemption. In order to avoid such backup withholding, if the person receiving payment for the shares is a United States person (for U.S. federal income tax purposes), such payee must timely complete and sign the enclosed IRS Form W-9 to certify the payee’s correct taxpayer identification number (“TIN”) and to certify that such payee is not subject to such backup withholding, or must otherwise establish a basis for exemption from backup withholding (currently imposed at a rate of 24%). Certain holders or other payees (including, among others, corporations and tax-exempt organizations) are not subject to these backup withholding and reporting requirements. Exempt payees should furnish their TIN, provide the applicable codes in the box labeled “Exemptions,” and sign, date and send the IRS Form W-9 to the Exchange Agent. A holder or other payee who is a foreign individual or a foreign entity should complete, sign, and submit to [●] the appropriate IRS Form W-8 (instead of an IRS Form W-9), signed under penalties of perjury, attesting to such person’s exempt status. Holders and other payees are urged to consult their own tax advisors to determine whether they are exempt from or otherwise not subject to backup withholding. The appropriate IRS Form W-8 may be obtained from the Exchange Agent or from the IRS. Additional copies of IRS Form W-9 are available from the IRS by calling 1-800-TAX-FORM (1-800-829-3676) or from the IRS website at www.irs.gov.

If a stockholder or payee is a citizen or individual resident of the United States, the TIN is generally his or her social security number. If the Exchange Agent is not provided with the correct TIN, a $50 penalty may be imposed by the IRS and/or payments made with respect to shares exchanged pursuant to the Merger and the Class C Common Stock Redemption may be subject to backup withholding. Failure to comply truthfully with the backup withholding requirements, if done willfully, may also result in the imposition of criminal and/or civil fines and penalties. See IRS Form W-9 attached hereto for additional information.

If backup withholding applies, [●] is required to withhold on any payments made to the holder or other payee. Backup withholding is not an additional tax. A holder or payee subject to the backup withholding rules will be allowed a credit of the amount withheld against such holder’s U.S. federal income tax liability, and, if backup withholding results in an overpayment of tax, such holder may be entitled to a refund, provided the requisite information is correctly furnished to the IRS in a timely manner.

•	Deficient Presentments: If you request a registration change that is not in proper form, the required documentation will be requested from you and this will delay processing of any funds.

By Mail to

[●]

For additional information please contact [●] at [telephone] or [email].

10

Exhibit A

Administrative Questionnaire

(see attached)